EXHIBIT 10.1

$200,000,000
CREDIT AGREEMENT
among
TODCO,
VARIOUS LENDERS
and
NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Administrative Agent and Collateral Agent

Dated as of December 29, 2005

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Lead Arranger and Book Runner

(ii)

(iii)

(iv)

SCHEDULE I	—	Commitments
SCHEDULE II	—	Lender Addresses
SCHEDULE III	—	Mortgaged Vessels
SCHEDULE IV	—	Existing Liens
SCHEDULE V	—	Indebtedness
SCHEDULE VI	—	Insurance
SCHEDULE VII	—	ERISA
SCHEDULE VIII	—	Subsidiaries
SCHEDULE IX	—	Capitalization
SCHEDULE X	—	Approved Classification Societies
SCHEDULE XI	—	Existing Investments
SCHEDULE XII	—	Leased Real Property
SCHEDULE XIII	—	Existing Contingent Obligations
SCHEDULE XIV	—	Tax Agreements
SCHEDULE XV	—	Unrestricted Subsidiaries

EXHIBIT A-1	—	Notice of Borrowing
EXHIBIT A-2	—	Notice of Conversion/Continuation
EXHIBIT B	—	Note
EXHIBIT C-1	—	Opinion of Gardere Wynne Sewell LLP, special counsel to the Borrower and its Subsidiaries
EXHIBIT C-2	—	Opinion of Randall Stafford, general counsel of the Borrower and its Subsidiaries
EXHIBIT D	—	Officer’s Certificate
EXHIBIT E	—	Subsidiaries Guaranty
EXHIBIT F	—	Pledge Agreement
EXHIBIT G	—	Assignment of Earnings
EXHIBIT H	—	Assignment of Insurances
EXHIBIT I-1	—	Form of U.S. Vessel Mortgage
EXHIBIT I-2	—	Form of Liberian Vessel Mortgage
EXHIBIT J	—	Letter of Credit Request
EXHIBIT K	—	Solvency Certificate
EXHIBIT L	—	Assignment and Assumption Agreement
EXHIBIT M	—	Form of Compliance Certificate
EXHIBIT N	—	Subordination Provisions
EXHIBIT O	—	Form of Section 4.04(b)(ii) Certificate
EXHIBIT P	—	Form of Master Vessel and Trust Agreement

(v)

          CREDIT AGREEMENT, dated as of December 29, 2005, among TODCO, a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, and NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”). All capitalized terms used herein and defined in Section 11 are used herein as therein defined.
W I T N E S S E T H:
          WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facility provided for herein;
          NOW, THEREFORE, IT IS AGREED:
          SECTION 1. Amount and Terms of Credit Facility.
          1.01 The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make at any time on or after the Effective Date and prior to the Maturity Date a revolving loan or revolving loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall bear interest in accordance with Section 1.08, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.10(c), all Loans comprising the same Borrowing shall at all times be of the same Type, (v) shall not exceed for any Lender at any time that aggregate principal amount outstanding which, when added to such Lender’s Percentage of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Commitment of such Lender at such time and (vi) shall not exceed for all Lenders at any time that aggregate principal amount outstanding which, when added to the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Total Commitment at such time.
          1.02 Minimum Amount of Each Borrowing; Limitation on Number of Borrowings. (a) The aggregate principal amount of each Borrowing of Eurodollar Loans shall not be less than the Minimum Borrowing Amount.
          (b) More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than six Borrowings of Eurodollar Loans subject to different Interest Periods.
          1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent at its Notice Office at least three Business Days’ prior written notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder, it shall give the Administrative Agent at its Notice Office at least one Business Day’s prior written notice of each Base Rate Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time). Each such written notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A-1, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) if the Loans being incurred pursuant to such Borrowing are Eurodollar Loans, the initial Interest Period to be applicable thereto and (iv) to which account the proceeds of such Loans are to be deposited. The Administrative Agent shall promptly give each Lender which is required to make Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
          (b) Without in any way limiting the obligation of the Borrower to deliver a written Notice of Borrowing in accordance with Section 1.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from the President, Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower (or any other officer of the Borrower designated in writing to the Administrative Agent by the President, Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower as being authorized to give such notices under this Agreement) prior to receipt of Notice of Borrowing. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.
          1.04 Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment will make available its pro rata portion of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrower (prior to 1:00 P.M. (New York Time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York Time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower (without duplication, in the case of the Borrower, of any interest paid or payable on such amount pursuant to Section 1.08), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
          1.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall, if requested by such Lender, be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “ Notes”).
          (b) Each Note shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender that has requested a Note and be dated the Effective Date (or, in the case of Notes issued after the Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Commitment of such Lender and be payable in the principal amount of the Base Rate Loans and/or Eurodollar Loans, as the case may be, evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans and/or Eurodollar Loans as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.
          (d) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.

          1.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, and (ii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least three Business Days’ prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.
          1.07 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
          1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 or 1.10, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, each as in effect from time to time.
          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.
          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to 2% per annum in excess of the rate then borne by such Loans (or, if such overdue amount is not interest or principal in respect of a Loan, 2.0% in excess of the rate then applicable to Base Rate Loans as in effect from time to time), in each case with such interest to be payable on demand.

          (d) Accrued and unpaid interest shall be payable (i) in respect of each Base Rate Loan, on each Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (iii) in respect of any Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the respective Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
          1.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period; provided that:
     (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;
     (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;
     (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
     (v) no Interest Period longer than one month may be selected at any time when an Event of Default (or, if the Administrative Agent or the Required Lenders have elected, a Default) has occurred and is continuing;
     (vi) no Interest Period in respect of any Borrowing of any Eurodollar Loans shall be selected which extends beyond the Maturity Date; and

     (vii) the selection of Interest Periods shall be subject to the provisions of Section 1.02(b).
          If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.
          1.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
     (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Base Rate Loan or Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to such Lender of the principal of or interest on such Loan or any other amounts payable to such Lender hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender, or any franchise tax based on net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which such Lender’s principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or
     (iii) at any time, that the making or continuance by such Lender of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by such Lender in good faith with any governmental request (whether or not having force of law) and/or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.
          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).
          (c) If any Lender in good faith determines that after the Effective Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees, subject to the provisions of Section 13.14 (to the extent applicable and to the extent not reflected in the definition of Eurodollar Rate), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, but subject to the provisions of Section 13.14 (to the extent applicable), be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for and calculation of such additional amounts.
          1.11 Compensation. The Borrower agrees, subject to the provisions of Section 13.14 (to the extent applicable), to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Eurodollar Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 1.10(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Eurodollar Loans pursuant to Section 10) of any of its Eurodollar Loans, or assignment of its Eurodollar Loans pursuant to Section 1.13, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrower’s failure to repay Eurodollar Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.
          1.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 1.10 and Section 4.04.
          1.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 13.11(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that:

     (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 3.01; and
     (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid shall be paid in full to such Replaced Lender concurrently with such replacement.
          Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Lender and (ii) if so requested by the Borrower, the Replaced Lender shall deliver all Notes in its possession to the Borrower.
          SECTION 2. Letters of Credit.
          2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that any Issuing Lender issue, at any time on and after the Effective Date and prior to the day prior to the Maturity Date, for the account of the Borrower, irrevocable sight standby letters of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight draft basis.
          (b) Subject to the terms and conditions contained herein, each Issuing Lender hereby agrees that it will, at any time and from time to time on or after the Effective Date and prior to the day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit in support of such obligations as are reasonably acceptable to the Issuing Lender and as are permitted to remain outstanding without giving rise to a Default or Event of Default hereunder, provided that the respective Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
     (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such

Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the date hereof and which such Issuing Lender in good faith deems material to it; or
     (ii) such Issuing Lender shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 2.02(b); or
     (iii) a Lender Default exists, unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit of any Defaulting Lender(s), including by cash collateralizing any such Defaulting Lender’s (or Defaulting Lenders’) Percentage (or Percentages) of the Letter of Credit Outstandings.
          (c) Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $30,000,000 or (y) when added to the aggregate principal amount of all Loans then outstanding, an amount equal to the Total Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the twentieth Business Day prior to the Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) twenty Business Days prior to the Maturity Date; provided that any Letter of Credit may terminate after the Maturity Date so long as (i) the termination date is no later than the day fifteen days prior to the first anniversary of the Maturity Date, (ii) the aggregate Stated Amount of all such Letters of Credit, at such time would not exceed $20,000,000 and (iii) the Borrower shall pay to the Collateral Agent on the date of issuance of such Letter of Credit an amount of cash or Cash Equivalents satisfactory to the Issuing Lender at such time, such cash or Cash Equivalents to be held as security for all obligations of the Borrower under such Letter of Credit and the Credit Documents in a cash collateral account to be established by the Collateral Agent on terms satisfactory to the relevant Issuing Lender.
          2.02 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to the respective Issuing Lender) written notice prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be substantially in the form of Exhibit J (each a “Letter of Credit Request”).

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c). Unless the respective Issuing Lender determines that, or has received notice from any Lender before it issues a Letter of Credit that one or more of the conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c) (in which event the Issuing Lender will promptly give notice of such determination made after receipt of the related Letter of Credit Request, or such notice from another Lender made after receipt of the related Letter of Credit Request, to the Borrower), then such Issuing Lender shall issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.
          (c) The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.
          2.03 Letter of Credit Participations. (a) Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender other than such Issuing Lender (each such Lender, in its capacity under this Section 2.03, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Percentages of the Lenders pursuant to Sections 1.13 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new Percentages of the assignor and assignee Lender or of all Lenders, as the case may be.
          (b) In determining whether to pay under any Letter of Credit, such Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Credit Party or any Lender.
          (c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.04(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant, of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender the amount of such Participant’s Percentage (as relates to the respective Letter of Credit) of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent at the Payment Office for the account of such Issuing Lender in Dollars such Participant’s Percentage (as relates to the respective Letter of Credit) of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of such Issuing Lender, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Participant’s Percentage of any such payment.
          (d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received (for the account of any such Issuing Lender) any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall forward such payment to the Administrative Agent, which in turn shall distribute to each Participant which has paid its Percentage thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
          (e) Each Issuing Lender shall, promptly after the issuance of, or amendment to, a Letter of Credit give the Administrative Agent and the Borrower written notice of such issuance or amendment, as the case may be, and such notice shall be accompanied by a copy of the issued Letter of Credit or amendment, as the case may be. Upon receipt of such notice, the Administrative Agent shall promptly notify each Participant, in writing, of such issuance or amendment and in the event a Participant shall so request, the Administrative Agent shall furnish such Participant with a copy of such issuance or amendment.
          (f) Each Issuing Lender shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Letters of Credit issued by such Issuing Lender for the previous week. Upon request, the Administrative Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such preceding calendar month the aggregate daily Stated Amount available to be drawn under all outstanding Letters of Credit during such calendar month.
          (g) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Letters of

Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Lender, any Issuing Lender, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default.
          2.04 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), on the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.
          (b) The obligations of the Borrower under this Section 2.04 to reimburse the respective Issuing Lender with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Lender (including in its capacity as Issuing Lender or Participant or as Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to the Borrower or any other Credit Party.
          2.05 Increased Costs. If at any time after the Effective Date, any Issuing Lender or any Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrower by such Issuing Lender or any Participant (a copy of which demand shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.05, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to such Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for and the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.05. The certificate required to be delivered pursuant to this Section 2.05 shall, if delivered in good faith and absent manifest error, be final and conclusive and binding on the Borrower.
          SECTION 3. Commitment Commission; Fees; Reductions of Commitment.
          3.01 Commitment Commission. (a) The Borrower agrees to pay the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from the Effective Date to and including the Maturity Date (or such earlier date as the Total Commitment shall have been terminated) computed at a rate for each day equal to 0.55% multiplied by the daily average Unutilized Commitment of such Non-Defaulting Lender. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

          (b) The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.
          (c) The Borrower agrees to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective Percentage), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect from time to time on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).
          (d) The Borrower agrees to pay directly to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Payment Date (or such earlier date upon which the Total Commitment is terminated).
          (e) The Borrower agrees to pay, upon each payment (including any partial payment) under, issuance of, extension of, or amendment to, any Letter of Credit issued hereunder, such amount as shall at the time of such event be the administrative charge which the respective Issuing Lender is generally charging (in addition to its regular letter of credit and/or facing fees) in connection with such occurrence with respect to letters of credit.
          3.02 Voluntary Termination of Unutilized Commitments. Upon at least three Business Days’ prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Commitment, in whole or in part, in an aggregate principal amount of at least $5,000,000 and in integral multiples of $1,000,000 in the case of any partial reductions in excess of $5,000,000, provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.
          3.03 Mandatory Reduction of Commitments. (a) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the earlier of (x) January 31, 2006, if the Effective Date has not occurred on or before such date, and (y) the Maturity Date.

          (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment shall be reduced at the times, and in the amounts, required by Section 4.02.
          (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment shall be terminated on the Collateral Disposition Termination Date.
          (d) Each reduction to the Total Commitment pursuant to this Section 3.03 and Section 4.02 shall be applied proportionately to reduce the Commitment of each Lender.
          SECTION 4. Prepayments; Payments; Taxes.
          4.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:
     (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;
     (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;
     (iii) at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11;
     (iv) except as expressly provided in Section 4.01(b), each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided that in connection with any prepayment of Loans pursuant to this Section 4.01(a), such prepayment shall not be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full; and
     (v) any prepayment made during the Term-Out Period shall be applied to reduce the then remaining Scheduled Repayments in inverse order of maturity.
          (b) In the event of certain refusals by a Lender as provided in Section 13.11(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 13.11(b) so long as (A) the Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 13.11(b) in connection with the prepayment pursuant to this Section 4.01(b) have been obtained.
          4.02 Mandatory Repayments and Commitment Reductions. (a) On any day on which the aggregate outstanding principal amount of Loans and the Letter of Credit Outstandings exceeds the Total Commitment as then in effect, the Borrower shall repay principal of Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Commitment as then in effect, the Borrower shall pay to the Collateral Agent on such date an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the Borrower hereunder in a cash collateral account to be established by the Collateral Agent.
          (b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, but without duplication, on (i) the Business Day following the date of any Collateral Disposition involving a Mortgaged Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Mortgaged Vessel and (B) the Business Day following the date of receipt by the Borrower, any of its Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Borrower shall be required to reduce the Total Commitment (or, if during the Term-Out Period, to repay Loans) in an amount equal to the product of the Total Commitment (or, if during the Term-Out Period, the aggregate principal amount of Loans outstanding) multiplied by a fraction (A) the numerator of which is equal to the appraised value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 5.12 or Section 8.01(c) before giving effect to such Collateral Disposition) of the Mortgaged Vessel or Mortgaged Vessels which is/are the subject of such Collateral Disposition and (B) the denominator of which is equal to the Aggregate Mortgaged Vessel Value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 5.12 or Section 8.01(c) before giving effect to such Collateral Disposition); provided that the Borrower, at its option, shall not be required to reduce the Total Commitment (or, if during the Term-Out Period, to repay Loans) upon a Collateral Disposition in respect of a Mortgaged Vessel (other than a Collateral Disposition constituting an Event of Loss), so long as (a) the Aggregate Mortgaged Vessel Value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent or obtained by the Administrative Agent pursuant to Section 5.12 or Section 8.01(c) after giving effect to such Collateral Disposition) exceeds the product of the Total Commitment (or, if during the Term-Out Period, the aggregate principal amount of Loans outstanding) at such time multiplied by 3.25 and (b) the aggregate appraised value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 5.12 or

Section 8.01(c) after giving effect to such Collateral Disposition)) of all barge rigs which are Mortgaged Vessels does not exceed 35% of the Aggregate Mortgaged Vessel Value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 5.12 or Section 8.01(c) after giving effect to such Collateral Disposition).
          (c) If the Borrower elects the Term-Out Option pursuant to clause (e) below, then following the Maturity Date, the amount of each repayment required by Section 4.02(b) shall be applied to reduce the then remaining Scheduled Repayments in inverse order of maturity.
          (d) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) all Loans with Interest Periods ending on such date of required repayment shall be paid in full prior to the payment of any other Loans and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (d), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 1.11.
          (e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date; provided that the Borrower may elect (the “Term-Out Option”) to repay all Loans outstanding on the Maturity Date in eight equal quarterly installments (each a “Scheduled Repayment”) beginning on the last day of the third month following the month in which the Maturity Date occurs (the “Term-Out Period”) so long as (i) not more than 90 days and not less than 30 days, prior to the Maturity Date, the Borrower provides written notice of such election to the Administrative Agent, (ii) no Default or Event of Default has occurred and is continuing as of the Maturity Date and (iii) the Borrower shall pay to the Administrative Agent, for the pro rata distribution to the Lenders, a fee equal to 0.10% multiplied by the Total Commitment as of the Effective Date (such fee to be due and payable on the Maturity Date).
          (f) Notwithstanding anything to the contrary contained above, all Loans shall mature on and be repaid in full on the Collateral Disposition Termination Date.
          4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
          4.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax, levy, impost, duty, fee, assessment or other charge imposed on or measured by the net income, net profits or any franchise tax based on net income or net profits, of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.
          (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Replacement Lender or a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.04(b) (unless the Replacement Lender or such assignee or transferee was already a Lender hereunder immediately prior to such replacement, assignment or transfer), on the date it becomes a Replacement Lender or the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit O (any such certificate, a “Section 4.04(b)(ii)

Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower or the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided the Borrower the Internal Revenue Service Forms required to be provided the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.
          (c) If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time during which a Default or Event of Default exists.
          SECTION 5. Conditions Precedent to the Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which the following conditions are satisfied or waived in accordance with this Agreement:
          5.01 Effective Date; Notes. On or prior to the Effective Date (i) the Borrower, the Administrative Agent and each of the Lenders who are initially parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at such office that the same has been signed and mailed to it and (ii) if requested by a Lender, there shall have been delivered to the Administrative Agent, for the account of such Lender, the appropriate Note for such Lender executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.
          5.02 Fees, etc. On the Effective Date, the Borrower shall have paid to the Administrative Agent, the Lead Arranger and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Administrative Agent, the Lead Arranger and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due.
          5.03 Opinion of Counsel. On the Effective Date, the Administrative Agent shall have received from Randall Stafford, general counsel of the Borrower, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit C-2 which shall be in form and substance reasonably acceptable to the Administrative Agent.
          5.04 Corporate Documents; Proceedings; etc. (a) On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date, signed by the President, any Vice President, the Treasurer or an authorized manager, member or general partner of each Credit Party, and attested to by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, in the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.

          (b) All corporate, limited liability company, partnership and legal proceedings, and all material instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents, shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.
          5.05 Shareholders’ Agreements; Management Agreements; Debt Agreements; Employment Agreements; Tax Sharing Agreements. On or prior to the Effective Date, there shall have been delivered to the Administrative Agent or its counsel true and correct copies of the following documents:
     (a) all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of their capital stock or membership interests (collectively, the “Shareholders’ Agreements”);
     (b) all material agreements (other than Employment Agreements) with respect to the management of the Borrower or any of its Subsidiaries or any of the Vessels (collectively, the “Management Agreements”);
     (c) all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries in excess of $100,000 which is to remain outstanding (other than the Credit Documents) after giving effect to the incurrence of Loans on the Effective Date (if any) (collectively, the “Debt Agreements”);
     (d) all employment agreements entered into by the Borrower or any of its Subsidiaries with members of management of the Borrower or any of such Subsidiaries (collectively, the “Employment Agreements”); and
     (e) all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”).
It is understood and agreed that any of the foregoing documents required to be delivered pursuant to this Section 5.05 shall be deemed to have been furnished to the Lenders upon being posted to the Borrower’s website at www.theoffshoredrillingcompany.com or to the SEC’s website at www.sec.gov utilizing the Electronic Data Gathering, Analysis and Retrieval system or at another website identified in a notice delivered to the Lenders and accessible by the Lenders without charge; provided that upon the request of the Administrative Agent, the Borrower shall promptly deliver paper copies of any such documents to the Administrative Agent.
          5.06 Subsidiaries Guaranty. On the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty in the form of Exhibit E (as modified, supplemented or amended from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

          5.07 Pledge and Security Agreement. On the Effective Date, the Borrower and each of the Subsidiary Guarantors that owns securities of another Subsidiary Guarantor shall have (x) duly authorized, executed and delivered the Pledge and Security Agreement in the form of Exhibit F (as modified, supplemented or amended from time to time, the “Pledge Agreement”) and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subsidiary Guarantor or the Borrower, as the case may be.
          5.08 Solvency Certificate. On the Effective Date, the Borrower shall cause to be delivered to the Administrative Agent a solvency certificate executed on behalf of the Borrower by the senior financial officer of the Borrower, in the form of Exhibit K, which shall be addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, setting forth the conclusion that, after giving effect to the incurrence of all the financings contemplated hereby, the Borrower individually, and the Borrower and its Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.
          5.09 Financial Statements. On the Effective Date, the Lenders shall have received copies of the financial statements and the projections referred to in Sections 7.05(a) and (c), which financial statements and projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.
          5.10 Material Adverse Change; Approvals. (a) On the Effective Date, nothing shall have occurred (and the Administrative Agent shall have become aware of no facts or conditions not previously known to the Administrative Agent) which the Administrative Agent shall determine is reasonably likely to have a Material Adverse Effect.
          (b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Loans, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.
          5.11 Litigation. On the Effective Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to the this Agreement or any other Credit

Document or (ii) which the Administrative Agent shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.
          5.12 Appraisal; Rig Status Report. (a) On or prior to the Effective Date, the Administrative Agent shall have received from R.S. Platou (USA) Inc. the appraisal report with respect to the Mortgaged Vessels, dated November 15, 2005.
          (b) On or prior to the Effective Date, the Administrative Agent shall have received a monthly rig status report of a recent date (and in no event dated earlier than 30 days prior to the Effective Date) in scope, form and substance reasonably satisfactory to the Administrative Agent.
          5.13 Refinancing. (a) On or prior to the Effective Date, the total commitments pursuant to the Existing Credit Agreement shall have been terminated, and all loans and notes with respect thereto shall have been repaid in full (together with interest thereon), all letters of credit issued thereunder shall have been terminated and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full (the “Refinancing”). The creditors in respect of the Existing Credit Agreement shall have terminated and released all security interests in and Liens on the assets of Borrower and its Subsidiaries created pursuant to the security documentation relating to the Existing Credit Agreement, and such creditors shall have returned, or agreed to return, all assets (if any) in their possession pursuant to the security documentation relating to the Existing Credit Agreement to the Borrower, and the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the matters set forth in this Section 5.13 have been satisfied as of the Effective Date.
          (b) On or prior to the Effective Date, the Borrower and its Subsidiaries shall have no outstanding Indebtedness except for (i) the Loans and (ii) certain other Indebtedness of the Borrower and its Subsidiaries listed on Schedule V.
          (c) After giving effect to the Refinancing and this Agreement, the financings incurred in connection herewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement of the Borrower or any of its Subsidiaries.
          5.14 Assignments of Earnings and Insurances. On the Effective Date, each Credit Party which owns a Mortgaged Vessel on such date shall have duly authorized, executed and delivered an Assignment of Earnings in the form of Exhibit G (as modified, supplemented or amended from time to time, the “Assignments of Earnings”) and an Assignment of Insurances in the form of Exhibit H (as modified, supplemented or amended from time to time, the “Assignments of Insurances”), together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, in each case together with:
     (a) an authorization to the Administrative Agent to file Financing Statements (Form UCC-1) under the UCC in appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances;

     (b) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in Section 5.14(a) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens unless in respect of which the Collateral Agent shall have been authorized by the secured party thereunder to file Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law); and
     (c) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances have been taken.
          5.15 Mortgages; Certificates of Ownership; Searches; Class Certificates; Insurance. On the Effective Date:
     (a) Each Credit Party which owns a Mortgaged Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a first preferred mortgage (together with additional first preferred mortgages executed in connection with a Vessel Exchange, or as provided in Section 8.16, and as any of such mortgages may be modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Vessel Mortgages”), substantially in the form of Exhibit I-1 or I-2, as applicable, with respect to each Vessel listed on Schedule III (together with Vessels exchanged for a Mortgaged Vessel pursuant to a Vessel Exchange and Vessels that become subject to a Vessel Mortgage as provided in Section 8.16, each a “Mortgaged Vessel”) and the Vessel Mortgages shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority security interest, in and lien upon such Mortgaged Vessels, subject only to Permitted Liens. Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.
     (b) The Administrative Agent shall have received (x) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Mortgaged Vessels, indicating no record liens other than Liens in favor of the Collateral Agent and Permitted Liens.
     (c) The Administrative Agent shall have received a copy of the Certificate of Financial Responsibility for each Mortgaged Vessel required by the Minerals Management Service or the United States Coast Guard to be covered by such a certificate.

     (d) The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Parties in respect of the Mortgaged Vessels, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent, the Collateral Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgages.
          5.16 Environmental Laws. On the Effective Date, there shall not exist any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in material noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel or property.
          5.17 Vessel Classification. On the Effective Date, the class of each Mortgaged Vessel, the classification society issuing such class and the conditions and recommendations of such classification society with respect to such Mortgaged Vessel shall be satisfactory to the Administrative Agent in its reasonable discretion.
          5.18 Master Vessel and Trust Agreement. On the Effective Date, Nordea Bank Finland plc, New York Branch as Agent and as Trustee thereunder, shall have duly authorized, executed and delivered a Master Vessel and Trust Agreement in the form of Exhibit P (as modified, supplemented or amended from time to time, the “Master Vessel and Trust Agreement”).
          5.19 No Default; Representations and Warranties. On the Effective Date, the conditions set forth in Section 6.02 shall be satisfied as if a Credit Event was taking place on the Effective Date.
          SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans and the obligation of any Issuing Lender to issue any Letter of Credit (each a “Credit Event”), is subject to the satisfaction of the following conditions:
          6.01 Effective Date. The Effective Date shall have occurred on or before the date of such Credit Event.
          6.02 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Credit Event with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          6.03 Notice of Borrowing. (a) Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 1.03(a).
          (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.02.
          6.04 Opinion of Counsel. Prior to the initial Credit Event, the Administrative Agent shall have received from Gardere Wynne Sewell LLP, special counsel to the Borrower and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the date of such Credit Event covering the matters set forth in Exhibit C-1 which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Security Documents.
The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event have been satisfied as of that time. All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.
          SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit, the Borrower makes the following representations, warranties and agreements, in each case on the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letter of Credit, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):
          7.01 Corporate/Limited Liability Company/Limited Partnership Status. The Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          7.02 Corporate Power and Authority. Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
          7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Borrower or any of its Subsidiaries.
          7.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or in the case of any filings or recordings in respect of the Security Documents (other than the Vessel Mortgages), will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which it is a party.
          7.05 Financial Statements; Financial Condition; Undisclosed Liabilities. (a) The audited consolidated balance sheets of the Borrower as at December 31, 2003 and December 31, 2004 and the unaudited consolidated balance sheets of the Borrower as at September 30, 2005 and the related consolidated statements of operations and of cash flows for the fiscal years or portion of the fiscal year, as the case may be, ended on such dates, reported on by and accompanied by, in the case of the annual financial statements, an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years or quarters, as the case may be, then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Neither the Borrower nor any of its Subsidiaries has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected).
          (b) Except as fully disclosed in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a), there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Borrower and its Subsidiaries taken as a whole. As of the Effective Date, none of the Credit Parties knows of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, could be materially adverse to the Borrower and its Subsidiaries taken as a whole.
          (c) The projections delivered by the Borrower to the Administrative Agent and the Lenders prior to the Effective Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in such projections which are based upon or include information known to the Borrower on the Effective Date to be misleading in any material respect or which fail to take into account material information known to the Borrower on the Effective Date regarding the matters reported therein. On the Effective Date, the Borrower believes that such projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.
          (d) Since December 31, 2004, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.
          7.06 Litigation. There are no actions, suits, investigations (conducted by any governmental or other regulatory body of competent jurisdiction) or proceedings pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.
          7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include any projections or any pro forma financial information.
          7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans shall be used only for the following (i) to effect the Refinancing and (ii) for working capital, Capital Expenditures and general corporate purposes of the Borrower and its Subsidiaries.
          (b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          7.09 Tax Returns and Payments. To the best knowledge of senior management of the Borrower (to the extent related to Returns, statements, forms and reports required to be filed prior to the Effective Date), (a) the Borrower and each of its Subsidiaries has timely filed all U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries (the “Returns”), (b) the Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby and (c) the Borrower and each of its Subsidiaries have paid all taxes payable by them other than those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule XIV, there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. Except as set forth on Schedule XIV, as of the Effective Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.
          7.10 Compliance with ERISA. (a) Schedule VII sets forth each Plan as of the Effective Date. Except for matters which could not reasonably be expected to have a Material Adverse Effect: each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of the Borrower and its Subsidiaries; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of any Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; there has been no violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule of under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate may be directly or indirectly liable; neither the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $0; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.
          (b) Except for matters which would not reasonably be expected to have a Material Adverse Effect: each Non-U.S. Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Non-U.S. Plan have been timely made; neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
          7.11 The Security Documents. After the execution and delivery thereof and upon the taking of the actions mentioned in the second immediately succeeding sentence, each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Lenders a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject to no other Liens except for Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which (i) shall have been made, (ii) in the case of the Security Documents delivered on the Effective Date, shall be made on or prior to the tenth day after the Effective Date or (iii) in the case of Security Documents delivered pursuant to Section 8.11 or 8.16, shall be made on or prior to the tenth day after the execution and delivery of such Security Documents.
          7.12 Capitalization. (a) On the Effective Date, the authorized capital stock of the Borrower consists of (i) 500,000,000 shares of Common Stock, $0.01 par value per share, no less than 60,000,000 of which are issued and outstanding and (ii) no shares of preferred stock, $0.01 par value per share, have been issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Effective Date, the Borrower has no outstanding securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except (i) as set forth on Schedule IX and (ii) for options, warrants and rights to purchase shares of the Borrower’s common stock which may be issued from time to time.
          7.13 Subsidiaries. On the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule VIII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof).
          7.14 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.15 Investment Company Act. Neither the Borrower, nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          7.16 Public Utility Holding Company Act. Neither the Borrower, nor any of its Subsidiaries, is a “holding company,” or a “subsidiary company” of a “holding company,” or an

“affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
          7.17 Pollution and Other Regulations. (a) Each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Borrower nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any Vessel, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, individually or in the aggregate, have a Material Adverse Effect. There are, as of the Effective Date, no Environmental Claims pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries in respect of which an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Vessel, Real Property or other facility owned or operated by the Borrower or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Vessel, Real Property or other facility owned by the Borrower or any of its Subsidiaries, or (ii) to cause such Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.
          (b) Neither the Borrower, nor any of its Subsidiaries, has at any time prior to the date of this Agreement or any subsequent Credit Event, (i) generated, used, treated or stored Hazardous Materials on, or transported Hazardous Materials to or from, any Vessel, Real Property or other facility at any time owned or operated by the Borrower or any of its Subsidiaries or (ii) released Hazardous Materials on or from any such Vessel, Real Property or other facility, in each case where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
          7.18 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.19 Patents, Licenses, Franchises and Formulas. The Borrower and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          7.20 Indebtedness. Schedule V sets forth a true and complete list of all Indebtedness of the Borrower and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Refinancing (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.
          7.21 Insurance. Schedule VI sets forth a true and complete listing of all insurance maintained by each Credit Party as of the Effective Date, with the amounts insured (and any deductibles) set forth therein with respect to the Mortgaged Vessels.
          7.22 Concerning the Vessels. The name, registered owner, official number, and jurisdiction of registration of each Mortgaged Vessel as of the Effective Date is set forth on Schedule III. Each Mortgaged Vessel is and will be operated in material compliance with all applicable law, rules and regulations.
          7.23 Citizenship. The Borrower and each other Credit Party which owns or operates, or will own or operate, one or more Mortgaged Vessels will, at all times while owning or operating such Mortgaged Vessels, be qualified to own and operate such Mortgaged Vessels under the laws of the jurisdiction of such Mortgaged Vessel’s registry.
          7.24 Vessel Classification. As of the Effective Date, and thereafter, each Mortgaged Vessel shall comply with the provisions of the applicable Vessel Mortgage regarding classification.
          7.25 No Immunity. The Borrower does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.
          7.26 Fees and Enforcement. No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality,

validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid as and to the extent due. Under the laws of the relevant Acceptable Flag Jurisdiction, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.
          7.27 Form of Documentation. Each of the Credit Documents is in proper legal form under the laws of the relevant Acceptable Flag Jurisdiction for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York. To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the relevant Acceptable Flag Jurisdictions it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in such relevant Acceptable Flag Jurisdiction, except as have been made, or will be made, in accordance with Section 5 and/or Section 8.16. Each Vessel Mortgage, executed and delivered creates in favor of the Mortgagee (as defined in each Vessel Mortgage) for the benefit of the Lenders a legal, valid, and enforceable first preferred mortgage lien over the Mortgaged Vessel or Mortgaged Vessels covered thereby and when duly recorded in accordance with the laws of the Mortgaged Vessel’s flag, will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a foreign vessel, in the case of Mortgaged Vessels not registered under the laws and flag of the United States, and in the case of Mortgaged Vessels registered under the laws and flag of the United States, constitutes a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a registered vessel under the laws and flag of the United States.
          7.28 Leased Real Property. Set forth on Schedule XII hereto is a complete and accurate list, as of the Effective Date, of each lease of real property located in the United States under which any Credit Party or any of its Subsidiaries is the lessee and where the leasehold interest has an individual market value in excess of $10,000,000 showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, and current annual rental cost thereof.
          7.29 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which has had or is reasonably likely to have a Material Adverse Effect.
          7.30 No Burdensome Restrictions. On the Effective Date, no Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries adversely affects the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole to an extent that has had or is reasonably likely to have a Material Adverse Effect.
          SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitments and all Letters of

Credit have terminated (or have been cash-collateralized pursuant to Section 2.01(c)) and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other obligations incurred hereunder and thereunder, are paid in full:
          8.01 Information Covenants. The Borrower will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:
          (a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified on behalf of the Borrower by the senior financial officer of the Borrower, subject to normal year-end audit adjustments and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods; provided that to the extent the quarterly financial statements are filed with the SEC in compliance with Section 13 or 15(d) of the Securities Exchange Act of 1934, such filing will be deemed to satisfy the requirements under this clause (ii).
          (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Ernst & Young LLP or another independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year; provided that to the extent the annual financial statements are filed with the SEC in compliance with Section 13 or 15(d) of the Securities Exchange Act of 1934, such filing will be deemed to satisfy the requirements under this clause (ii).
          (c) Appraisal Reports; Rig Status Report. (i) Together with delivery of the financial statements described in Section 8.01(b) for each fiscal year, and at any other time within 30 days of the written request of the Administrative Agent, appraisal reports of recent date in form and substance and from R.S. Platou (USA) Inc. or other independent appraisers reasonably satisfactory to the Administrative Agent, stating the then current fair market value of each of the Mortgaged Vessels on an individual charter-free basis. All such appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such appraisals and that the cost of all such appraisals will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Borrower be required to pay for more than one appraisal report obtained pursuant to this Section 8.01(c) in any single fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.

          (ii) Together with delivery of the financial statements described in Section 8.01(b) for each fiscal year, and at any other time within 30 days of the written request of the Administrative Agent, monthly rig status reports of recent date in form and substance reasonably satisfactory to the Administrative Agent. It being understood that the monthly rig status reports shall be deemed to have been furnished to the Lenders upon being posted to the Borrower’s website at www.theoffshoredrillingcompany.com or at another website identified in a notice delivered to the Lenders and accessible by the Lenders without charge; provided that upon the request of the Administrative Agent, the Borrower shall promptly deliver a paper copy of any such report to the Administrative Agent.
          (d) Projections, etc. As soon as available but not more than 45 days after the commencement of each fiscal year of the Borrower beginning with its fiscal year commencing on January 1, 2006, a budget of the Borrower and its Subsidiaries in reasonable detail (x) for each of the twelve months and four fiscal quarters of such fiscal year and (y) for the three immediately succeeding fiscal years.
          (e) Officer’s Compliance Certificates. (i) At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate executed on behalf of the Borrower by the senior financial officer of the Borrower in the form of Exhibit M to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall, (x) set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 9.07 through 9.11, inclusive, at the end of such fiscal quarter or year, as the case may be and (y) certify that there have been no changes to any of Schedule VIII and Annexes A through F of the Pledge Agreement since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e)(i), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (y), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and to the best of such officer’s knowledge whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.
          (ii) At the time of a Collateral Disposition or Vessel Exchange in respect of any Mortgaged Vessel, a certificate of a senior financial officer of the Borrower which certificate shall (x) certify on behalf of the Borrower the last appraisal received pursuant to Section 8.01(c) determining the Aggregate Mortgaged Vessel Value after giving effect to such disposition or exchange, as the case may be, and (y) set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Section 9.11 after giving effect to such disposition or exchange, as the case may be.
          (f) Notice of Default, Litigation or Event of Loss. Promptly, and in any event within three Business Days after a senior officers of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (iii) any Event of Loss in respect of any Mortgaged Vessel.
          (g) Other Reports and Filings. Promptly, and in any event within ten Business Days of filing, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries shall file with the SEC (or any successor thereto) or deliver to holders of its public Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor). It is understood and agreed that any documents required to be delivered pursuant to this Section 8.01(g) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been furnished to the Lenders upon being posted to the Borrower’s website at www.theoffshoredrillingcompany.com or to the SEC’s website at www.sec.gov utilizing the Electronic Data Gathering, Analysis and Retrieval system or at another website identified in a notice delivered to the Lenders and accessible by the Lender without charge; provided that upon the request of the Administrative Agent, the Borrower shall promptly deliver paper copies of any such documents to the Administrative Agent.
          (h) Environmental Matters. Promptly upon, and in any event within five Business Days after, a senior officer of the Borrower obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:
     (i) any Environmental Claim pending or threatened in writing against the Borrower or any of its Subsidiaries or any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries;
     (ii) any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel or property;
     (iii) any condition or occurrence on any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or such Subsidiary of such Vessel or property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Administrative Agent all material notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(h), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.
          (i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in writing.
          8.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Borrower or any of its Subsidiaries, any of the properties of the Borrower or its Subsidiaries, and to examine the books of account of the Borrower or such Subsidiaries and discuss the affairs, finances and accounts of the Borrower or such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request.
          8.03 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary in its business in substantially good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Mortgaged Vessels in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds, (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried and (iv) at all times cause insurance of the types described in Schedule VI to (x) be maintained (with the same scope of coverage as that described in Schedule VI) at levels which are at least, in the aggregate, three times the Total Commitment and (y) comply with the insurance requirements of the Vessel Mortgages.
          8.04 Corporate Franchises. The Borrower will, and will cause each of its Subsidiaries, to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business; provided, however, that nothing in this Section 8.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving the Borrower or any of its Subsidiaries which are permitted in accordance with Section 9.02, (ii) any Subsidiary Guarantor from changing the jurisdiction of its organization to the extent permitted by Section 9.12 or (iii) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect.

          8.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.06 Compliance with Environmental Laws. (a) The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Vessel or property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Vessel or property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Vessel or property now or hereafter owned or operated or occupied by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses except for matters as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) If (i) there has occurred and is continuing an Event of Default, (ii) the Administrative Agent or the Required Lenders reasonably and in good faith believe that the Borrower, any of its Subsidiaries or any such Vessel is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel, then at the written request of the Administrative Agent or the Required Lenders at any time and from time to time, the Borrower will provide, at the Borrower’s sole cost and expense, an environmental assessment of any Vessel by such Vessel’s classification society (to the extent such classification society is listed on Schedule X hereto) or another internationally recognized classification society acceptable to the Administrative Agent. If said classification society, in its assessment, indicates that such Vessel is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance. If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Vessel, subject to the rights of any third party charter party of such Vessel, to undertake such an assessment, all at the Borrower’s expense.
          8.07 ERISA. (a) As soon as possible and, in any event, within ten (10) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan participant and any notices received by such Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Non-U.S. Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate may be directly or indirectly liable for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule of under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Non-U.S. Plan. The Borrower will deliver to the Administrative Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will deliver to the Administrative Agent a copy of each funding waiver request filed with the IRS or any other government agency with respect to any Plan and all communications received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the IRS or any other government agency with respect to each Plan of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate. The Borrower will also deliver to the Administrative Agent a complete copy of the annual report (on IRS Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the IRS. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Non-U.S. Plan shall be delivered to the Administrative Agent no later than ten (10) days after the date such annual report has been filed with the IRS or such records, documents and/or information has been furnished to the PBGC or any other government agency or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.
          (b) If, at any time after the Effective Date, the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA which is not set forth in Schedule VII as may be updated from time to time, then the Borrower shall deliver to the Administrative Agent an updated Schedule VII as soon as possible and, in any event, within ten (10) days after the Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), such pension plan. Such updated Schedule VII shall supersede and replaced the existing Schedule VII.
          (c) The Borrower and each of its applicable Subsidiaries shall ensure that all Non-U.S. Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.
          8.08 End of Fiscal Years; Fiscal Quarters. The Borrower shall cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.
          8.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each Contractual Obligation by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.10 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.01(i), provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
          8.11 Further Assurances. (a) The Borrower, and each other Credit Party, agrees that at any time and from time to time, at the expense of the Borrower or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Vessel Mortgages (including any amendments required to maintain Liens granted by such Vessel Mortgages pursuant to the effectiveness of this Agreement), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.
          (b) The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, where permitted by law. The Collateral Agent will promptly send the Borrower a copy of any financing or continuation statements which it may file without the signature of the Borrower and the filing or recordation information with respect thereto.
          (c) If at any time any Subsidiary of the Borrower or any Subsidiary Guarantor is created, established or acquired, and such Subsidiary would be considered a Subsidiary Guarantor pursuant to the definition thereof, such Subsidiary shall be required to execute and deliver counterparts of the Subsidiaries Guaranty and such Security Documents as would have been entered into by the respective Subsidiary if same had been a Subsidiary Guarantor on the Effective Date and, in each case shall take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 if such Subsidiary had been a Subsidiary Guarantor on the Effective Date.
          8.12 Deposit of Earnings. If directed by the Administrative Agent upon the occurrence and during the continuance of an Event of Default, each Credit Party shall cause the earnings derived from each of the respective Mortgaged Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into one or more of the Concentration Accounts maintained for such Credit Party or the Borrower from time to time. Without limiting any Credit Party’s obligations in respect of this Section 8.12, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the Concentration Accounts after such direction, in each case after its receipt of such direction from the Collateral Agent, it shall promptly deposit all such proceeds into one of the Concentration Accounts maintained for such Credit Party or the Borrower from time to time.
          8.13 Ownership of Subsidiaries. (a) Other than “director qualifying shares”, the Borrower shall at all times directly or indirectly own 100% of the capital stock or other equity interests of each of the Subsidiary Guarantors.
          (b) Other than “director qualifying shares”, the Borrower shall cause each Subsidiary Guarantor to at all times be directly owned by one or more Credit Parties.

          8.14 Flag of Mortgaged Vessels. The Borrower shall, and shall cause each other Credit Party to, cause each Mortgaged Vessel to be registered under the laws and flag of an Acceptable Flag Jurisdiction. Notwithstanding the foregoing, any Credit Party may transfer a Mortgaged Vessel to another Acceptable Flag Jurisdiction pursuant to a Flag Jurisdiction Transfer.
          8.15 Compliance with Terms of Leasehold. The Borrower will, and will cause each other Credit Party to, make all payments and otherwise perform all obligations in respect of all leases of real property to which such Credit Party is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
          8.16 Additional Mortgaged Vessels. The Borrower may, but shall not be obligated to, cause any Acceptable Additional Vessel or Acceptable Replacement Vessel, not listed on Schedule III, and which is owned by the Borrower or any other Credit Party, to become subject to a Vessel Mortgage and to become Collateral hereunder, by delivering to the Administrative Agent the following items:
          (a) a duly authorized, executed and delivered Assignment of Earnings, an Assignment of Insurances, together covering all of such Credit Party’s present and future Earnings and Insurance Collateral with respect to such Vessel, in each case together with:
     (i) authorization to the Administrative Agent to file Financing Statements (Form UCC-1) under the UCC in appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances;
     (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in Section 8.16(a)(i) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens unless in respect of which the Collateral Agent shall have been authorized by the secured party thereunder to file Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law); and
     (iii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances and other Security Documents have been taken;
          (b) a duly authorized, executed and delivered Vessel Mortgage (or supplement to an existing Vessel Mortgage) in substantially the form of Exhibit I-1 or I-2, as applicable ( or such other form as shall be reasonably satisfactory to the Administrative Agent) with respect to such Vessel in appropriate form for recording in the appropriate vessel registry and otherwise effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority security interest, in and Lien upon such Vessel, subject only to Permitted Liens. All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;
          (c) with respect to each such Vessel:
     (i) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Vessel by the relevant Credit Party;
     (ii) the results of maritime registry searches with respect to such Vessel indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens;
     (iii) class certificates from a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, indicating that such Vessel meets the criteria specified in clause (i) of the definition of Acceptable Additional Vessel or Acceptable Replacement Vessel, as applicable;
     (iv) if such Vessel is being delivered in connection with a Vessel Exchange and otherwise if requested by the Administrative Agent, an appraisal report from independent appraisers of such Vessel of recent date in scope, form and substance reasonably satisfactory to the Administrative Agent; and
     (v) a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the relevant Credit Party in respect of such Vessel, together with a certificate from such broker certifying that such insurances comply with the requirement set forth in Section 8.03 and the relevant Vessel Mortgage;
          (d) opinions from counsel to such Credit Party reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent and each of the Lenders which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the relevant Vessel Mortgage and other Security Documents and such other matters incident thereto as the Administrative Agent may reasonably request; and
          (e) such other documents, certificates and opinions as the Administrative Agent shall have reasonably requested.

In addition, if the Subsidiary owning such Vessel is not a Credit Party, (A) such Subsidiary shall (1) execute and deliver a counterpart of the Pledge Agreement, taking all actions required pursuant to Section 25 of the Pledge Agreement to become a Pledgor thereunder, and taking any other action reasonably requested by the Administrative Agent and (2) execute and deliver a counterpart of the Subsidiaries Guaranty and (B) the Borrower shall pledge and deliver, or cause to be pledged and delivered, all of the capital stock of such Subsidiary owned by any Credit Party to the Collateral Agent. Upon satisfaction of the requirements of clauses (A) and (B) above, such Subsidiary shall be considered a Subsidiary Guarantor under the Credit Documents.
          SECTION 9. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until all Commitments and all Letters of Credit have terminated (or have been cash-collateralized pursuant to Section 2.01(c)) and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other Obligations incurred hereunder and thereunder, are paid in full:
          9.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
     (ii) Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets and do not materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of such property or assets subject to any such Lien;
     (iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule IV, including any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Effective Date, less any repayments of principal thereof;

     (iv) Liens on vessels arising in the event the use or title of such vessel is taken or requisitioned by any Governmental Authority;
     (v) Liens created pursuant to the Security Documents;
     (vi) Liens arising out of judgments, awards, decrees or attachments with respect to which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 10.09;
     (vii) Liens (including Liens arising as a result of Capitalized Lease Obligations) placed upon equipment or machinery (including Vessels) acquired after the Effective Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iii) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;
     (viii) Liens (including Liens arising as a result of Capitalized Lease Obligations) securing obligations not exceeding $10,000,000 in the aggregate at any one time outstanding on fixed or capital assets (including Vessels) acquired, constructed or improved by the Borrower or any Subsidiary; provided, that (i) such Liens secure Indebtedness permitted by Section 9.04, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
     (ix) Liens on cash and Cash Equivalents securing obligations of the Borrower or any Subsidiary in respect of performance bonds, surety bonds and bid bonds incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); provided that the aggregate value of all cash and Cash Equivalents at any time encumbered pursuant to this clause (ix) shall not exceed $30,000,000;
     (x) Liens arising in the ordinary course of the business of the Borrower and its Subsidiaries viewed as a whole which (x) do not secure Indebtedness and (y) either (A) are being contested in good faith and with respect to which reserves are being maintained on the books of the Borrower and its Subsidiaries in conformity with GAAP or (B) in the aggregate do not have, and are not reasonably likely to have, a Material Adverse Effect and are not reasonably likely to materially impair the value of the assets of the Borrower and its Subsidiaries.

     (xi) easements, rights-of-way, zoning and other restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
     (xii) Liens arising from precautionary UCC financing statement filings regarding operating leases;
     (xiii) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party; and
     (xiv) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money).
In connection with the granting of Liens described above in this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).
          9.02 Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries, to wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property or assets or any of the Collateral, or enter into any sale-leaseback transactions involving any of the Collateral (or agree to do so at any future time), except that:
     (i) the Borrower and each of its Subsidiaries may sell, lease or otherwise dispose of any Mortgaged Vessels, provided that (x)(A) such sale is made at or near fair market value (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 5.12 or 8.01(c) or delivered at the time of such sale to the Administrative Agent by the Borrower), (B) at least 80% of the consideration in respect of such sale shall consist of cash or Cash Equivalents received by the Borrower or the respective Subsidiary Guarantor which owned such Mortgaged Vessel, on the date of consummation of such sale, and (C) the Net Cash Proceeds of such sale or other disposition shall be applied, if and as required by Section 4.02, to permanently reduce the Total Commitment or repay Loans as applicable (and to the extent required by Section 4.02(a), repay the Loans and/or cash collateralize the Letters of Credit as applicable) or (y) so long as no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) and so long as all representations and warranties made by the Borrower pursuant to Section 7 of this Agreement are true and correct both before and after any such exchange, such Mortgaged Vessel is exchanged for an Acceptable Replacement Vessel pursuant to a Vessel Exchange; provided further that in the case of both clause (x) and (y) above, that the Borrower shall have delivered to the Administrative Agent an officer’s certificate, certified on behalf of the Borrower by the senior financial officer of the Borrower, demonstrating pro forma compliance (giving effect to such Collateral Disposition and, in the case of calculations involving the appraised value of Mortgaged Vessels, using valuations consistent with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 5.12 or Section 8.01(c)) with each of the covenants set forth in Sections 9.07 through 9.11, inclusive, for the most recently ended Test Period (or at the time of such sale, as applicable) and projected compliance with such covenants for the one year period following such Collateral Disposition, in each case setting forth the calculations required to make such determination in reasonable detail;
     (ii) the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);
     (iii) (A) any Subsidiary Guarantor may transfer assets or lease to or acquire or lease assets from the Borrower or any other Subsidiary Guarantor, or any Subsidiary Guarantor may liquidate, wind up or dissolve, or may be merged into the Borrower or any other Subsidiary Guarantor, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any property or assets held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent and (B) any other Subsidiary of the Borrower may transfer assets or lease to or acquire or lease assets from the Borrower or any other Subsidiary of the Borrower, or any other Subsidiary of the Borrower may be merged into the Borrower or any other Subsidiary of the Borrower, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any assets held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent;
     (iv) any Subsidiary that is not a Subsidiary Guarantor may liquidate, wind up or dissolve;
     (v) the Borrower and its Subsidiaries may dispose of assets (other than the disposal of any Mortgaged Vessel or any equity interests owned by any Subsidiary of the Borrower which owns, directly or indirectly, any of the capital stock of any subsidiary of the Borrower owning a Mortgaged Vessel) in the ordinary course of business; and
     (vi) the Borrower and its Subsidiaries may sell inventory and obsolete or worn-out equipment other than Mortgaged Vessels in the ordinary course of business; and
     (vii) the Borrower and its Subsidiaries may charter, lease or rent Vessels and other equipment in the ordinary course of business; provided that any such action taken with respect to a Mortgaged Vessel is in accordance with the applicable provisions of the Security Documents.
To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, such Collateral (unless sold to the Borrower or a Subsidiary of the Borrower) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
          9.03 Dividends. The Borrower shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:
     (i) (x) any Subsidiary of the Borrower which is not a Subsidiary Guarantor may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower and (y) any Subsidiary Guarantor may pay Dividends to the Borrower or any other Subsidiary Guarantor; and
     (ii) so long as no Default or Event of Default (both before and after giving effect to the payment thereof) has occurred and is continuing, the Borrower may pay cash Dividends provided that both before and after giving effect thereto, Consolidated Net Indebtedness shall not be greater than zero.
          9.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
     (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
     (ii) Existing Indebtedness;
     (iii) Indebtedness of the Borrower and the Subsidiary Guarantors evidenced by purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the aggregate principal amount of any such Indebtedness exceed 50% of the cost of the asset being financed by such Indebtedness;
     (iv) Indebtedness consisting of reimbursement obligations in respect of letters of credit (other than the Letters of Credit), performance bonds, surety bonds and bid bonds issued for the account of the Borrower or any Subsidiary Guarantor in an aggregate amount not exceeding for the Borrower and its Subsidiaries $50,000,000 in aggregate principal amount at any time outstanding;
     (v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 9.05(iii);
     (vi) Indebtedness incurred by the Borrower or any Subsidiary Guarantor; provided that (i) such Indebtedness is subordinated in right of payment to the Obligations hereunder and the other Credit Documents on terms satisfactory to the Administrative

Agent and (ii) the other terms and conditions of, and documentation for, such Indebtedness shall be satisfactory to the Administrative Agent;
     (vii) Indebtedness consisting of reimbursement obligations under the Transocean Tax Sharing Agreement as in effect on the Effective Date; and
     (viii) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding, which Indebtedness (x) shall be unsecured and (y) may be pari passu in right of payment to the Obligations.
          9.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”) except that the following shall be permitted:
     (i) Investments in the form of trade credit in the ordinary course of business;
     (ii) Investments in Cash Equivalents and if consented to by the Administrative Agent, in marketable securities;
     (iii) Investments (including loans and advances) by the Borrower and its Subsidiaries in or to the Borrower or any of its Subsidiaries or Unrestricted Subsidiaries; provided that (x) Investments made by the Borrower and the Subsidiary Guarantors in such Person that is not a Subsidiary Guarantor shall only be permitted so long as (1) the aggregate of all such Investments made after the Effective Date does not exceed $30,000,000 at any one time outstanding or (2) after giving effect to such Investment, Consolidated Net Indebtedness shall not be greater than zero and (y) any loans or advances to the Borrower or any Subsidiary Guarantor pursuant to this Section 9.05(iii) shall be subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions in the form of Exhibit N;
     (iv) sales or transfers of assets to the extent permitted by Section 9.02;
     (v) Investments existing on the Effective Date and described on Schedule XI, without giving effect to any additions thereto or replacement thereof;
     (vi) Investments of foreign currencies or otherwise in time deposits or other securities of foreign Governmental Authorities or other foreign Persons, if required by the action of a foreign Governmental Authority or to fund working capital requirements for the operations of the Borrower or any Subsidiary in the foreign country;
     (vii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

     (viii) loans and advances by the Borrower and its Subsidiaries in the ordinary course of business to their respective officers, directors and employees so long as the principal amount thereof at any time outstanding shall not exceed $100,000 for any one officers, director or employee and shall not exceed in the aggregate $2,000,000 at any one time;
     (ix) obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of common stock of the Borrower so long as no cash is paid by the Borrower or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
     (x) notes issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 9.02(i);
     (xi) loans and advances to Delta Towing Holdings, LLC occurring after the Effective Date and prior to the date upon which Delta Towing Holdings, LLC becomes a Subsidiary (without giving effect to the last sentence of the definition of “Subsidiary”) in an aggregate principal amount not to exceed $4,000,000 at any time outstanding; and
     (xii) in addition to Investments permitted by clauses (i) through (xi) of this Section 9.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $2,500,000.
          9.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than in the ordinary course of business and on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:
     (i) Dividends may be paid to the extent provided in Section 9.03;
     (ii) loans and Investments may be made and other transactions may be entered into between and among the Borrower and its Subsidiaries and Unrestricted Subsidiaries to the extent permitted by Sections 9.04 and 9.05;
     (iii) the Borrower may pay customary director’s fees; and
     (iv) the Borrower and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business.

          9.07 Minimum Working Capital Ratio. The Borrower will not permit the Working Capital Ratio on the last day of any fiscal quarter of the Borrower to be less than 1.20:1.00 at any time.
          9.08 Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio on the last day of any fiscal quarter of the Borrower to be greater than 0.35:1.00.
          9.09 Minimum Consolidated Tangible Net Worth. The Borrower will not permit the Consolidated Tangible Net Worth at any time to be less than $375,000,000 on the last day of any fiscal quarter of the Borrower.
          9.10 Fixed Charge Coverage Ratio. If on the last day of a Test Period the Total Unutilized Commitment is less than $50,000,000, the Borrower will not permit the Fixed Charge Coverage Ratio for such Test Period to be less than 2.00:1.00.
          9.11 Collateral Maintenance. The Borrower will not permit the aggregate fair market value of all Mortgaged Vessels owned by the Borrower and its Subsidiaries which have not been sold, transferred, lost or otherwise disposed of, on an individual charter-free basis, at any time (such value, the “Aggregate Mortgaged Vessel Value”), as determined by the most recent appraisal delivered by the Borrower to the Administrative Agent or obtained by the Administrative Agent in accordance with Section 5.12 or Section 8.01(c), to equal less than 300% of the Total Commitment (or, if during the Term-Out Period, the aggregate principal amount of all Loans outstanding) at such time; provided that, so long as any default in respect of this Section 9.11 is not caused by any voluntary Collateral Disposition, such default shall not constitute an Event of Default so long as within 14 days of the occurrence of such default, the Borrower shall either (i) post additional collateral satisfactory to the Required Lenders, pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, sufficient to cure such default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make such reductions of the Total Commitment or repay Loans, as applicable, in an amount sufficient to cure such default and repay the Loans and/or cash collateralize the Letters of Credit to the extent required by Section 4.02(a) (it being understood that any action taken in respect of this proviso shall only be effective to cure such default pursuant to this Section 9.11 to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).
          9.12 Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. The Borrower will not, and will not permit any Subsidiary Guarantor to amend, modify or change its Certificate of Incorporation, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its capital stock or membership interests (or equivalent equity interests) (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.

          Notwithstanding the foregoing provisions of this Section 9.12, upon not less than 30 days prior written notice to the Administrative Agent and so long as no Default or Event of Default exists and is continuing, any Subsidiary Guarantor may change its jurisdiction of organization to another jurisdiction reasonably satisfactory to the Administrative Agent, provided that such Subsidiary Guarantor shall promptly take all actions reasonably deemed necessary by the Collateral Agent to preserve, protect and maintain, without interruption, the security interest and Lien of the Collateral Agent in any Collateral owned by such Subsidiary Guarantor to the satisfaction of the Collateral Agent, and such Subsidiary Guarantor shall have provided to the Administrative Agent and the Lenders such opinions of counsel as may be reasonably requested by the Administrative Agent to assure itself that the conditions of this proviso have been satisfied.
          9.13 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any of the Borrower’s Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of the Borrower’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or a Subsidiary of the Borrower in the ordinary course of business, (v) any holder of a Permitted Lien may restrict the transfer of the asset or assets subject thereto and (vi) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Effective Date in accordance with the provisions of this Agreement.
          9.14 Limitation on Issuance of Capital Stock. (a) The Borrower will not issue, and will not permit any Subsidiary to issue, any preferred stock (or equivalent equity interests) other than Qualified Preferred Stock.
          (b) The Borrower will not permit any Subsidiary Guarantor to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) for issuances by a Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor and (iv) in the case of Foreign Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law. All capital stock of any Subsidiary Guarantor issued in accordance with this Section 9.14(b) shall be delivered to the Collateral Agent pursuant to the Pledge Agreement.
          9.15 Business. The Borrower and its Subsidiaries will not engage in any business other than the businesses in which they and Delta Towing LLC are engaged in as of the Effective

Date and activities directly related thereto, similar or related businesses and other businesses ancillary or complimentary thereto.
          9.16 Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary except for any such arrangement not constituting a Capitalized Lease Obligation, provided, aggregate amounts expended or to be expended by Borrower and its Subsidiaries under any such arrangement described in this proviso shall not exceed $10,000,000 in any fiscal year.
          9.17 Negative Pledge Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist in favor of any Person other than the Agents, the Lenders and each Issuing Lender any agreement prohibiting the Borrower or any Subsidiary from entering into or suffering to exist any agreement that prohibits or conditions the creation or assumption of any Lien upon any of its property or assets except those in favor of such Person (any such agreement, a “Negative Pledge Agreement”) unless prior to entering into or the existence of such Negative Pledge Agreement the Agents, the Lenders and each Issuing Lender are granted in writing substantially similar rights. The foregoing shall not apply to (i) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (ii) customary restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (iii) customary provisions in leases and other contracts restricting the assignment thereof.
          9.18 Speculative Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction involving commodity options or futures contracts or any similar speculative transactions.
          9.19 Changes in Accounting Conventions. The Borrower will not, and will not permit any of its Subsidiaries to, make any changes in its fiscal year, or its method of accounting (except to the extent required under GAAP).
          9.20 Prepayments of Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness in an aggregate principal amount greater than $5,000,000, except the prepayment of the Loans in accordance with the terms of this Agreement.
          9.21 Partnership, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, become a general partner in any general or limited partnership or joint venture, other than the case of any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

          9.22 Operating Lease Obligations. The Borrower will not, and will not permit any of its Subsidiary Guarantor to, incur or suffer to exist any obligation for the payment of scheduled amounts under an operating lease, singly or in the aggregate, in excess of the sum of $25,000,000.
          SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):
          10.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note, (ii) default, and such default shall continue unremedied for three or more Business Days after written notice to the Borrower has been given by the Administrative Agent of such default in the payment when due of any Unpaid Drawings or (iii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of interest on any Loan or Note, or any Commitment Commission or any other amounts owing hereunder or thereunder; or
          10.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          10.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.08, 8.14 or Section 9 (other than Sections 9.06, 9.12, 9.13, 9.15 and 9.17 through 9.22 inclusive) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 20 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or
          10.04 Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $2,500,000 at any one time; or

          10.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 20 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
          10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Non-U.S. Plan has not been timely made, the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule of under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Non-U.S. Plans, a “default,” within the meaning of Section

4219(c)(5) of ERISA, shall occur with respect to any Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect upon the business, operations, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary of the Borrower; or
          10.07 Security Documents. (a) At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Lenders the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), unless the relevant Credit Party executes such new or curative documents as Administrative Agent may reasonably require; or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document; or (c) any “event of default” (as defined in any Vessel Mortgage) shall occur in respect of any Vessel Mortgage; or
          10.08 Subsidiaries Guaranty. (a) After the execution and delivery thereof, the Subsidiaries Guaranty, or any provision thereof, shall cease to be in full force or effect as to the relevant Subsidiary Guarantor (unless such Subsidiary Guarantor is no longer a Subsidiary by virtue of a liquidation, sale, merger or consolidation permitted by Section 9.02) unless the relevant Subsidiary Guarantor executes such new or curative documents as Administrative Agent may reasonably require; or (b) any Subsidiary Guarantor (or Person acting by or on behalf of such Subsidiary Guarantor) shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty, or any Subsidiary Guarantor, shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty beyond any grace period (if any) provided therefor; or
          10.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments at any one time, to the extent not covered by insurance, exceeds $5,000,000; or
          10.10 Change of Control. A Change of Control shall occur and shall continue unremedied for 30 days; or

          10.11 Transocean Tax Sharing Agreement. There shall occur any event giving rise to an acceleration of payments pursuant to Section 4.2(f) or Section 4.2(g) of the Transocean Tax Sharing Agreement and, after giving effect thereto and to any payments thereof, Consolidated Net Indebtedness shall be greater than zero;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence and during the continuance of an Event of Default specified in Section 10.05, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the Borrower and then outstanding and (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.
          SECTION 11. Definitions and Accounting Terms.
          11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Acceptable Flag Jurisdiction” shall mean each of the United States of America, the Republic of Liberia, the Marshall Islands, Vanuatu, the Bahamas, Panama and any other jurisdiction reasonably acceptable to the Administrative Agent.
          “Acceptable Additional Vessel” shall mean any Vessel; provided that such Vessel must (i) have a class certificate reasonably acceptable to the Administrative Agent, (ii) must be of an age and type reasonably acceptable to the Administrative Agent and (iii) be registered in an Acceptable Flag Jurisdiction.
          “Acceptable Replacement Vessel” shall mean, with respect to a Mortgaged Vessel, any Vessel with an equal or greater fair market value than such Mortgaged Vessel (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 5.12 (a) or Section 8.01(c) or delivered pursuant to a Vessel Exchange to the Administrative Agent by the Borrower);

provided that such Vessel must (i) have a class certificate reasonably acceptable to the Administrative Agent, (ii) must be of an age and type reasonably acceptable to the Administrative Agent and (iii) be registered in an Acceptable Flag Jurisdiction.
          “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.
          “Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Borrower and any officer or director of the Borrower or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained above, for purposes of Section 9.06, neither the Administrative Agent, nor the Collateral Agent, nor the Lead Arranger nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Borrower or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.
          “Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lead Arranger and each Issuing Lender.
          “Aggregate Mortgaged Vessel Value” shall have the meaning set forth in Section 9.11.
          “Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.
          “Applicable Margin” shall mean a percentage per annum equal to in the case of Loans maintained as (i) Base Rate Loans, 1.25% or (ii) Eurodollar Loans, 1.60%; provided that if the Borrower shall have elected the Term-Out Option in accordance with Section 4.02(e), then from and after the Maturity Date, the “Applicable Margin” shall mean a percentage per annum equal to, in the case of Loans maintained as (i) Base Loans, 1.40% and (ii) Eurodollar Loans, 1.75%.
          “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).
          “Assignments of Earnings” shall have the meaning provided in Section 5.14.
          “Assignments of Insurances” shall have the meaning provided in Section 5.14.
          “Bankruptcy Code” shall have the meaning provided in Section 10.05.

          “Base Rate” shall mean for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Rate for such day plus 1/2 of 1% per annum.
          “Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
          “Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Borrowing” shall mean the borrowing of Loans from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) having Commitments on a given date having the same Interest Period.
          “Borrowing Date” shall mean each date on or after the Effective Date and prior to the Maturity Date on which a Borrowing occurs.
          “Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
          “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.
          “Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
          “Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

          “Change of Control” shall mean (i) the Borrower shall at any time and for any reason fail to own, directly or indirectly, 100% of the capital stock or other equity interests of each Subsidiary Guarantor, (ii) the sale, lease or transfer of all or substantially all of the Borrower’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (iii) the liquidation or dissolution of the Borrower, (iv) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) shall at any time become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the outstanding voting or economic equity interests of the Borrower, (v) the replacement of a majority of the directors on the board of directors of the Borrower over a two-year period from the directors who constituted the board of directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Borrower then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (vi) a “change of control” or similar event shall occur as provided in any outstanding public Indebtedness (excluding Indebtedness with an aggregate principal amount of less than $5,000,000) of Borrower or any of its Subsidiaries (or the documentation governing the same).
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
          “Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Mortgaged Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or as required hereunder.
          “Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Lenders pursuant to the Security Documents.
          “Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or a Subsidiary Guarantor of any Mortgaged Vessel or (ii) any Event of Loss of any Mortgaged Vessel.
          “Collateral Disposition Termination Date” shall mean if the Collateral Disposition causing the Collateral Disposition Termination Date to occur is one described in clause (i) of the definition of “Collateral Disposition” on, and (y) if the Collateral Disposition causing the Collateral Disposition Termination Date to occur is one described in clause (ii) of the definition of “Collateral Disposition” on the 90th day after, the first date on which the Aggregate Mortgaged Vessel Value on the Effective Date (as determined in accordance with the appraisal report delivered to the Administrative Agent pursuant to Section 5.12) of the Mortgaged Vessels (which Mortgaged Vessels were either Mortgaged Vessels on the Effective Date or which became Mortgaged Vessels pursuant to a Vessel Exchange) with respect to which the Collateral Disposition has occurred exceeds 35% of the Aggregate Mortgaged Vessel Value of all

Mortgaged Vessels on the Effective Date (as determined in accordance with the appraisal report delivered to the Administrative Agent pursuant to Section 5.12).
          “Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).
          “Commitment Commission” shall have the meaning provided in Section 3.01(a).
          “Concentration Account” shall mean an account specified by the Administrative Agent over which the Collateral Agent shall have a first priority perfected security interest.
          “Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries determined in accordance with GAAP.
          “Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time determined in accordance with GAAP minus the current portion of any Indebtedness under this Agreement to the extent otherwise included therein.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or losses, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) Consolidated Net Interest Expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)), (ii) provision for taxes based on income and foreign withholding taxes for the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, and (iv) in the case of any period including the fiscal quarter of the Borrower ended December 31, 2005, the amount of all fees and expenses amortized in connection with this Agreement during such fiscal quarter.
          “Consolidated Indebtedness” shall mean, as at any date of determination, without duplication the aggregate stated balance sheet amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capitalized Lease Obligations and all letters of credit outstanding) of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that (i) Indebtedness outstanding pursuant to trade payables and accrued expenses incurred in the ordinary course of business, and (ii) guarantees of operating leases assigned to any of the Borrower or any Wholly-Owned Subsidiary of the Borrower to the extent such lease is permitted hereunder and such obligation does not exceed that which would otherwise be attributed to such Person under such operating lease, shall be excluded in determining Consolidated Indebtedness.
          “Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Borrower and its Subsidiaries determined in accordance with GAAP.

          “Consolidated Net Indebtedness” shall mean at any time (x) the aggregate principal amount of Consolidated Indebtedness at such time less (y) the cash and Cash Equivalents of the Borrower and its Subsidiaries on such date which are not subject to any other Lien (other than a Lien created pursuant to a Security Document) or to any other restriction.
          “Consolidated Net Interest Expense” shall mean, for any period (i) the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period, minus (ii) each interest income of the Borrower and its Subsidiaries for such period and the amortization of any deferred financing costs incurred in connection with this Agreement and the Existing Credit Agreement to the extent otherwise included in the calculations thereof.
          “Consolidated Net Worth” shall mean, with respect to any person, the Net Worth of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.
          “Consolidated Tangible Net Worth” shall mean, with respect to any Person, the Consolidated Net Worth of such Person and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.
          “Consolidated Total Capitalization” shall mean, at any time of determination, the sum of Consolidated Indebtedness at such time and Consolidated Net Worth at such time.
          “Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include indemnities, performance guaranties and endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Credit Documents” shall mean this Agreement, each Note, each Security Document, the Subsidiaries Guaranty and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 8.11 or Section 8.16.
          “Credit Event” shall have the meaning provided in Section 6.
          “Credit Party” shall mean the Borrower, each Subsidiary Guarantor, and any other Subsidiary of the Borrower which at any time executes and delivers any Credit Document.
          “Debt Agreements” shall have the meaning provided in Section 5.05.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Dollars” and the sign “$” shall each mean lawful money of the United States.
          “Drawing” has the meaning provided in Section 2.04(b).

          “Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the Assignment of Insurances.
          “Effective Date” shall have the meaning provided in the introductory paragraph of Section 5.
          “Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person having a tangible net worth or combined capital and surplus in excess of $1,000,000,000 (or, in the case of a fund that is administered or managed by a Lender, $250,000,000), which regularly purchases interests in loans and makes extensions of credit of the types made pursuant to this Agreement.
          “Employment Agreements” shall have the meaning provided in Section 5.05.
          “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.
          “Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of its Subsidiaries, relating to the environment, and/or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
          “Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Eurodollar Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
          “Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions dated August 1985)), provided that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the rate quoted to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
          “Event of Default” shall have the meaning provided in Section 10.
          “Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Vessel. An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same. Notwithstanding the foregoing, if such Vessel shall have been returned to the Borrower following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(b) hereof, no Event of Loss shall be deemed to have occurred by reason of such event.
          “Existing Credit Agreement” shall mean the Omnibus Credit and Guaranty Agreement, dated December 30, 2003, among the Borrower, the guarantors named therein, the lenders named therein, the institution named therein, as issuing bank, Citibank, N.A., as administrative agent and collateral agent and Citigroup Global Markets, Inc., as lead arranger and sole book runner (as amended, restated, supplemented and/or modified as of the date hereof).
          “Existing Indebtedness” shall have the meaning provided in Section 7.20.
          “Facing Fee” shall have the meaning provided in Section 3.01(d).
          “Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
          “Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period less Capital Expenditures for such period to (b) Consolidated Net Interest Expense for such period.
          “Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Mortgaged Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such exchange:
     (i) On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Vessel Mortgage, substantially in the form of Exhibit I-1 or I-2, as applicable (or such other form as shall be reasonably satisfactory to the Administrative Agent) to the Acceptable Flag Jurisdiction, with respect to the Mortgaged Vessel being transferred (the “Transferred Vessel”) and the Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Vessel, subject only to Permitted Liens. All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.
     (ii) On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from (A) counsel to the Borrower and each Credit Party reasonably satisfactory to the Administrative Agent, an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the recordation of the security interests granted pursuant to the Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the

Administrative Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Credit Party owning such Transferred Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.
     (iii) On each Flag Jurisdiction Transfer Date:
     (A) The Administrative Agent shall have received (x) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens.
     (B) The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Transferred Vessel transferred on such date, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgages.
     (iv) On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Credit Party commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement and (C) copies of resolutions approving the Flag Jurisdiction Transfer of such Credit Party and any other matters the Administrative Agent may reasonably request.
          “Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

          “GAAP” shall have the meaning provided in Section 13.07(a).
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.
          “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; and (viii) the maximum amount available to be drawn under all Letters of Credit issued for the account of such Person and all Unpaid Drawings in respect of such Letters of Credit; provided that Indebtedness shall in any event not include (x) trade payables and expenses accrued in the ordinary course of business and (y) any obligation under the Transocean Tax Sharing Agreement as in effect on the Effective Date.
          “Intercompany Loans” shall have the meaning provided in Section 9.05(vi).
          “Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.
          “Interest Period” shall have the meaning provided in Section 1.09.
          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
          “Investments” shall have the meaning provided in Section 9.05.

          “IRS” shall mean the Internal Revenue Service, or any successor thereto.
          “Issuing Lender” shall mean the Administrative Agent and any Lender (which, for purposes of this definition, also shall include any banking affiliate of any Lender which has agreed to issue Letters of Credit under this Agreement) which at the request of the Borrower and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.01.
          “Lead Arranger” shall mean Nordea Bank Finland plc, New York Branch, in its capacity as lead arranger and bookrunner in respect of the credit facility provided for herein.
          “Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
          “Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to 13.04(b).
          “Lender Default” shall mean (i) the refusal (which has not been retracted) or other failure (which has not been cured) of a Lender to make available its portion of any Borrowing required to be made in accordance with the terms of this Agreement as then in effect or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Sections 1.01 or 2.03.
          “Letter of Credit” shall have the meaning provided in Section 2.01(a).
          “Letter of Credit Fee” shall have the meaning provided in Section 3.01(c).
          “Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.
          “Letter of Credit Request” shall have the meaning provided in Section 2.02(a).
          “Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated Total Capitalization on such date.
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
          “Loan” shall have the meaning provided in Section 1.01.
          “Management Agreements” shall have the meaning provided in Section 5.05.

          “Margin Stock” shall have the meaning provided in Regulation U.
          “Master Vessel and Trust Agreement” shall have the meaning provided in Section 5.18.
          “Material Adverse Effect” shall mean a material adverse effect on (x) the property, assets, nature of assets, business, operations, liabilities or condition (financial or otherwise) of the Borrower and/or its Subsidiaries taken as a whole since December 31, 2004, or (y) the rights or remedies of the Lenders or the ability of the Credit Parties to perform their Obligations.
          “Maturity Date” shall mean the fourth anniversary of the Effective Date.
          “Minimum Borrowing Amount” shall mean, $1,000,000 .
          “Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.
          “Mortgaged Vessels” shall have the meaning provided in Section 5.15.
          “NAIC” shall mean the National Association of Insurance Commissioners (and its successors from time to time).
          “Negative Pledge Agreement” shall have the meaning provided in Section 9.17.
          “Net Cash Proceeds” shall mean, with respect to any Collateral Disposition the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition or equity issuance, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Borrower from such Collateral Disposition, net of (i) reasonable transaction costs (including, without limitation, reasonable attorney’s fees) and sales commissions and (ii) the estimated marginal increase in income taxes and any stamp tax payable by the Borrower or any of its Subsidiaries as a result of such Collateral Disposition.
          “Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding any treasury stock.
          “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
          “Non-U.S. Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

          “Note” shall have the meaning provided in Section 1.05(a).
          “Notice of Borrowing” shall have the meaning provided in Section 1.03.
          “Notice of Conversion/Continuation” shall have the meaning provided in Section 1.07.
          “Notice Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office within the United States as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender, each Issuing Lender pursuant to the terms of this Agreement or any other Credit Document.
          “OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.
          “Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.
          “Participant” shall have the meaning provided in Section 2.03(a).
          “PATRIOT Act” shall have the meaning provided in Section 13.20.
          “Payment Date” shall mean the last day of each March, June, September and December, commencing March 31, 2006.
          “Payment Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.
          “Permitted Liens” shall have the meaning provided in Section 9.01.

          “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Pledge Agreement” shall have the meaning provided in Section 5.07.
          “Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.
          “Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.
          “Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Qualified Preferred Stock” shall mean any preferred stock so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants other than periodic reporting requirements, (iv) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof and other voting rights which holders of common stock may have and (v) any other preferred stock that satisfies (i) and (iii) of this definition of Qualified Preferred Stock and that is otherwise issuable or may be distributed pursuant to a shareholders’ rights plan of the Borrower; provided however, any Dividend or similar feature of such Qualified Preferred Stock shall only be declared and paid in accordance with Section 9.03 of this Agreement.
          “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
          “Refinancing” shall have the meaning provided in Section 5.13.
          “Register” shall have the meaning provided in Section 13.16.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Replaced Lender” shall have the meaning provided in Section 1.13.
          “Replacement Lender” shall have the meaning provided in Section 1.13.
          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.
          “Required Lenders” shall mean Lenders, the sum of whose outstanding Commitments at such time represent an amount greater than 50% of the Total Commitment (or if determined after termination of the Total Commitments, the principal amount of outstanding Loans and the Percentage of Letter of Credit Outstandings) at such time.
          “Returns” shall have the meaning provided in Section 7.09.
          “S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.
          “Scheduled Repayment” shall have the meaning provided in Section 4.02(e).
          “SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Security Documents” shall mean each Pledge Agreement, each Assignment of Earnings, each Assignment of Insurances, each Vessel Mortgage, each Master Vessel and Trust Agreement and, after the execution and delivery thereof, each additional security document executed pursuant to Section 8.11 or Section 8.16.
          “Shareholders’ Agreements” shall have the meaning provided in Section 5.05.
          “Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

          “Subsidiaries Guaranty” shall have the meaning provided Section 5.06.
          “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Notwithstanding the foregoing, for all purposes of this Agreement (other than in the definition of “Consolidated Net Indebtedness”, the financial covenants described in Sections 9.07, 9.08, 9.09 and 9.10 and the definitions used therein), the Unrestricted Subsidiaries shall not constitute Subsidiaries of the Borrower.
          “Subsidiary Guarantor” shall mean each direct and indirect Subsidiary of the Borrower which owns a Mortgaged Vessel or which owns, directly or indirectly, any of the capital stock of any such direct or indirect Subsidiary.
          “Tax Sharing Agreement” shall have the meaning provided in Section 5.05.
          “Taxes” shall have the meaning provided in Section 4.04(a).
          “Term-Out Option” shall have the meaning provided in Section 4.02(e).
          “Term-Out Period” shall have the meaning provided in Section 4.02(e).
          “Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.
          “Total Commitment” shall mean, at any time, the sum of the Commitments of the Lenders at such time.
          “Total Unutilized Commitment” shall mean, at any time, the sum of the Unutilized Commitments of the Lenders at such time.
          “Transferred Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 11.
          “Transocean Tax Sharing Agreement” shall mean that certain Tax Sharing Agreement, dated as of February 4, 2004 between Transocean Holdings Inc. and the Borrower.
          “Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
          “United States” and “U.S.” shall each mean the United States of America.
          “Unpaid Drawing” shall have the meaning provided in Section 2.04(a).
          “Unrestricted Subsidiaries” shall mean each of the subsidiaries listed on Schedule XV and, upon meeting the criteria of the definition of a Subsidiary of the Borrower, Delta Towing Holdings, LLC and Delta Towing LLC.
          “Unutilized Commitment” shall mean, with respect to any Lender, at any time, an amount equal to such Lender’s Commitment at such time, less the aggregate principal amount of Loans made by such Lender then outstanding plus such Lender’s Percentage of Letter of Credit Outstandings at such time.
          “Vessel” shall mean, collectively, all drilling rigs, including jackup rigs, submersible rigs, semi-submersible rigs, barge rigs or drill ships or any other drilling rig reasonably acceptable to the Administrative Agent, at any time owned by the Borrower and its Subsidiaries, and, individually, any of such vessels.
          “Vessel Exchange” shall mean the exchange of a Mortgaged Vessel for a Vessel which constitutes an Acceptable Replacement Vessel, provided that (i) the provisions of Sections 8.16 and 9.02 are satisfied in connection therewith and (ii) the Administrative Agent shall have received a certificate, dated the Vessel Exchange Date, signed by a senior financial officer of the Borrower which certificate shall set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Section 9.11 after giving effect to such Vessel Exchange and certifying that the replacement Vessel constitutes an Acceptable Replacement Vessel and that the provisions of Section 8.16 and Section 9.02(i) are satisfied in connection therewith. Upon the occurrence of a Vessel Exchange, the Collateral Agent shall, at the request of the Borrower, terminate and release all Liens on the replaced Vessel subject to such Vessel Exchange.
          “Vessel Exchange Date” shall mean each date on which a Vessel Exchange occurs.
          “Vessel Mortgages” shall have the meaning set forth in Section 5.15.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
          “Working Capital Ratio” shall mean, at any date of determination, the ratio of (x) Consolidated Current Assets on such date plus the Total Unutilized Commitment on such date to (y) Consolidated Current Liabilities on such date.
          SECTION 12. Agency and Security Trustee Provisions.
          12.01 Appointment. (a) The Lenders hereby designate Nordea Bank Finland plc, New York Branch, as Administrative Agent (for purposes of this Section 12, the term “Administrative Agent” shall include Nordea Bank Finland plc, New York Branch (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as security trustee pursuant to the Vessel Mortgages) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.
          (b) The Lenders hereby irrevocably appoint Nordea Bank Finland plc, New York Branch as security trustee solely or the purpose of holding legal title to the Vessel Mortgages on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Vessel Mortgages, whether from the Borrower or any Subsidiary Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). Nordea Bank Finland plc, New York Branch hereby accepts such appointment as security trustee.
          12.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates). The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          12.03 Lack of Reliance on the Agents. Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
          12.04 Certain Rights of the Agents. If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          12.05 Reliance. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
          12.06 Indemnification. To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders

(without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.
          12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity. Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          12.10 The Lead Arranger. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of any of the Agents as provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
          SECTION 13. Miscellaneous.
          13.01 Payment of Expenses, etc. The Borrower agrees that it shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP, Royston, Rayzor, Vickery & Williams, L.L.P., other counsel to the Administrative Agent and the Lead Arrangers and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their respective syndication efforts with respect to this Agreement and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of outside counsel for each of the Agents and for each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agents, the Collateral Agent and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on any Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Vessel or property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Vessel or property at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
          13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Subsidiary or the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any Subsidiary but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrower or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic or telecopier communication) and mailed, telexed, telecopied or delivered: if to the Borrower, at the Borrower’s address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex or telecopier, be effective when sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.
          13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment (and related outstanding Obligations hereunder), to its (i) parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign with the consent of the Borrower (which consent shall not be (i) required if a Default or Event of Default has occurred and is continuing and (ii) unreasonably withheld or delayed) all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments, hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible

Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments, (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,000. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 13.01 and 13.06) shall survive as to such assigning Lender). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors.
          13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.
          13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders). In addition, all computations determining compliance with Sections 9.07 through 9.11, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the first fiscal year of the Borrower ended December 31, 2004 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”). Unless otherwise noted, all references in this Agreement to “generally accepted accounting principles” shall mean generally accepted accounting principles as in effect in the United States.
          (b) All computations of interest for Eurodollar Loans and Commitment Commission hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Commission are payable and all computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be.
          13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14

OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, THE BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 13.08 OR OTHERWISE PERMITTED BY LAW.
          (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          13.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          13.11 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)) and in the case of the following clause (vi), to the extent (in the case of the following clause (vi)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note, in the event that the Borrower elects the Term-Out Option, extend the timing for or reduce the principal amount of any Scheduled Repayment, or reduce the rate or extend the time of payment of interest on any Loan or Note or Commitment Commission or Letter of Credit Fee (except in connection with the waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.11, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive Section 1.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans or reductions in Commitments, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans or reductions in Commitments (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi)), or (vii) release any Subsidiary Guarantor from a Subsidiaries Guaranty to the extent same owns a Mortgaged Vessel (other than as provided in the Subsidiaries Guaranty); provided, further, that no such change, waiver, discharge or termination shall (t) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (u) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (v) without the consent of each Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (w) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.
          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Sections 13.11(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 4.01(b), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.11(a).
          13.12 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.05, 4.04, 13.01 and 13.06 shall, subject to Section 13.14 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.
          13.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.13 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.05 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
          13.14 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Sections 1.10, 1.11, 2.05 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within one year after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.10, 1.11, 2.05 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11, 2.05 or 4.04, as the case may be. This Section 13.14 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11, 2.05 and 4.04.
          13.15 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.15, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by the respective Lender, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent and (vi) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 13.15.
          (b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

          13.16 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 13.16, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.16, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.
          13.17 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

          13.18 Language. All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.
          13.19 Waiver of Immunity. The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, any other Acceptable Flag Jurisdiction or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, any other Acceptable Flag Jurisdiction or elsewhere.
          13.20 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.
* * *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

TODCO,
as Borrower

By:	/s/ Dale Wilhelm

Title: Vice President
Address:
Telephone:
Facsimile:

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent and as Lead Arranger

By:

Title:

By:

Title:

NORDEA BANK NORGE ASA, GRAND CAYMAN BRANCH

By:

Title:

By:

Title:

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF DECEMBER 29, 2005, AMONG TODCO., THE LENDERS PARTY HERETO FROM TIME TO TIME, NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS LEAD ARRANGER AND BOOK RUNNER

NAME OF INSTITUTION:

By:

Name:
Title:

By:

Name:
Title:

SCHEDULE I
COMMITMENTS

Lender	Commitments
NORDEA BANK NORGE ASA, GRAND CAYMAN BRANCH	$85,000,000.00
HSH NORDBANK AG	$30,000,000.00
NIBC BANK N.V.	$30,000,000.00
AMEGY BANK NATIONAL ASSOCIATION	$30,000,000.00
NATEXIS BANQUES POPULAIRES	$25,000,000.00

Total	$200,000,000.00

EXHIBIT B
FORM OF NOTE

$	New York, New York
,
          FOR VALUE RECEIVED, TODCO, a Delaware corporation (the “Borrower”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 437 Madison Avenue, 21st Floor, New York, NY 10022 on the Maturity Date (as defined in the Agreement) (or if the Term-Out Option (as defined in the Agreement) has been exercised by the Borrower, on the last day of the Term-Out Period (as defined in the Agreement)) the principal sum of                      DOLLARS ($                    ) or, if less, the unpaid principal amount of all Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.
          The Borrower also promises to pay interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.
          This Note is one of the Notes referred to in the Credit Agreement, dated as of December 29, 2005, among the Borrower, the lenders from time to time party thereto (including the Lender), and Nordea Bank Finland plc, New York Branch, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Subsidiaries Guaranty (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Loans may be converted from one Type (as defined in the Agreement) into the other Type to the extent provided in the Agreement.
          In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.
          The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B

          THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

TODCO
By:
Name:
Title:

EXHIBIT E
SUBSIDIARIES GUARANTY
          SUBSIDIARIES GUARANTY, dated as of December 29, 2005 (as amended, modified, restated and/or supplemented from time to time, this “Guaranty”), made by each of the undersigned guarantors (each a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 25 hereof, the “Guarantors”). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
W I T N E S S E T H:
          WHEREAS, TODCO (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Nordea Bank Finland plc, New York Branch, as Administrative Agent and as Collateral Agent (in such capacity, together with any successor Administrative Agent, the “Administrative Agent”), have entered into a Credit Agreement, dated as of December 29, 2005 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrower as contemplated therein (the Lenders, the Collateral Agent and the Administrative Agent are herein called the “Secured Creditors”);
          WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;
          WHEREAS, it is a condition to the making of Loans to the Borrower under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and
          WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans to the Borrower under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph;
          NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:
          1. Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees to the Secured Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement, and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Secured Creditors (in the capacities referred to in the definition of Secured Creditors) under the Credit Agreement and each other Credit Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including any interest accruing after the commencement of any bankruptcy, insolvency,

Exhibit E

receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and any such other Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor or the Borrower against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.
          2. Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 10.05 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay, upon the occurrence of any such event, such Guaranteed Obligations to the Secured Creditors, or order, on demand. This Guaranty shall constitute a guaranty of payment, and not of collection.
          3. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (e) to the extent permitted by applicable law, any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Secured Creditors as contemplated in Section 5 hereof or (g) any invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor.
          4. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower and whether or not any other Guarantor, any other guarantor or the Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

Exhibit E

          5. Any Secured Creditor may, if and to the extent permitted by the Credit Documents, at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:
          (a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;
          (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;
          (c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party, any Subsidiary thereof or otherwise act or refrain from acting;
          (d) release or substitute any one or more endorsers, Guarantors, other guarantors, the Borrower, or other obligors;
          (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower;
          (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Creditors regardless of what liabilities of the Borrower remain unpaid;
          (g) consent to or waive any breach of, or any act, omission or default under the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement (in accordance with their terms) any of the Credit Documents or any of such other instruments or agreements;
          (h) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guaranty; and/or
          (i) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty.

Exhibit E

          6. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have hereunder. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
          7. Any indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Borrower to the Secured Creditors, and such indebtedness of the Borrower to any Guarantor, if the Administrative Agent or the Collateral Agent, after the occurrence and during the continuance of an Event of Default, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness of the Borrower to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.
          8. (a) Each Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require the Secured Creditors to: (i) proceed against the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy the Secured Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. Each Guarantor waives any defense arising out of any such

Exhibit E

election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other party or any security.
          (b) Each Guarantor waives all presentments, promptness, diligence, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.
          Each Guarantor warrants and agrees that each of the waivers set forth above in this Section 8 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.
          9. (a) The Secured Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Lenders and that no other Secured Creditors shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent, as the case may be, for the benefit of the Secured Creditors upon the terms of this Guaranty. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).
          (b) The Administrative Agent and Collateral Agent will hold in accordance with this Guaranty all collateral at any time received under this Guaranty. It is expressly understood and agreed by each Secured Creditor that by accepting the benefits of this Guaranty each such Secured Creditor acknowledges and agrees that the obligations of the Administrative Agent and Collateral Agent as enforcer of this Guaranty and interests herein are only those expressly set forth in this Guaranty and in Section 12 of the Credit Agreement. The Administrative Agent and the Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.
          10. In order to induce the Lenders to make Loans to the Borrower pursuant to the Credit Agreement, each Guarantor represents, warrants and covenants that:
          (a) Such Guarantor (i) is a duly organized and validly existing corporation, limited partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority, as the case may be, to own its property and assets and to transact the business in which it is currently engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as

Exhibit E

currently conducted requires such qualification, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (b) Such Guarantor has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of this Guaranty and each such other Credit Document. Such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party, and this Guaranty and each such other Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
          (c) Neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement or credit agreement, or any other material agreement, contract or instrument, to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of such Guarantor or any of its Subsidiaries.
          (d) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or, in the case of any filings or recordings of the Security Documents (other than the Vessel Mortgages) executed on or before the Effective Date, will be made within 10 days of the Effective Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty by such Guarantor or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Credit Document to which such Guarantor is a party.
          11. Each Guarantor covenants and agrees that on and after the Effective Date and until the termination of the Commitments and until such time as no Notes remain outstanding and all Guaranteed Obligations have been paid in full, such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the provisions, covenants and agreements contained in Sections 8 and 9 of the Credit Agreement and applicable to such Guarantor, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or

Exhibit E

not taken so that it is not in violation of any provision, covenant or agreement contained in Section 8 or 9 of the Credit Agreement, and so that no Default or Event of Default is caused by the actions of such Guarantor or any of its Subsidiaries.
          12. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of (i) each Secured Creditor in connection with the enforcement of this Guaranty (including, without limitation, the reasonable fees and disbursements of outside counsel employed by each Secured Creditor) and (ii) the Administrative Agent in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of outside counsel employed by the Administrative Agent).
          13. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.
          14. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby and with the written consent of the Administrative Agent (or, to the extent required by Section 13.11 of the Credit Agreement, with the written consent of the Required Lenders).
          15. Each Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.
          16. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Secured Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.
          17. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic or telecopier communication) and mailed, telexed, telecopied or delivered: if to any Guarantor, at [                                        ], Telephone No.: [                                        ], Telecopier No.: [                                        ]; if to any Secured Creditor, at its address specified opposite its name on Schedule II to the Credit Agreement; and if to the Administrative Agent, at its address specified opposite its name on [Schedule II] to the Credit Agreement; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex or

Exhibit E

telecopier, be effective when sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such Guarantor, as the case may be.
          18. If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower) then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower , and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
          19. (a) THIS SUBSIDIARIES GUARANTY AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which any Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York in each case which are located in the City of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby further irrevocably waives (to the fullest extent permitted by applicable law) any claim that any such court lacks personal jurisdiction over such Guarantor, and agrees not to plead or claim in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which such Guarantor is a party brought in any of the aforesaid courts that any such court lacks personal jurisdiction over such Guarantor. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Guarantor at its address set forth in Section 17 hereof, such service to become effective 30 days after such mailing. Each Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which such Guarantor is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any of the Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.
          (b) Each Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any

Exhibit E

of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which such Guarantor is a party brought in the courts referred to in clause (a) above and hereby further irrevocably waives (to the fullest extent permitted by applicable law) and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.
          (c) EACH GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH SUCH GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          20. In the event that all of the capital stock or other equity interests of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 9.02 of the Credit Agreement (or such sale or other disposition has been approved in writing by the Required Lenders (or all the Lenders if required by Section 13.11 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Guarantor shall upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to the Borrower or another Subsidiary thereof) be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other equity interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 20).
          21. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided

Exhibit E

that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been paid in full in cash, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 21 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 21: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 21, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.
          22. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.
          23. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original (including if delivered by facsimile transmission or electronic mail), but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Guarantors and the Administrative Agent.
          24. (a) All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense, will be made in the currency or currencies in which the respective Guaranteed Obligations are then due and payable and will be made on the same basis as payments are made by the Borrower under Sections 4.03 and 4.04 of the Credit Agreement.

Exhibit E

          (b) The Guarantors’ obligations hereunder to make payments in the respective currency or currencies in which the respective Guaranteed Obligations are required to be paid (such currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective other Secured Creditor of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such other Secured Creditor under this Guaranty or the other Credit Documents as applicable. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (quoted by the Administrative Agent, determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
          (c) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.
          (d) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 24, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
          25. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall automatically become a Guarantor hereunder by executing a counterpart hereof and/or a Subsidiary assumption agreement, in each case in form and substance satisfactory to the Administrative Agent, and delivering the same to the Administrative Agent.
* * *

Exhibit E

          IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

[ ],
By:
Name:
Title:

Exhibit E

Accepted and Agreed to:
NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Administrative Agent

By:

Name:
Title:

EXHIBIT F
FORM OF PLEDGE AND SECURITY AGREEMENT
          PLEDGE AND SECURITY AGREEMENT (as amended, modified, restated and/or supplemented from time to time, this “Agreement”), dated as of December 29, 2005 made by each of the undersigned pledgors, including the Borrower (as defined below) (each a “Pledgor” and, together with any other entity that becomes a pledgor hereunder pursuant to Section 25 hereof, the “Pledgors”) to, NORDEA BANK FINLAND PLC, New York Branch, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below).
WITNESSETH:
          WHEREAS, TODCO (the “Borrower”), the various lenders from time to time party thereto (the “Lenders”), Nordea Bank Finland plc, New York Branch, as Administrative Agent (in such capacity, together with any successor Administrative Agent, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”), have entered into a Credit Agreement, dated as of December 29, 2005 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent and the Collateral Agent, in each of the aforementioned capacities, are herein called the “Secured Creditors”);
          WHEREAS, it is a condition precedent to the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement that each Pledgor shall have executed and delivered to the Collateral Agent this Agreement; and
          WHEREAS, each Pledgor desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph;
          NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:
          1. SECURITY FOR OBLIGATIONS
          1.1. Security. This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:
     (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, fees and indemnities (including, without limitation, to the extent permitted by law, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor at the rate provided for in the Credit Documents to which such

Exhibit F

Pledgor is a party, whether or not a claim for post-petition interest is allowed in any such proceeding)) of such Pledgor to the Secured Creditors whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Credit Documents to which such Pledgor is a party (including, in the case of each Pledgor that is a Subsidiary Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under the Subsidiaries Guaranty) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents (all such obligations, liabilities and indebtedness under this clause (i), being herein collectively called the “Credit Document Obligations”);
     (ii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral (as hereinafter defined) or preserve its security interest in the Collateral;
     (iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs; and
     (iv) all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under Section 11 of this Agreement;
all such obligations, liabilities, sums and expenses set forth in clauses (i) through (iv) of this Section 1.1 being herein collectively called the “Obligations,” it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement pursuant to the Credit Documents.
          2. DEFINITIONS. (a) Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. Reference to singular terms shall include the plural and vice versa.
          (b) The following capitalized terms used herein shall have the definitions specified below:
          “Administrative Agent” has the meaning set forth in the Recitals hereto.
          “Adverse Claim” has the meaning given such term in Section 8-102(a)(1) of the UCC.
          “Agreement” has the meaning set forth in the first paragraph hereof.
          “Borrower” has the meaning set forth in the Recitals hereto.
          “Certificated Security” has the meaning given such term in Section 8-102(a)(4) of the UCC.

Exhibit F

          “Clearing Corporation” has the meaning given such term in Section 8-102(a)(5) of the UCC.
          “Collateral” has the meaning set forth in Section 3.1 hereof.
          “Collateral Agent” has the meaning set forth in the first paragraph hereof.
          “Credit Agreement” has the meaning set forth in the Recitals hereto.
          “Credit Document Obligations” has the meaning set forth in Section 1.1(i) hereof.
          “Earnings Collateral” shall mean, collectively, all of the collateral granted, sold, conveyed, assigned, transferred, mortgaged and pledged pursuant to, and in accordance with, each Assignment of Earnings.
          “Event of Default” means any Event of Default under, and as defined in, the Credit Agreement.
          “Indemnitees” has the meaning set forth in Section 11 hereof.
          “Lenders” has the meaning set forth in the Recitals hereto.
          “Limited Liability Company Assets” means all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited liability company capital and interest in other limited liability companies), at any time owned or represented by any Limited Liability Company Interest.
          “Limited Liability Company Interests” means the entire limited liability company membership interest at any time owned by any Pledgor in any limited liability company.
          “Obligations” has the meaning set forth in Section 1.1 hereof.
          “Partnership Assets” means all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all partnership capital and interest in other partnerships), at any time owned or represented by any Partnership Interest.
          “Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership.
          “Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Pledgor” has the meaning set forth in the first paragraph hereof.
          “Primary Obligations” has the meaning set forth in Section 9(b) hereof.
          “Proceeds” has the meaning given such term in Section 9-102(64) of the UCC.

Exhibit F

          “Pro Rata Share” has the meaning set forth in Section 9(b) hereof.
          “Required Secured Creditors” means the Required Lenders (or, to the extent provided in Section 13.11 of the Credit Agreement, each of the Lenders).
          “Secondary Obligations” has the meaning set forth in Section 9(b) hereof.
          “Secured Creditors” has the meaning set forth in the Recitals hereto.
          “Secured Debt Agreements” means and includes this Agreement and the other Credit Documents.
          “Securities Act” means the Securities Act of 1933, as amended, as in effect from time to time.
          “Security” and “Securities” has the meaning given such term in Section 8-102(a)(15) of the UCC and shall in any event also include all Stock.
          “Security Entitlement” has the meaning given such term in Section 8-102(a)(17) of the UCC.
          “Stock” means all of the issued and outstanding shares of capital stock of any corporation at any time owned by any Pledgor.
          “Termination Date” has the meaning set forth in Section 20 hereof.
          “UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof.
          “Uncertificated Security” has the meaning given such term in Section 8-102(a)(18) of the UCC.
          3. PLEDGE OF STOCK, ACCOUNTS, ETC.
          3.1 Pledge. To secure the Obligations now or hereafter owed or to be performed by such Pledgor, each Pledgor does hereby grant and pledge to the Collateral Agent for the benefit of the Secured Creditors, and does hereby create a continuing first priority security interest in favor of the Collateral Agent for the benefit of the Secured Creditors in, all of the right, title and interest in and to the following, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”):
     (a) all Stock of any Subsidiary Guarantor owned by such Pledgor from time to time and all options and warrants owned by such Pledgor from time to time to purchase Stock of any such Subsidiary Guarantor;
     (b) all Limited Liability Company Interests in any Subsidiary Guarantor owned by such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such interest relates, whether now existing or hereafter

Exhibit F

acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Limited Liability Company Interests and applicable law:
     (A) all the capital thereof and its interest in all profits, losses, Limited Liability Company Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;
     (B) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;
     (C) all of such Pledgor’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;
     (D) all present and future claims, if any, of such Pledgor against any such limited liability company for moneys loaned or advanced, for services rendered or otherwise;
     (E) all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and
     (F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;
     (c) all Partnership Interests in any Subsidiary Guarantor owned by such Pledgor from time to time and all of its right, title and interest in each partnership to which each such interest relates, whether now existing or hereafter acquired, including, without limitation, to

Exhibit F

the fullest extent permitted under the terms and provisions of the documents and agreements governing such Partnership Interests and applicable law:
     (A) all the capital thereof and its interest in all profits, losses, Partnership Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;
     (B) all other payments due or to become due to such Pledgor in respect of such Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;
     (C) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;
     (D) all present and future claims, if any, of such Pledgor against any such partnership for moneys loaned or advanced, for services rendered or otherwise;
     (E) all of such Pledgor’s rights under any partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of any of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and
     (F) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and
     (d) all Proceeds of any and all of the foregoing.
          3.2. Procedures. (a) To the extent that any Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall, to the extent permitted by law, automatically (and without the taking of any action by such Pledgor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, such Pledgor shall (to the extent provided below) take, or, in the case of Section 3.2(a)(v), authorize the Collateral Agent to take, the following actions as set forth below (as promptly as practicable and, in any event, within 10 days after it obtains such Collateral) for the benefit of the Collateral Agent and the Secured Creditors:

Exhibit F

     (i) with respect to a Certificated Security (other than a Certificated Security credited on the books of a Clearing Corporation), such Pledgor shall deliver such Certificated Security to the Collateral Agent with powers executed in blank;
     (ii) with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation), such Pledgor shall cause the issuer of such Uncertificated Security (or, in the case of an issuer that is not a Subsidiary of such Pledgor, will use reasonable efforts to cause such issuer) to duly authorize and execute, and deliver to the Collateral Agent, an agreement for the benefit of the Collateral Agent and the other Secured Creditors substantially in the form of Annex G hereto (appropriately completed to the reasonable satisfaction of the Collateral Agent and with such modifications, if any, as shall be reasonably satisfactory to the Collateral Agent) pursuant to which such issuer agrees to comply with any and all instructions originated by the Collateral Agent without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security originated by any other Person other than a court of competent jurisdiction;
     (iii) with respect to a Certificated Security, Uncertificated Security, Partnership Interest that is a Security or Limited Liability Company Interest that is a Security credited on the books of a Clearing Corporation (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), such Pledgor shall promptly notify the Collateral Agent thereof and shall promptly take all actions required (i) to comply in all material respects with the applicable rules of such Clearing Corporation and (ii) to perfect the security interest of the Collateral Agent under applicable law (including, in any event, under Sections 9-314(a), (b) and (c), 9-106 and 8-106(d) of the UCC). Such Pledgor further agrees to take such actions as the Collateral Agent deems reasonably necessary to effect the foregoing;
     (iv) with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Interest credited on the books of a Clearing Corporation), (1) if such Partnership Interest or Limited Liability Company Interest is represented by a certificate and is a Security for purposes of the UCC, the procedure set forth in Section 3.2(a)(i) hereof, and (2) if such Partnership Interest or Limited Liability Company Interest is not represented by a certificate or is not a Security for purposes of the UCC, the procedure set forth in Section 3.2(a)(ii) hereof; and
     (v) with respect to cash proceeds from any of the Collateral described in Section 3.1 hereof which are not released to such Pledgor in accordance with Section 6 hereof, shall be placed in an Operating Account of such Pledgor.
     (b) In addition to the actions required to be taken pursuant to Section 3.2(a) hereof, each Pledgor shall take the following additional actions with respect to the Collateral:
     (i) with respect to all Collateral of such Pledgor whereby or with respect to which the Collateral Agent may obtain “control” thereof within the meaning of Section 8-106 of the UCC (or under any provision of the UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), such

Exhibit F

Pledgor shall take all actions as may be reasonably requested from time to time by the Collateral Agent so that “control” of such Collateral is obtained and at all times held by the Collateral Agent; and
     (ii) each Pledgor shall from time to time cause appropriate financing statements (on Form UCC-1 or other appropriate form) under the Uniform Commercial Code as in effect in the various relevant states and any other relevant jurisdictions, covering all Collateral hereunder (with the form of such financing statements to be satisfactory to the Collateral Agent), to be filed in the relevant filing offices so that at all times the Collateral Agent has a security interest in all Collateral which is perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant states, including, without limitation, Section 9-312(a) of the UCC).
          3.3. Subsequently Acquired Collateral. If any Pledgor shall acquire (by purchase, stock dividend or similar distribution or otherwise) any additional Collateral at any time or from time to time after the date hereof, such Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.1 hereof and, furthermore, such Pledgor will promptly thereafter take (or cause to be taken) all action with respect to such Collateral in accordance with the procedures set forth in Section 3.2 hereof, and will promptly thereafter deliver to the Collateral Agent (i) a certificate executed by a principal executive officer of such Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Collateral Agent (for the benefit of the Secured Creditors) hereunder and (ii) supplements to Annexes A through F hereto as are reasonably necessary to cause such annexes to be complete and accurate at such time.
          3.4. Transfer Taxes. Each pledge of Collateral under Section 3.1 or Section 3.3 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.
          3.5. Certain Representations and Warranties Regarding the Collateral. Each Pledgor represents and warrants that on the date hereof: (i) the jurisdiction of organization of such Pledgor, and such Pledgor’s organizational or registration identification number, if applicable, is listed on Annex A hereto; (ii) each Subsidiary of such Pledgor that is a Subsidiary Guarantor is listed in Annex B hereto; (iii) the Stock (and any warrants or options to purchase Stock) of any Subsidiary Guarantor held by such Pledgor consists of the number and type of shares of the stock (or warrants or options to purchase any stock) of the corporations as described in Annex C hereto; (iv) such Stock constitutes that percentage of the issued and outstanding capital stock of the respective Subsidiary Guarantors as is set forth in Annex C hereto; (v) the Limited Liability Company Interests in any and all Subsidiary Guarantors held by such Pledgor consist of the number and type of interests of the respective Subsidiary Guarantors described in Annex D hereto; (vi) each such Limited Liability Company Interest constitutes that percentage of the issued and outstanding equity interest of the respective Subsidiary Guarantors as set forth in Annex D hereto; (vii) the Partnership Interests held by such Pledgor in any and all Subsidiary Guarantors consist of the number and type of interests of the respective Subsidiary Guarantors described in Annex E hereto; (viii) each such Partnership Interest constitutes that percentage or portion of the entire partnership interest of the Partnership as set forth in Annex E hereto; (ix) to the extent applicable, such Pledgor has complied with the respective procedure set forth in Section 3.2(a) hereof with respect to each item of Collateral described in

Exhibit F

Annexes B through E hereto; and (xi) on the date hereof, such Pledgor owns no other Stock, Limited Liability Company Interests or Partnership Interests of, in each case, any Subsidiary Guarantor.
          4. APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC. If and to the extent necessary to enable the Collateral Agent to perfect its security interest in any of the Collateral or to exercise any of its remedies hereunder, the Collateral Agent shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which may be held (in the discretion of the Collateral Agent) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or any nominee or nominees of the Collateral Agent or a sub-agent appointed by the Collateral Agent.
          5. VOTING, ETC., WHILE NO EVENT OF DEFAULT. Unless and until there shall have occurred and be continuing an Event of Default, each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or be inconsistent with any of the terms of any Secured Debt Agreement, or which could reasonably be expected to have the effect of impairing the value of the Collateral or any part thereof or the position or interests of the Collateral Agent or any other Secured Creditor in the Collateral unless expressly permitted by the terms of the Secured Debt Agreements. All such rights of each Pledgor to vote and to give consents, waivers and ratifications shall cease during the continuance of an Event of Default, during which period Section 7 hereof shall be applicable.
          6. DIVIDENDS AND OTHER DISTRIBUTIONS. Unless and until there shall have occurred and be continuing an Event of Default, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the Pledgors. The Collateral Agent shall be entitled to receive directly, and to retain as part of the Collateral:
     (i) all other or additional stock, notes, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash dividends other than as set forth above in the first sentence of this Section 6) paid or distributed by way of dividend or otherwise in respect of the Collateral;
     (ii) all other or additional stock, notes, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and
     (iii) all other or additional stock, notes, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of all or substantially all the assets of a Pledgor, liquidation or similar corporate or other reorganization not permitted by the terms of the Credit Agreement.
All dividends, distributions or other payments which are received by any Pledgor contrary to the provisions of this Section 6 and Section 7 hereof shall be segregated from other property or funds of

Exhibit F

such Pledgor and shall be forthwith paid over and/or delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).
          7. REMEDIES IN CASE OF AN EVENT OF DEFAULT. During the continuance of an Event of Default, the Collateral Agent shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Secured Debt Agreement or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Collateral Agent shall be entitled to exercise all the rights and remedies of a secured party under the Uniform Commercial Code as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to the extent permitted under the Credit Documents and applicable law, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:
     (i) to receive all amounts payable in respect of the Collateral otherwise payable under Section 6 hereof to the Pledgors;
     (ii) to vote all or any part of the Collateral (whether or not transferred into the name of the Collateral Agent) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Collateral Agent the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so);
     (iii) at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by each Pledgor, to the extent permitted by law), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Collateral Agent in its absolute discretion may determine, provided that at least 10 days’ written notice of the time and place of any such public sale or the date after which any such private sale will be held shall be given to the Pledgors. The Collateral Agent shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Collateral Agent on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. To the extent permitted by law, neither the Collateral Agent nor any other Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto;
     (iv) to set-off any and all Collateral against any and all Obligations; and
     (v) apply any monies constituting collateral or proceeds thereof (including, without limitation, amounts on deposit in the Operating Accounts) in accordance with the provisions of Section 9.

Exhibit F

          8. REMEDIES, ETC., CUMULATIVE. Each and every right, power and remedy of the Collateral Agent provided for in this Agreement or in any other Secured Debt Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Collateral Agent of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Collateral Agent of all such other rights, powers or remedies, and no failure or delay on the part of the Collateral Agent to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent or any other Secured Creditor to any other or further action in any circumstances without notice or demand. The Secured Creditors agree that this Agreement may be enforced only by the action of the Collateral Agent, in each case acting upon the instructions of the Required Secured Creditors and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement.
          9. APPLICATION OF PROCEEDS. (a) All monies collected by the Collateral Agent pursuant to Section 7 hereof or upon any other sale or other disposition of the Collateral of each Pledgor and any other collateral under any other Security Document (including, without limitation, the Vessel Mortgages, Assignments of Earnings, Assignments of Insurance, together with all other monies received by the Collateral Agent hereunder and under any other Security Document (except to the extent released in accordance with the applicable provisions of this Agreement or any other Credit Document), shall be applied to the payment of the Obligations as follows:
     (i) first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (ii) and (iii) of Section 1.1;
     (ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Primary Obligations (as defined below) constituting Credit Document Obligations shall be paid to the Lenders as provided in Section 9(d) hereof, with each Lender receiving an amount equal to such outstanding Primary Obligations constituting Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations constituting Credit Document Obligations, its Pro Rata Share (as defined below) of the amount remaining to be distributed;
     (iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (ii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 9(d) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and
     (iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement

Exhibit F

pursuant to Section 20 hereof, to the relevant Pledgor or to whomever may be lawfully entitled to receive such surplus.
          (b) For purposes of this Agreement, (x) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (y) “Primary Obligations” shall mean all principal of, and interest on, all Loans and all fees, costs and expenses incurred under the Credit Agreement with respect thereto and (z) “Secondary Obligations” shall mean all Obligations other than Primary Obligations.
          (c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 9 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.
          (d) All payments required to be made hereunder shall be made if to the Secured Creditors, to the Administrative Agent under the Credit Agreement for the account of the Secured Creditors.
          (e) For purposes of applying payments received in accordance with this Section 9, the Collateral Agent shall be entitled to rely upon the Administrative Agent under the Credit Agreement (which the Administrative Agent and each Secured Creditor agrees to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Secured Creditors. Unless it has actual knowledge (including by way of written notice from a Secured Creditor) to the contrary, the Administrative Agent, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.
          (f) It is understood and agreed that each Pledgor shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral pledged by it hereunder and the aggregate amount of the Obligations of such Pledgor.
          10. PURCHASERS OF COLLATERAL. Upon any sale of the Collateral by the Collateral Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Collateral Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid

Exhibit F

over to the Collateral Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.
          11. INDEMNITY. Each Pledgor jointly and severally agrees (i) to indemnify and hold harmless the Collateral Agent and each other Secured Creditor and their respective successors, assigns, employees, agents and affiliates (individually an “Indemnitee,” and collectively the “Indemnitees”) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and (ii) to reimburse each Indemnitee for all reasonable costs and expenses, including reasonable attorneys’ fees, in each case growing out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder or under any other Secured Debt Agreement (but excluding any claims, demands, losses, judgments and liabilities or expenses to the extent incurred by reason of gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)). In no event shall the Collateral Agent be liable, in the absence of gross negligence or willful misconduct on its part, for any matter or thing in connection with this Agreement other than to account for monies actually received by it in accordance with the terms hereof. If and to the extent that the obligations of any Pledgor under this Section 11 are unenforceable for any reason, such Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.
          12. COLLATERAL AGENT NOT A PARTNER OR LIMITED LIABILITY COMPANY MEMBER. (a) Nothing herein shall be construed to make the Collateral Agent or any other Secured Creditor liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Creditor by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or partnership. The parties hereto expressly agree to the extent permitted by law that, unless the Collateral Agent shall become the absolute owner of Collateral consisting of a Limited Liability Company Interest or Partnership Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Creditor, any Pledgor and/or any other Person.
          (b) Except as provided in the last sentence of paragraph (a) of this Section 12, the Collateral Agent, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor, any limited liability company, partnership and/or any other Person either before or after an Event of Default shall have occurred. The Collateral Agent shall have only those powers set forth herein and the Secured Creditors shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (a) of this Section 12.
          (c) To the extent permitted by law, the Collateral Agent and the other Secured Creditors shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

Exhibit F

          (d) To the extent permitted by law, the acceptance by the Collateral Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Collateral Agent or any other Secured Creditor to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.
          13. FURTHER ASSURANCES; POWER-OF-ATTORNEY. (a) Each Pledgor agrees that it will join with the Collateral Agent in executing, if appropriate, and, at such Pledgor’s own expense, file and refile under the Uniform Commercial Code or other applicable law such financing statements, continuation statements and other documents in such offices as the Collateral Agent may deem reasonably necessary and wherever required by law in order to perfect and preserve the Collateral Agent’s security interest in the Collateral and hereby authorizes the Collateral Agent to file financing statements and amendments thereto relative to all or any part of the Collateral where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Collateral Agent such additional conveyances, assignments, agreements and instruments as the Collateral Agent may reasonably require or deem necessary to carry into effect the purposes of this Agreement or to further assure and confirm unto the Collateral Agent its rights, powers and remedies hereunder.
          (b) Each Pledgor hereby appoints the Collateral Agent such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to act from time to time solely after the occurrence and during the continuance of an Event of Default in the Collateral Agent’s reasonable discretion to take any action and to execute any instrument which the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement.
          14. THE COLLATERAL AGENT AS AGENT. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed by each Secured Creditor that by accepting the benefits of this Agreement each such Secured Creditor acknowledges and agrees that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 12 of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.
          15. TRANSFER BY THE PLEDGORS. No Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein (except as may be permitted in accordance with the terms of the Secured Debt Agreements).
          16. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS. Each Pledgor represents, warrants and covenants that:
     (i) it is the legal, beneficial and record owner of, and has good and indefeasible title to, all Collateral pledged by such Pledgor hereunder and that it has sufficient interest in all Collateral pledged by such Pledgor hereunder in which a security interest is purported to

Exhibit F

be created hereunder for such security interest to attach (subject, in each case, to no pledge, lien, mortgage, hypothecation, security interest, charge, option, Adverse Claim or other encumbrance whatsoever, except the liens and security interests created by this Agreement and Permitted Liens);
     (ii) it has the corporate, limited partnership or limited liability company power and authority, as the case may be, to pledge all the Collateral pledged by it pursuant to this Agreement;
     (iii) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights (and by the judicial application of foreign laws or governmental action affecting the rights of creditors generally) and by equitable principles (regardless of whether enforcement is sought in equity or at law);
     (iv) except to the extent already obtained or made, or, in the case of any filings or recordings of the Security Documents executed on or before the Effective Date, to be made within 10 days of the Effective Date, no consent of any other party (including, without limitation, any stockholder, partner, member or creditor of such Pledgor or any of its Subsidiaries) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required to be obtained by such Pledgor in connection with (a) the execution, delivery or performance by such Pledgor of this Agreement, (b) the legality, validity, binding effect or enforceability of this Agreement, (c) the perfection or enforceability of the Collateral Agent’s security interest in the Collateral pledged by such Pledgor hereunder or (d) except for compliance with or as may be required by applicable securities laws, the exercise by the Collateral Agent of any of its rights or remedies provided herein;
     (v) the execution, delivery and performance of this Agreement will not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, U.S. or non-U.S., applicable to such Pledgor, or of the memorandum of association, certificate or articles of incorporation, certificate of formation, operating agreement, limited liability company agreement, partnership agreement or by-laws of such Pledgor, as applicable, or of any securities issued by such Pledgor or any of its Subsidiaries, or of any mortgage, deed of trust, indenture, lease, loan agreement, credit agreement or other contract, agreement or instrument or undertaking to which such Pledgor or any of its Subsidiaries is a party or which purports to be binding upon such Pledgor or any of its Subsidiaries or upon any of their respective assets and will not result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance on any of the assets of such Pledgor or any of its Subsidiaries which are Credit Parties, except as contemplated by this Agreement or the Credit Agreement;
     (vi) all of the Collateral has been duly and validly issued and acquired, is fully paid and non-assessable and is subject to no options to purchase or similar rights;

Exhibit F

     (vii) the pledge and collateral assignment to, and possession by, the Collateral Agent of the Collateral pledged by such Pledgor hereunder consisting of Certificated Securities pursuant to this Agreement creates a valid and perfected first priority security interest in such Certificated Securities, and the proceeds thereof, subject to no prior Lien or to any agreement purporting to grant to any third party a Lien on the property or assets of such Pledgor which would include the Certificated Securities, except for Permitted Liens, and the Collateral Agent is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral; and;
     (viii) “control” (as defined in Section 8-106 of the UCC) has been obtained by the Collateral Agent over all Collateral pledged by such Pledgor hereunder consisting of Stock with respect to which such “control” may be obtained pursuant to Section 8-106 of the UCC.
          (b) Each Pledgor covenants and agrees that it will defend the Collateral Agent’s right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all persons whomsoever; and each Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Collateral Agent as Collateral hereunder and will likewise defend the right thereto and security interest therein of the Collateral Agent and the Secured Creditors.
          17. JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE; RECORDS. The jurisdiction of organization of each Pledgor is specified in Annex A hereto. The chief executive office of each Pledgor is located at the address specified in Annex F hereto. Each Pledgor will not change the jurisdiction of its organization or of its chief executive office except to such new jurisdiction as such Pledgor may establish in accordance with the last sentence of this Section 17. The originals of all documents in the possession of such Pledgor evidencing all Collateral, including but not limited to all Limited Liability Company Interests and Partnership Interests, and the only original books of account and records of such Pledgor relating thereto are, and will continue to be, kept at such chief executive office as specified in Annex F hereto, or at such new locations as such Pledgor may establish in accordance with the last sentence of this Section 17. All Limited Liability Company Interests and Partnership Interests are, and will continue to be, maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, such chief executive office as specified in Annex F hereto, or such new locations as such Pledgor may establish in accordance with the last sentence of this Section 17. No Pledgor shall establish a new jurisdiction of organization or the location for such chief executive offices in a new jurisdiction until (i) it shall have given to the Collateral Agent not less than 30 days’ prior written notice of its intention so to do, providing clear details of such new jurisdiction, and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new jurisdiction, it shall have taken all action, satisfactory to the Collateral Agent (and, to the extent applicable, in accordance with Section 3.2 hereof), to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. Promptly after establishing a new jurisdiction of organization or in which its chief executive offices are located in accordance with the immediately preceding sentence, the respective Pledgor shall deliver to the Collateral Agent a supplement to Annex A hereto or Annex F hereto, as the case may be, so as to cause such Annex A or F, as the case may be, to be complete and accurate.

Exhibit F

          18. PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC. To the extent permitted by law, the obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (i) any renewal, extension, amendment or modification of or addition or supplement to or deletion from any Secured Debt Agreement or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement; (iii) any furnishing of any additional security to the Collateral Agent or its assignee or any acceptance thereof or any release of any security by the Collateral Agent or its assignee; (iv) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or (v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing (it being understood and agreed that the enforcement hereof may be limited by applicable bankruptcy, insolvency, restructuring, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles and by the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally).
          19. REGISTRATION, ETC. If at any time when the Collateral Agent shall determine to exercise its right to sell all or any part of the Collateral consisting of Stock, Limited Liability Company Interests or Partnership Interests pursuant to Section 7 hereof, and the Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act, as then in effect, the Collateral Agent may, in its sole and absolute discretion, sell such Collateral, as the case may be, or part thereof by private sale in such manner and under such circumstances as the Collateral Agent may deem necessary or advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any such event the Collateral Agent, in its sole and absolute discretion (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under such Securities Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price which the Collateral Agent, in its sole and absolute discretion, in good faith deems reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration as aforesaid.
          20. TERMINATION; RELEASE. (a) After the Termination Date, this Agreement and the security interest created hereby shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 11 hereof shall survive any such termination), and the Collateral Agent, at the request and expense of any Pledgor, will as promptly as practicable (i) execute and deliver to such Pledgor a proper instrument or instruments acknowledging the

Exhibit F

satisfaction and termination of this Agreement, and (ii) will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as has not theretofore been sold or otherwise applied or released pursuant to this Agreement or any other Credit Document, together with any monies at the time held by the Collateral Agent or any of its sub-agents hereunder. As used in this Agreement, “Termination Date” shall mean the date upon which the Total Commitment under the Credit Agreement has been terminated, no Note under the Credit Agreement is outstanding and all Loans thereunder have been repaid in full, all Letters of Credit issued under the Credit Agreement have been terminated and all Obligations then due and payable have been paid in full.
          (b) In the event that any part of the Collateral is sold in connection with a sale permitted by the Secured Debt Agreements (other than a sale to any Pledgor or any Subsidiary thereof) or is otherwise released with the consent of the Required Secured Creditors and the proceeds of such sale or sales or from such release are applied in accordance with the provisions of the Credit Agreement, to the extent required to be so applied, the Collateral Agent, at the request and expense of the respective Pledgor, will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral (and releases therefor) as is then being (or has been) so sold or released and has not theretofore been released pursuant to this Agreement.
          (c) At any time that a Pledgor desires that the Collateral Agent assign, transfer and deliver Collateral (and releases therefor) as provided in Section 20(a) or (b) hereof, it shall deliver to the Collateral Agent a certificate signed by a principal executive officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to such Section 20(a) or (b).
          (d) The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as a result of any release of Collateral by it in accordance with this Section 20.
          21. NOTICES, ETC. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopier communication) and mailed, telecopied or delivered: if to any Pledgor, at 2000 West Sam Houston Parkway South, Suite 800, Houston, Texas, 77042, if to any Secured Creditor, at its address specified opposite its name on Schedule II to the Credit Agreement; and if to the Collateral Agent, at its Notice Office. All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telecopier, be effective when sent by telecopier, except that notices and communications to the Collateral Agent or any Pledgor shall not be effective until received by the Collateral Agent or such Pledgor, as the case may be.
          22. WAIVER; AMENDMENT. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing duly signed by each Pledgor directly affected thereby and the Collateral Agent (with the written consent of the Required Secured Creditors).

Exhibit F

          23. MISCELLANEOUS. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO EACH PLEDGOR AT ITS RESPECTIVE ADDRESS SET FORTH IN ANNEX F, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PLEDGOR IN ANY OTHER JURISDICTION. IF AT ANY TIME DURING WHICH THIS AGREEMENT REMAINS IN EFFECT, EACH PLEDGOR DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE COLLATERAL AGENT AND THE SECURED PARTIES WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF SUCH PLEDGOR TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 23 OR OTHERWISE PERMITTED BY LAW.
          (b) EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (c) EACH PLEDGOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS AGREEMENT) HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Exhibit F

          24. RECOURSE. This Agreement is made with full recourse to the Pledgors and pursuant to and upon all the representations, warranties, covenants and agreements on the part of the Pledgors contained herein and in the other Credit Documents and otherwise in writing in connection herewith or therewith.
          25. ADDITIONAL PLEDGORS. It is understood and agreed that any Subsidiary of the Borrower that is required to become a party to this Agreement after the date hereof pursuant to the requirements of the Credit Agreement shall automatically become a Pledgor hereunder by (x) executing a counterpart hereof and/or a Subsidiary assumption agreement, in each case in form and substance satisfactory to the Collateral Agent, (y) delivering supplements to Annexes A through F hereto as are necessary to cause such Annexes to be complete and accurate with respect to such additional Pledgor on such date and (z) taking all actions as specified in Section 3 of this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all actions required to be taken above to be taken to the reasonable satisfaction of the Collateral Agent.
          26. RELEASE OF GUARANTORS. In the event any Pledgor which is a Subsidiary of the Borrower is released from its obligations pursuant to the Subsidiaries Guaranty, such Pledgor (so long as not the Borrower) shall be released from this Agreement and this Agreement shall, as to such Pledgor only, have no further force or effect.
* * *

Exhibit F

          IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

TODCO,
as a Pledgor

By:

Name:
Title:

[ ]

By:

Name:
Title:

Accepted and Agreed to:

NORDEA BANK FINLAND PLC,
NEW YORK BRANCH,
as Collateral Agent

By:

Name:
Title:

By:

Name:
Title:

ANNEX A
to
Pledge and Security Agreement
EXACT LEGAL NAME OF EACH PLEDGOR AND JURISDICTION OF
ORGANIZATION

Organizational ID /
Name of Pledgor	Jurisdiction of Organization	Registration Number
TODCO	Delaware

[ ]	[ ]	[ ]

ANNEX B
to
Pledge and Security Agreement
LIST OF SUBSIDIARY GUARANTORS

Pledgor	Subsidiary Guarantors
[ ]	[ ]

ANNEX C
to
Pledge and Security Agreement
LIST OF STOCK

ANNEX D
to
Pledge and Security Agreement
LIST OF LIMITED LIABILITY COMPANY INTERESTS

Name of Limited Liability Company	Type of Interest	Percentage Owned	Sub-clause of Section 3.2(a) of Borrower/Subsidiary Pledge and Security Agreement

ANNEX E
to
Pledge and Security Agreement
LIST OF PARTNERSHIP INTERESTS

ANNEX F
to
Pledge and Security Agreement
LIST OF CHIEF EXECUTIVE OFFICES

Name of Pledgor	Address
[ ]	[ ]

ANNEX G
to
Pledge and Security Agreement
Form of Agreement Regarding Uncertificated Securities, Limited Liability
Company Interests and Partnership Interests
          AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”), dated as of _________ ___, ___, among the undersigned pledgor (the “Pledgor”), NORDEA BANK FINLAND PLC, New York Branch, not in its individual capacity but solely as collateral agent (the “Collateral Agent”), and ___, as the issuer of the Uncertificated Securities, Limited Liability Company Interests and/or Partnership Interests (each as defined below) (the “Issuer”).
WITNESSETH:
          WHEREAS, the Pledgor, certain of its affiliates and the Collateral Agent have entered into a Pledge and Security Agreement, dated as of December 29, 2005 (as amended, amended and restated, modified or supplemented from time to time, the “Pledge Agreement”), under which, among other things, in order to secure the payment of the Obligations (as defined in the Pledge Agreement), the Pledgor will pledge to the Collateral Agent for the benefit of the Secured Creditors (as defined in the Pledge Agreement), and grant a first priority security interest in favor of the Collateral Agent for the benefit of the Secured Creditors in, all of the right, title and interest of the Pledgor in and to any and all (1) “uncertificated securities” (as defined in Section 8-102(a)(18) of the Uniform Commercial Code, as adopted in the State of New York) (“Uncertificated Securities”), (2) Partnership Interests (as defined in the Pledge Agreement) that are Securities and (3) Limited Liability Company Interests (as defined in the Pledge Agreement) that are Securities, in each case issued from time to time by the Issuer, whether now existing or hereafter from time to time acquired by the Pledgor (with all of such Uncertificated Securities, Partnership Interests and Limited Liability Company Interests being herein collectively called the “Issuer Pledged Interests”); and
          WHEREAS, the Pledgor desires the Issuer to enter into this Agreement in order to protect the security interest of the Collateral Agent under the Pledge Agreement in the Issuer Pledged Interests, to vest in the Collateral Agent control of the Issuer Pledge Interests and to provide for the rights of the parties under this Agreement;
          NOW THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          1. The Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Collateral Agent (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the Pledgor), and, after receiving a notice from the Collateral Agent stating that an “Event of Default” has occurred and is continuing, until such notice is rescinded by the Collateral Agent, not to comply with any instructions or orders regarding

ANNEX G

any or all of the Issuer Pledged Interests originated by any person or entity other than the Collateral Agent (and its successors and assigns) or a court of competent jurisdiction.
          2. The Issuer hereby certifies that (i) no notice of any security interest, lien or other encumbrance or claim affecting the Issuer Pledged Interests (other than the security interest of the Collateral Agent) has been received by it, and (ii) the security interest of the Collateral Agent in the Issuer Pledged Interests has been registered in the books and records of the Issuer.
          3. The Issuer hereby represents and warrants that (i) the pledge by the Pledgor of, and the granting by the Pledgor of a security interest in, the Issuer Pledged Interests to the Collateral Agent, for the benefit of the Secured Creditors, does not violate the charter, by-laws, partnership agreement, membership agreement or any other agreement governing the Issuer or the Issuer Pledged Interests, and (ii) the Issuer Pledged Interests are fully paid and nonassessable.
          4. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Pledgor by the Issuer in respect of the Issuer will also be sent to the Collateral Agent at the following address:
Nordea Bank Finland plc,
     New York Branch
437 Madison Avenue, 21st Floor
New York, New York 10022
Attn: Hans Kjelsrud
Telephone: (212) 318-9634
Facsimile: (212) 421-4420
          5. Until the Collateral Agent shall have delivered written notice to the Issuer that all of the Obligations have been paid in full and this Agreement is terminated, the Issuer will, upon receiving notice from the Collateral Agent stating that an “Event of Default” has occurred and is continuing, until such notice is rescinded by the Collateral Agent, send any and all redemptions, distributions, interest or other payments in respect of the Issuer Pledged Interests from the Issuer for the account of the Pledgor only by wire transfers to such account as the Collateral Agent shall instruct.
          6. Except as expressly provided otherwise in Sections 4 and 5, all notices, shall be sent or delivered by mail, telegraph, telecopy or overnight courier service and all such notices and communications shall, when mailed, telegraphed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company or courier, as the case may be, or sent by telecopier, except that notices and communications to the Collateral Agent, the Pledgor or the Issuer shall not be effective until received by the Collateral Agent, the Pledgor or the Issuer, as the case may be. All notices and other communications shall be in writing and addressed as follows:

ANNEX G

(a) if to any Pledgor, to it:
__________________
__________________
__________________
with copies to:
__________________
__________________
__________________
(b) if to the Collateral Agent, at:
Nordea Bank Finland plc,
     New York Branch
437 Madison Avenue, 21st Floor
New York, New York 10022
Attn: Hans Kjelsrud
Telephone: (212) 318-9634
Facsimile: (212) 421-4420
(c) if to the Issuer, at:
________________________
________________________
________________________
or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.
          7. This Agreement shall be binding upon the successors and assigns of the Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Collateral Agent and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in the manner whatsoever except in writing signed by the Collateral Agent, the Issuer and the Pledgor.
          8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
* * *

ANNEX G

          IN WITNESS WHEREOF, the Pledgor, the Collateral Agent and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

[ ],
as Pledgor

By

Name:
Title:

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
not in its individual capacity but solely as Collateral Agent

By

Name:
Title:

By

Name:
Title:

[ ],
the Issuer

By

Name:
Title:

Exhibit G
ASSIGNMENT OF EARNINGS
THE OFFSHORE DRILLING COMPANY
     THE OFFSHORE DRILLING COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America (the “Assignor”), in consideration of One Dollar ($1) lawful money of the United States of America, and other good and valuable consideration, the receipt of which is hereby acknowledged, has sold, assigned, transferred and set over and by this instrument does sell, assign, transfer and set over unto Nordea Bank Finland Plc, New York Branch (the “Assignee”), as Collateral Agent (the “Agent”) for the benefit of the Lenders (the “Lenders”) defined under that certain Credit Agreement, dated as of December ___, 2005 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, TODCO, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and the Assignee, as Administrative Agent and Collateral Agent, and unto the Assignee’s successors and assigns, to its and its successors’ and assigns’ own proper use and benefit and does hereby grant to the Assignee a security interest in all the right, title, interest, claim and demand of the Assignor in and to (the following clauses (i) through (iv), collectively, the “Earnings Collateral”) (i) all freights, hire and other moneys earned and to be earned, due or to become due, or paid or payable to, or for the account of, the Assignor, of whatsoever nature, arising out of or as a result of the use, operation, pooling or chartering by the Assignor or its agents of the vessels documented and flagged as listed on Schedule I attached hereto (the “Vessels”), including, without limitation, all rights arising out of the owner’s lien on cargoes and subfreights thereunder, (ii) all moneys and claims for moneys due and to become due to the Assignor, and all claims for damages, arising out of the breach of any and all present and future drilling contracts, charter parties, pooling arrangements, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and operations of every kind whatsoever of any Vessel and in and to any and all claims and causes of action for money, loss or damages that may accrue or belong to the Assignor, its successors or assigns, arising out of or in any way connected with the present or future use, operation, pooling or chartering of any Vessel or arising out of or in any way connected with any and all present and future requisitions, drilling contracts, charter parties, pooling arrangements, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and other operations of any Vessel, (iii) all moneys and claims due and to become due to the Assignor, and all claims for damages and all insurances and other proceeds, in respect of the actual or constructive total loss of or requisition of use of or title to any Vessel, and (iv) any proceeds of any of the foregoing and all interest and earnings from the investment of any of the foregoing and the proceeds thereof. Capitalized terms used herein and not otherwise defined shall be used herein as defined in the Credit Agreement.
     Section 1. Recital. This Assignment is given as security for all of the obligations of the Assignor and all other obligations of the Borrower under the Credit Agreement and the other Credit Documents, and the payment of all other sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) from time to time payable by the Assignor under this Assignment and the other Credit Documents to which it is a party (collectively, the “Obligations”), and to secure as well the performance and observance of all agreements, covenants and provisions contained in this Assignment and the Credit Documents.

     Section 2. Representations and Warranties. The Assignor hereby represents and warrants to the Assignee, as an inducement to the Assignee to accept this Assignment, that neither the whole nor any part of the right, title and interest hereby assigned is the subject of any present assignment, security interest or pledge other than any assignments for the benefit of the Assignee.
     Section 3. Covenants. The Assignor hereby covenants to the Assignee that:
     (a) If an Event of Default (as defined in that certain First Preferred Fleet Mortgage of even date herewith, between the Assignor and Nordea Bank Finland Plc, New York Branch, as Trustee, in respect of United States documented vessels (the “United States Mortgage”) or that certain First Preferred Fleet Mortgage of even date herewith, between the Assignor and Nordea Bank Finland Plc, New York Branch, as Trustee, in respect of Liberian documented vessels (the “Liberian Mortgage”)(collectively, the United States Mortgage and the Liberian Mortgage hereinafter referred to as the “Mortgages”)) shall have occurred and has not been cured, and without derogation of the rights of the Assignee under Section 5 hereof to issue instructions to the charterers and other obligors directly, the Assignor shall specifically authorize and direct each charterer or other obligor to make payment of all of the freights, hire and other moneys hereby assigned directly to the Assignee in accordance with the Credit Documents, and shall deliver to the Assignee the written acknowledgment of such charterer or other obligor of such instructions. Notwithstanding anything to the contrary, the Assignor and the Assignee hereby agree that so long as no Event of Default shall have occurred and be continuing, the Assignor shall be entitled to receive and retain any and all moneys otherwise assigned hereunder.
     (b) (i) In connection with any charter party (other than a charter party to a Credit Party) having an indicated duration of at least twelve (12) months (including any optional extensions or renewals), the Assignor shall, at its own cost and expense, promptly and duly execute and deliver to the Assignee a charter assignment in respect of such charter party substantially in the form attached hereto as Exhibit A (the “Charter Assignment”), and will use its commercially reasonable efforts to cause the charterer under such charter party to execute and deliver to the Assignee a consent to the Charter Assignment substantially in the form attached hereto as Exhibit B (the “Consent”). In addition to the Charter Assignment, the Assignor shall execute any further assignments of its rights, titles and interests pursuant to any and all agreements referred to in this paragraph (i) of Section 3(b), as the Assignee may, in its sole discretion, require.
     (ii) To the extent commercially available, the Assignor will grant the Assignee an assignment, substantially in the form of the Charter Assignment, mutatis mutandis, respecting each drilling contract it enters into having an indicated duration exceeding twelve (12) months (including any optional renewals or extensions) and will use its commercially reasonable efforts to cause all parties to each drilling contract to deliver to the Assignee a consent to the Charter Assignment substantially in the form attached hereto as Exhibit B, mutatis mutandis.
     (c) So long as this Assignment is in effect, the Assignor shall not assign, grant a security interest in or pledge the whole or any part of the right, title and interest hereby assigned to anyone other than the Assignee, its successors, endorsees and/or assigns without the prior written consent of the Assignee and it shall not take or omit to take any action, the taking or omission of which might result in any material alteration or impairment of this Assignment or any of the rights created by this Assignment.
     (d) The Assignor covenants and agrees with the Assignee that the Assignor will (i) duly perform and observe all of the terms and provisions of any drilling contract, charter, contract of affreightment or pooling arrangement on the part of the Assignor to be performed or observed; and (ii) clearly record on the books and records of the Assignor notations of this Assignment.
     (e) At any time and from time to time, upon the written request of the Assignee, the Assignor shall promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.
     (f) Whenever requested by the Assignee, the Assignor shall deliver letters to each of its agents and representatives into whose hands or control may come any earnings, moneys and property hereby assigned, informing each such addressee of this Assignment and instructing such addressee to remit or deliver promptly to the Assignee all earnings, moneys and property hereby assigned which may come into the addressee’s hands or control and to continue to make such remittances or delivery until such time as the addressee may receive written notice or instructions to the contrary direct from the Assignee. Each such addressee shall acknowledge directly to the Assignee receipt of the Assignor’s letter of notification and instructions.
     Section 4. Freedom of Assignee from Obligations. It is hereby expressly agreed that anything herein contained to the contrary notwithstanding, the Assignee shall have no obligation or liability under any drilling contract, charter, contract of affreightment or pooling arrangement by reason of or arising out of this Assignment, nor shall the Assignee be required or obligated in any manner to perform or to fulfill any obligations of the Assignor under or pursuant to any drilling contract, charter, contract of affreightment or pooling arrangement nor to make any payment, nor to make any inquiry as to the nature or sufficiency of any payment received by the Assignee or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or which it may be entitled to hereunder at any time or times.
     Section 5. Payment Directions to Charterers; Power of Attorney; Financing Statements. Upon the occurrence and continuance of an Event of Default and issuance of notice thereof to the Assignor, the Assignee shall be entitled to direct the charterers and other obligors to pay all moneys assigned hereunder to such bank account in New York City or elsewhere as the Assignee may from time to time designate. Upon request of the Assignor, the Assignee shall furnish the Assignor with information from time to time as to the accounts into which moneys assigned hereunder are paid, the amounts and sources of such payments and the amounts and application of moneys withdrawn therefrom. The Assignee, its successors and assigns, are hereby constituted lawful attorneys of the Assignor, irrevocably, with full power (in the name of the Assignor or otherwise), to ask, require, demand, receive, compound and give acquittance for any and all moneys, claims, property and rights hereby assigned, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises.

Any action or proceeding brought by the Assignee pursuant to any of the provisions hereof or of any drilling contract, charter, contract of affreightment, pooling arrangement or otherwise, and any claim made by the Assignee hereunder or under any drilling contract, charter, contract of affreightment or pooling arrangement, may be compromised, withdrawn or otherwise dealt with by the Assignee without any notice to, or approval of, the Assignor. The Assignor hereby irrevocably authorizes the Assignee to file, at any time and from time to time, at the Assignor’s expense, such financing and continuation statements or papers of similar purpose or effect relating to this Assignment, without the Assignor’s signature, as the Assignee at its option may deem appropriate and appoints the Assignee as the Assignor’s attorney-in-fact to execute any such statements in the Assignor’s name and to perform all other acts which the Assignee may deem appropriate to perfect and continue the security interest conferred hereby.
     Section 6. Irrevocable Assignment. The powers and authority granted to the Assignee herein have been given for a valuable consideration and are hereby declared to be irrevocable and may not be amended or waived except by an instrument in writing signed by the party against whom enforcement is sought.
     Section 7. Governing Law; Waiver of Jury Trial.
     (a) THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS ASSIGNMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS ASSIGNMENT, THE ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ASSIGNOR AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ASSIGNEE UNDER THIS ASSIGNMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ASSIGNOR IN ANY OTHER JURISDICTION. IF AT ANY TIME DURING WHICH THIS ASSIGNMENT REMAINS IN EFFECT, THE ASSIGNOR DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ASSIGNEE WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF THE ASSIGNOR TO COMPLY WITH THE

FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 7 OR OTHERWISE PERMITTED BY LAW.
     (b) THE ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS ASSIGNMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (c) EACH OF THE PARTIES TO THIS ASSIGNMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ASSIGNMENT, THE CREDIT AGREEMENT OR THE MORTGAGES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 8. Notices. All notices or other communications required or permitted to be made or given hereunder shall be made in writing, in English, and personally delivered to an officer or other responsible employee of the addressee, or sent, by registered air mail, return receipt requested, postage prepaid, facsimile transmission, or other direct written electronic means to the applicable address set forth under such party’s name below, or to such other address as any party hereto may from time to time designate to the others in such manner:

If to the Assignee:	Nordea Bank Finland Plc, New York Branch
437 Madison Avenue
21st Floor
New York, New York 10022
Attention: Hans Kjelsrud
Facsimile: (212) 421-4420

If to the Assignor:	The Offshore Drilling Company
2000 West Sam Houston Parkway South, Suite 800
Houston, TX 77042-3615
Attention: T. Scott O’Keefe
Facsimile: (713) 278-6107
     Any communication personally delivered shall be deemed to have been validly and effectively given or delivered on the date of such delivery. Any communication transmitted by facsimile, or other direct written electronic means shall be deemed to have been validly and effectively given or delivered on the day when received. Any communication transmitted by registered air mail shall be deemed to have been validly and effectively given or delivered three (3) business days after mailing.

     Section 9. Headings. The division of this Assignment into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation or construction of this Assignment.
     Section 10. Termination. This Assignment shall terminate, and be of no further force and effect, upon the payment in full of all of the Obligations, the termination or expiration of the Credit Agreement and all letters of credit issued thereunder, and the performance and observance of all agreements, covenants and provisions contained in the Credit Agreement, the Mortgages and the other Credit Documents, and the absence of any further actual or contingent liability in respect of any thereof.
[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK.]

     IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed this ___ day of December, 2005.

THE OFFSHORE DRILLING COMPANY

By:
Dale Wilhelm, Vice President

The terms and conditions of
this Assignment are hereby
ACCEPTED BY:
Nordea Bank Finland Plc, New York Branch, as Collateral Agent

By:
Name:
Title:

Schedule I
Description of Vessels
Owner: The Offshore Drilling Company

Vessel Name	Official Number	Flag of Documentation

Exhibit A
ASSIGNMENT OF [TIME] CHARTER
[Vessel Name]
     THE OFFSHORE DRILLING COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America (the “Assignor”), in consideration of one dollar ($1.00) lawful money of the United States of America and other good and valuable consideration, the receipt of which is hereby acknowledged, has sold, assigned, transferred and set over, and does hereby sell, assign, transfer and set over unto Nordea Bank Finland Plc, New York Branch (the “Assignee”), as Collateral Agent (the “Agent”) for the benefit of the Lenders under that certain Credit Agreement, dated as of December ___, 2005 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among TODCO, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and the Assignee, as Administrative Agent and Collateral Agent, and unto the Assignee’s successors and assigns, to its and its successors’ and assigns’ own proper use and benefit to secure all of the obligations of the Assignor and all other obligations of the Borrower under the Credit Agreement and the other Credit Documents, and the payment of all other sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) from time to time payable by the Assignor under this Assignment and the other Credit Documents to which it is a party (collectively, the “Obligations”), and to secure as well the performance and observance of all agreements, covenants and provisions contained in this Assignment and the Credit Documents, all the right, title and interest of the Assignor in and to: (i) that certain [Time] Charter Party dated ___, ___, between the Assignor and [Charterer], a [State of incorporation] company, as charterer (the “Charterer”), with respect to the Assignor’s ___ flag vessel [vessel name] (said vessel or any vessel hereafter substituted therefor under said [Time] Charter Party being herein called the “Vessel”), as said [Time] Charter Party may heretofore or hereafter be amended from time to time or extended or renewed (said [Time] Charter Party as heretofore or hereafter amended or extended or renewed being hereinafter called the “Charter”), including, without limitation, within such assignment the right to receive all moneys due and to become due under the Charter and all rights arising out of the owner’s lien on cargoes and subfreights thereunder, all claims for damages arising out of the breach thereof and the right of the Assignor to terminate the Charter, to perform thereunder and to compel performance of the terms thereof; and (ii) all moneys and claims for moneys due and to become due to the Assignor, and all claims for damages and all insurance and other proceeds in respect of, the actual or constructive loss of, or the requisition (whether of title or use), condemnation, sequestration, seizure, forfeiture or other taking of, the Vessel.
     It is expressly agreed that anything herein contained to the contrary notwithstanding, (i) the Assignor shall remain liable under the Charter to perform all the obligations assumed by it thereunder, (ii) the obligations of the Assignor under the Charter may be performed by the Assignee or its nominee or other assignee from the Assignee without releasing the Assignor therefrom and (iii) the Assignee shall have no obligation or liability under the Charter by reason of, or arising out of, this Assignment and shall not be obligated to perform any of the obligations of the Assignor under the Charter, or to make any payment or to make any inquiry of the sufficiency of any payment received by it, or to present or file any claim or to take any other action to collect or enforce any payment assigned hereunder.
     The Assignor does hereby constitute the Assignee, its successors and assigns, the Assignor’s true and lawful attorney, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for money due and to become due under, or arising out of, the Charter or otherwise assigned hereunder, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings in connection therewith all as and to the extent permitted in the Credit Agreement.
     Notwithstanding anything to the contrary, so long as no Event of Default (as defined in that certain First Preferred Fleet Mortgage dated [___], 200___, between the Assignor and Nordea Bank Finland Plc, New York Branch, as Trustee, in respect of United States documented vessels (the “United States Mortgage”) and that certain First Preferred Fleet Mortgage dated [___], 200___, between the Assignor and Nordea Bank Finland Plc, New York Branch, as Trustee, in respect of Liberian documented vessels (the “Liberian Mortgage”)(collectively, the United States Mortgage and the Liberian Mortgage hereinafter referred to as the “Mortgages”)) shall have occurred and be continuing, the Assignor shall be entitled to receive and retain any and all moneys otherwise assigned hereunder. If an Event of Default shall have occurred and has not been cured, the Assignor shall specifically authorize and direct the Charterer or other obligor to make payment of all of the moneys hereby assigned directly to the Assignee in accordance with the Credit Agreement and Credit Documents, and shall deliver to the Assignee the written acknowledgment of the Charterer or obligor of such instructions.
     The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may reasonably request or as shall be necessary for the Assignee to obtain the full benefits of this Assignment and of the rights and powers herein granted, including, without limitation, the execution and delivery of such Uniform Commercial Code financing and continuation statements and the filing thereof in such jurisdictions as shall be appropriate. To the extent permitted by applicable law, the Assignor hereby authorizes the Assignee to execute and file any such financing or continuation statements without necessity of the signature of the Assignor.
     The Assignor does hereby represent and warrant that the Charter is in full force and effect and is enforceable in accordance with the terms thereof, that the Charterer has no claims against the Assignor thereunder and the Assignor is not in default thereunder. The Assignor does hereby further represent and warrant that there is not now in effect any assignment or pledge of, and hereby covenants that the Assignor will not assign, pledge, or suffer to exist any lien, charge, security interest, or encumbrance, or any other type of preferential arrangement, upon or with respect to, so long as this instrument of Assignment shall remain in effect, the whole or any part of the rights hereby assigned, to anyone other than the Assignee, its successors or assigns.
     Upon payment in full of all of the Obligations, the termination or expiration of the Credit Agreement and all letters of credit issued thereunder, and the performance and observance of all agreements, covenants and provisions contained in the Credit Agreement and the Mortgage and the Credit Documents, and when the Assignor and the other Credit Parties are under no further actual or contingent liability in respect of any thereof, the Assignee will at the request and cost of the Assignor reassign the Charter and its interest in all other rights assigned to the Assignee hereunder to the Assignor or as the Assignor shall direct, without any representation, warranty or recourse by or to the Assignee.
     This Assignment and the Agreement and the Consent to Assignment annexed hereto may be executed by the Assignor and the Charterer under the Charter in separate counterparts without in any way adversely affecting the validity of said Agreement and Consent to Assignment. Prior to entering into the Charter, the Assignor has caused the Charterer to execute and deliver to the Assignee such Agreement and Consent to Assignment.
     THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS ASSIGNMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS ASSIGNMENT, THE ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ASSIGNOR AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ASSIGNEE UNDER THIS ASSIGNMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ASSIGNOR IN ANY OTHER JURISDICTION. IF AT ANY TIME DURING WHICH THIS ASSIGNMENT REMAINS IN EFFECT, THE ASSIGNOR DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ASSIGNEE WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF THE ASSIGNOR TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS PARAGRAPH OR OTHERWISE PERMITTED BY LAW. THE ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS ASSIGNMENT BROUGHT IN THE COURTS

REFERRED TO ABOVE IN THIS PARAGRAPH AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES TO THIS ASSIGNMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ASSIGNMENT, THE CREDIT AGREEMENT OR THE MORTGAGES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Capitalized terms used herein and not otherwise defined shall be used herein as defined in the Credit Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Assignor has caused this instrument of Assignment to be duly executed as of the [___] day of [___], 200___.

THE OFFSHORE DRILLING COMPANY

By:
Name:
Title:

Exhibit B
Notice of Assignment of [Time] Charter
and
AGREEMENT AND CONSENT TO ASSIGNMENT
To: [Charterer]
[VESSEL NAME]
We refer to the [time] charter party dated _________, ___, as amended, made between us, [Assignor] (the “Assignor”), and you, [Charterer], by which we agreed to let and you agreed to take on [time] charter for the period and on the terms and conditions set out in the Charter the [VESSEL NAME] of about [___] net tons and [___] gross tons registered in our name under the [name of flag] flag.
We hereby give you notice of the following, and you by your execution and delivery of this Agreement and Consent to Assignment hereby agree to the following:
1.	By an assignment (the “Assignment”, the defined terms therein being used herein as therein defined) dated ______(a copy of which is attached hereto) made between us and the Agent referred to therein, we have sold, assigned, transferred and set over unto the Agent all our right, title and interest in and to the Charter (as such term is defined in the attached Assignment) and in and to certain moneys and claims for moneys due and to become due to us (all as more fully described in the Assignment).

2.	You are hereby irrevocably authorized and instructed, upon your receipt of written notice from the Agent, to pay, and agree that you will make payment of, all such moneys payable by you under the Charter to such place as the Agent may from time to time direct.

3.	We shall remain liable to perform all our obligations under the Charter and the Agent shall not be under any obligation under the Charter, but should the Agent exercise its right to perform, or cause performance by its designee of, our obligations under the Charter, you agree, without thereby releasing us from our obligations under the Charter, to accept such performance.

4.	You consent to such assignment, and agree that, upon receipt of written notice from the Agent, you will make payment of all moneys due and to become due under the Charter, without setoff or deduction for any claim not arising under the Charter, direct to the Account of the Agent or such other account specified by the Agent at such address as the Agent shall request the undersigned in writing until receipt of written notice from the Agent that all obligations of the Assignor to it have been paid in full. You agree that you shall not seek the recovery of any payment actually made by you to the Agent pursuant to this Charterer’s Consent and Agreement once such payment has been made. You hereby waive the right to assert against the Agent, as assignee of the Assignor, any claim, defense, counterclaim or setoff that you could assert against the Assignor under the Charter. This provision shall not be construed to relieve the Assignor of any liability to the Charterer.

5.	You agree that the Agent shall be entitled to exercise any and all rights and remedies of the Assignor under the Charter in accordance with the terms of the Assignment and the First Preferred Fleet Mortgage dated [___], 200___(the “Mortgage”) by the Assignor to Nordea Bank Finland Plc, New York Branch, as Trustee, and you shall comply in all respects with such exercise. You agree that the Charter, including, without limitation, all of your liens thereunder, shall be subordinated in all respects to the lien of the Mortgage in favor of the Trustee on the Vessel, and, at the option of the Agent, foreclosure under the Mortgage shall terminate such Charter and such liens and divest you and your subcharterers of all right, title and interest in and to the Vessel. You agree that each subcharter of the Vessel shall be subordinate in all respects to the lien of the Mortgage.

6.	You hereby agree that, so long as the Obligations shall be outstanding:
(a)	Upon the request of the Agent from time to time, you shall provide to the Agent such information as the Agent may reasonably request regarding the Vessel and its use, including but not limited to the terms of each subcharter thereof, the subcharter party, the routes plied and to be plied by such Vessel and its scheduled arrival and departure from each port on such route.

(b)	You covenant and agree with the Agent that you will (i) duly perform and observe all of the terms and provisions of any charter or contract of affreightment on your part to be performed or observed; and (ii) clearly record on your books and records notations of the Assignment.

(c)	At any time and from time to time, upon the written request of the Agent, you shall promptly and duly execute and deliver any and all such further instruments and documents as the Agent may reasonably request in order to obtain the full benefits of the Assignment and of the rights and powers herein granted.

(d)	Whenever requested by the Agent, you shall deliver letters to each of your agents and representatives into whose hands or control may come any earnings, moneys and property assigned by the Assignment, informing each such addressee of such assignment and, if any Event of Default has occurred, instructing such addressee to remit or deliver promptly to the Agent all earnings, moneys and property hereby assigned which may come into the addressee’s hands or control and to continue to make such remittances or delivery until such time as the addressee may receive written notice or instructions to the contrary direct from the Agent. Each such addressee shall acknowledge directly to the Agent receipt of your letter of notification and instructions.

7.	Your acknowledgement and consent hereunder, and your agreements herein contained, are for the benefit of the Agent and the Lenders and shall be enforceable by the Agent for its benefit and the benefit of the Lenders.

8.	This Agreement and Consent to Assignment shall terminate, and be of no further force and effect, upon the payment in full of all of the Obligations, the termination or expiration of the Credit Agreement and all letters of credit issued thereunder, and the performance and observance of all agreements, covenants and provisions contained in the Credit Agreement and the Mortgage and the Credit Documents, and the absence of any further actual or contingent liability in respect of any thereof.
The authorizations and instructions by us in this Agreement and Consent to Assignment cannot be revoked or varied by us without the Agent’s prior written consent.
[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

For and on behalf of
THE OFFSHORE DRILLING COMPANY

By:
Name:
Title:

Dated:

To: THE OFFSHORE DRILLING COMPANY AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH
In consideration of the Time Charter, and for other good and valuable consideration, the receipt of which is hereby acknowledged, we hereby agree to the terms set out above and consent to, and agree to be bound by, the Assignment.
For and on behalf of
[CHARTERER]

By:
Name:
Title:

Dated:

Exhibit H
ASSIGNMENT OF INSURANCES
THE OFFSHORE DRILLING COMPANY
     THE OFFSHORE DRILLING COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America (the “Assignor”), the owner of the vessels listed on Schedule I attached hereto (the “Vessels”), in consideration of One Dollar ($1) lawful money of the United States of America and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has sold, assigned, transferred and set over, and by this instrument does sell, assign, transfer and set over unto Nordea Bank Finland Plc, New York Branch (the “Assignee”), as Collateral Agent (the “Agent”) for the benefit of the Lenders (the “Lenders”) defined under that certain Credit Agreement, dated as of December ___, 2005 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among TODCO, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and the Assignee, as Administrative Agent and Collateral Agent, and unto the Assignee’s successors and assigns, to its and its successors’ and assigns’ own proper use and benefit, as security for all of the obligations of the Assignor and all other obligations of the Borrower under the Credit Agreement and the other Credit Documents, and the payment of all other sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) from time to time payable by the Assignor under this Assignment and the other Credit Documents to which it is a party, and to secure the performance and observance of all agreements, covenants and provisions contained in this Assignment and the other Credit Documents (collectively, the “Obligations”), all right, title and interest of the Assignor under, in and to (the following clauses (i) through (iv), collectively, the “Insurance Collateral”) (i) all insurances in respect of the Vessels, whether heretofore, now or hereafter effected, and all renewals of or replacements for the same (the “Insurances”), (ii) all claims, returns of premium and other moneys and claims for moneys due and to become due under or in respect of the Insurances, (iii) all other rights of the Assignor under or in respect of the Insurances and (iv) any proceeds of any of the foregoing. Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.
     Section 1. Representations, Warranties and Covenants. The Assignor hereby warrants and represents that each of the Insurances is in full force and effect and is enforceable in accordance with its terms, and that the Assignor is not in default thereunder. The Assignor hereby further warrants and represents that it has not assigned, pledged or in any way created or suffered to be created any security interest in the whole or any part of the right, title and interest hereby assigned, except for the assignment to the Assignee. The Assignor hereby covenants that, without the prior written consent thereto of the Assignee, so long as this Assignment shall remain in effect, it will not assign or pledge the whole or any part of the right, title and interest hereby assigned to anyone other than the Assignee, its successors or assigns, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the Insurances in any material respect, or of this Assignment or of any of the rights created by the Insurances or this Assignment.
     The Assignor hereby further covenants and agrees to procure that notice of this Assignment shall be duly given to all underwriters and that where the consent of any underwriter is required pursuant to any of the insurances assigned hereby it shall be obtained and evidence thereof shall be given to the Assignee, or, in the alternative, that in the case of protection and indemnity coverage the Assignor shall obtain, with the Assignee’s approval, a letter of undertaking by the underwriters or clubs, and that there shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments issued or to be issued in connection with the insurances assigned hereby such clauses as to named assured or loss payees as the Assignee may require or approve. In all cases (except in the case of protection and indemnity coverage), unless otherwise agreed in writing by the Assignee, such slips, cover notes, notices, certificates of entry or other instruments shall show the Assignee as named assured and shall provide that there will be no recourse against the Assignee for payment of premiums, calls or assessments.
     The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, its successors and assigns, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee, its successors and assigns may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.
     Any payments made pursuant to the terms hereof shall be made to such account as may, from time to time, be designated by the Assignee.
     Section 2. Freedom of Assignee from Obligations. It is hereby expressly agreed that anything herein contained to the contrary notwithstanding, the Assignor shall remain liable under the Insurances to perform all of the obligations assumed by it thereunder and the Assignee shall have no obligation or liability (including, without limitation, any obligation or liability with respect to the payment of premiums, calls or assessments) under the Insurances by reason of or arising out of this Assignment, nor shall the Assignee be required or obligated in any manner to perform or fulfill any obligations of the Assignor under or pursuant to the Insurances or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by the Assignee or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder at any time or times.
     Section 3. Power of Attorney; Financing Statements. The Assignee, its successors and assigns, are hereby constituted lawful attorneys, irrevocably, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of the Insurances, to endorse any check or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises. Any action or proceeding brought by the Assignee pursuant to any of the provisions hereof or of the Insurances or otherwise, and any claim made by the Assignee hereunder or under the Insurances, may be compromised, withdrawn or otherwise dealt with by the Assignee without any notice to, or approval of the Assignor. The Assignor hereby irrevocably authorizes the Assignee, at the Assignor’s expense, to file, at any time and from time to time, such financing and continuation statements or papers of similar purpose or effect relating to this Assignment, without the Assignor’s signature, as the Assignee at its option may deem appropriate and appoints the Assignee as the Assignor’s attorney-in-fact to execute any such statements in the Assignor’s name and to perform all other acts which the Assignee may deem appropriate to perfect and continue the security interests conferred hereby.
     Section 4. Irrevocable Assignment. The powers and authority granted to the Assignee herein have been given for a valuable consideration and are hereby declared to be irrevocable and may not be amended or waived except by an instrument in writing signed by the party against whom enforcement is sought.
     Section 5. Conditions of Assignment. Unless and until an event of default shall have occurred and be continuing under that certain First Preferred Fleet Mortgage dated [___], 200___, in respect of United States documented vessels (the “United States Mortgage”) and under that certain First Preferred Fleet Mortgage dated [___], 200___, in respect of the Liberian documented vessels (the “Liberian Mortgage”) (collectively, the United States Mortgage and the Liberian Mortgage hereinafter referred to as the “Mortgages”) by the Assignor to Nordea Bank Finland Plc, New York Branch, as Trustee, the Assignor shall be entitled to exercise all its rights under the Insurances (subject to the provisions of this Assignment) in all respects as if this Assignment had not been made.
     Section 6. Governing Law.
     (a) THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS ASSIGNMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS ASSIGNMENT, THE ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ASSIGNOR AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ASSIGNEE UNDER THIS ASSIGNMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ASSIGNOR IN ANY OTHER JURISDICTION. IF AT ANY TIME DURING WHICH THIS ASSIGNMENT REMAINS IN EFFECT, THE ASSIGNOR DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ASSIGNEE WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY

FAILURE ON THE PART OF THE ASSIGNOR TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 6 OR OTHERWISE PERMITTED BY LAW.
     (b) THE ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS ASSIGNMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (c) EACH OF THE PARTIES TO THIS ASSIGNMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ASSIGNMENT, THE CREDIT AGREEMENT OR THE MORTGAGES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 7. Notices. All notices or other communications required or permitted to be made or given hereunder shall be made in writing, in English, and personally delivered to an officer or other responsible employee of the addressee, or sent, by registered air mail, return receipt requested, postage prepaid, facsimile transmission, or other direct written electronic means to the applicable address set forth under such party’s name below, or to such other address as any party hereto may from time to time designate to the others in such manner:

If to the Assignee:	Nordea Bank Finland Plc, New York Branch
437 Madison Avenue
21st Floor
New York, New York 10022
Attention: Hans Kjelsrud
Facsimile: (212) 421-4420

If to the Shipowner:	The Offshore Drilling Company
2000 West Sam Houston Pkwy. South, Suite 800
Houston, Texas 77042-3615
ATTN: T. Scott O’Keefe, President
Facsimile: (713) 278-6107
     Any communication personally delivered shall be deemed to have been validly and effectively given or delivered on the date of such delivery. Any communication transmitted by facsimile, or other direct written electronic means shall be deemed to have been validly and effectively given or delivered on the day when received. Any communication transmitted by registered air mail shall be deemed to have been validly and effectively given or delivered three (3) business days after mailing.

     Section 8. Headings. The division of this Assignment into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation or construction of this Assignment.
     Section 9. Termination. This Assignment shall terminate, and be of no further force and effect, upon the payment in full of all of the Obligations, the termination or expiration of the Credit Agreement and all letter of credit issued thereunder, and the performance and observance of all agreements, covenants and provisions contained in the Credit Agreement and the Mortgages and the other Credit Documents, of the Assignor under the Credit Agreement and the absence of any further actual or contingent liability in respect of any thereof.
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     IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed this ___day of December, 2005.

THE OFFSHORE DRILLING COMPANY
By:
Dale Wilhelm, Vice President

The terms and conditions of
this Assignment are hereby
ACCEPTED BY:
Nordea Bank Finland Plc, New York Branch, as Agent

By:
Name:
Title:

Schedule I
Description of Vessels
Owner: The Offshore Drilling Company

Vessel Name	Official Number	Flag of Documentation

NOTICE OF ASSIGNMENT
[Insurers]
     THE OFFSHORE DRILLING COMPANY. (the “Owner”), owner of the vessels listed on Schedule I attached hereto (the “Vessels”), HEREBY GIVES NOTICE that by an Assignment dated [___], 200___and made by the Owner to Nordea Bank Finland Plc, New York Branch (the “Assignee”), as Collateral Agent pursuant to, and for the benefit of the Lenders as defined under, that certain Credit Agreement, dated as of December ___, 2005 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among TODCO, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and the Assignee, as Administrative Agent and Collateral Agent, the Owner assigned to the Assignee all of the Owner’s right, title and interest in and to all insurances and the benefit of all insurances heretofore, now or hereafter taken out in respect of the Vessels. This Notice and the attached Loss Payable Clauses are to be endorsed on all policies and certificates of entry evidencing such insurances.

THE OFFSHORE DRILLING COMPANY

By:
Name:
Title:

Schedule I
Description of Vessels
Owner: The Offshore Drilling Company

Vessel Name	Official Number	Flag of Documentation

LOSS PAYABLE CLAUSES
Hull and War Risks
     Loss, if any, payable to Nordea Bank Finland Plc, New York Branch, in its capacity as Agent pursuant to, and for the benefit of the Lenders (the “Lenders”) defined under that certain Credit Agreement, dated as of December ___, 2005 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among TODCO, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and the Assignee, as Administrative Agent and Collateral Agent, relating to that certain First Preferred Fleet Mortgage dated [___], 200___(the “Mortgage”) by THE Offshore Drilling Company (the “Owner”) to Nordea Bank Finland Plc, New York Branch, as Trustee (the “Mortgagee”) for distribution by it to the Mortgagee and then to the Owner as their respective interests may appear, or order, except that, unless the underwriters have been otherwise instructed by notice in writing from the Mortgagee in the case of any loss involving any damage to any Vessel or liability of any Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Owner shall have first fully repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Owner as reimbursement therefor, provided, however, that if such damage involves a loss in excess of U.S. $1,000,000 or its equivalent the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.
     In the event of an actual or constructive total loss or a compromised or arranged total loss or requisition of title, all insurance payments therefor shall be paid to the Mortgagee, for distribution by it in accordance with the terms of the Mortgage.

Exhibit I-1
FIRST PREFERRED FLEET MORTGAGE
by
THE OFFSHORE DRILLING COMPANY
to
NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS TRUSTEE
Dated December ___, 2005
United States Vessels

     FIRST PREFERRED FLEET MORTGAGE (this “Mortgage”) made this ___day of December, 2005, by THE OFFSHORE DRILLING COMPANY, a Delaware corporation (the “Shipowner”) with an address at: c/o Capitol Services, Inc., 615 South DuPont Highway, Dover, Delaware 19901, USA, to NORDEA BANK FINLAND PLC, NEW YORK BRANCH, with an address at 437 Madison Avenue, 21st Floor New York, New York 10022, not in its individual capacity, but solely as Trustee (together with its successors in trust and assigns, the “Mortgagee”), pursuant to that certain Master Vessel and Trust Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Master Vessel and Trust Agreement”) between Nordea Bank Finland Plc, New York Branch, as Collateral Agent under the Credit Agreement (as defined below) and Nordea Bank Finland Plc, New York Branch, as Trustee, a copy of a form of which, including exhibits thereto, is annexed hereto as Exhibit A, and made a part hereof. Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement (as defined below), a copy of a form of which, including exhibits, is annexed hereto as Exhibit B and made a part hereof.
     WHEREAS:
     1. Pursuant to the Master Vessel Trust Agreement, the Mortgagee has agreed to act as Trustee for the Secured Creditors (as defined below) and hold this Mortgage;
     2. The Shipowner, as a Guarantor, is a party to the Credit Agreement, dated as of December ___, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TODCO, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and Nordea Bank Finland plc, New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), pursuant to which the Lenders have agreed from time to time to extend credit and/or issue letters of credit for the benefit of the Borrower in an aggregate amount up to Two Hundred Million United States Dollars (US$200,000,000.00);
     3. The Shipowner and each other Guarantor is a wholly owned subsidiary of the Borrower. Pursuant to the Credit Agreement, the Shipowner has guaranteed all obligations of the Borrower under the Credit Agreement and the other Credit Documents.
     4. The Shipowner is the sole owner of the whole of the United States flag vessels and barges (collectively, the “Vessels”) each duly documented in the name of the Shipowner under the laws and flag of the United States of America, each qualified to engage in the trade specified, which Vessels are further described on Schedule I attached hereto and made a part hereof; and
     5. The Shipowner, in order to secure its obligations and all obligations of the Borrower under the Credit Agreement and the other Credit Documents, and the payment of all other sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) from time to time payable by the Shipowner under this Mortgage and the other Credit Documents to which it is a party, and to secure the performance and observance of all agreements, covenants and provisions contained in this Mortgage and the other Credit

Documents (collectively, the “Obligations”), has duly authorized the execution and delivery of this Mortgage.
     NOW, THEREFORE, to secure the prompt payment of the Obligations and the performance and observance of all agreements, covenants and provisions of the Shipowner and the Borrower contained in the Credit Agreement, this Mortgage and the other Credit Documents, the Shipowner has granted, conveyed, mortgaged, pledged, confirmed, assigned, transferred and set over, and by these presents does grant, convey, mortgage, pledge, confirm, assign, transfer and set over unto the Mortgagee the whole of each of the Vessels, together with all of the boilers, engines, machinery, masts, spars, sails, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, fittings, equipment, spares and all other appurtenances thereunto appertaining or belonging (whether onboard or ashore), and also any and all additions, improvements and replacements hereafter made in or to each such Vessel, or any part thereof, or in or to her equipment and appurtenances aforesaid;
     TO HAVE AND TO HOLD all and singular the above mortgaged and described property unto the Mortgagee and its successors and assigns, to its and its successors’ and assigns’ own use, benefit and behoof forever;
     PROVIDED, HOWEVER, and these presents are upon the condition that, if the Shipowner or its successors or assigns shall pay or cause to be paid or there shall otherwise be paid in full, the Obligations in accordance with the terms hereof and of the Credit Agreement and the other Credit Documents, and shall perform and observe or cause to be performed and observed all of the agreements, covenants and provisions contained in this Mortgage and the Credit Agreement and the other Credit Documents, and the Credit Agreement and all letters of credit issued thereunder shall terminate or expire, this Mortgage and the estate and rights hereby granted shall cease to be binding and be void, otherwise to remain in full force and effect.
     IT IS HEREBY COVENANTED, DECLARED AND AGREED that the property above described is to be held subject to the further covenants, conditions, provisions, terms and uses hereinafter set forth.
ARTICLE I
COVENANTS OF THE SHIPOWNER
     The Shipowner covenants and agrees with the Mortgagee as follows:
     SECTION 1.1. The Shipowner will make payment when due of all Obligations from time to time payable by the Shipowner under the Credit Agreement and the other Credit Documents and will observe, perform and comply with the covenants, terms and conditions herein and in the Credit Agreement and the other Credit Documents, express or implied, on its part to be observed, performed or complied with.
     SECTION 1.2. The Shipowner was duly organized and is now duly existing as a corporation under the laws of the State of Delaware; it is duly authorized to mortgage the Vessels; all corporate and shareholder action necessary and required by law for the execution and delivery of this Mortgage has been duly and effectively taken; the Credit Agreement and the other Credit Documents and this Mortgage are and will be valid and enforceable obligations of the Shipowner in accordance with their respective terms except as that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; the Shipowner shall at all times maintain its corporate existence and right to carry on its business to the extent required by Section 8.04 of the Credit Agreement; and the Shipowner is and shall remain duly qualified to own and operate the Vessels documented under the laws of the United States pursuant to 46 U.S.C. §§ 12102, as amended, and the regulations in effect thereunder from time to time, as amended.
     SECTION 1.3. The Shipowner lawfully owns and is lawfully possessed of each Vessel free from any lien, charge or encumbrance whatsoever (except for (i) the lien of this Mortgage, and (ii) liens for current crew’s wages, if any), and will warrant and defend the title and possession thereto and to every part thereof for the benefit of the Mortgagee against the claims and demands of all persons whomsoever.
     SECTION 1.4. The Shipowner has caused this Mortgage to be duly recorded and will comply with and satisfy all of the provisions and requirements of Chapter 313 of Title 46 of the United States Code and the regulations in effect thereunder from time to time, as amended, in order to establish, perfect and maintain this Mortgage as a valid, enforceable and duly perfected first preferred mortgage lien thereunder upon the Vessels and upon all renewals, replacements and improvements made in or to the same for the amount of the Obligations.
     SECTION 1.5. The Shipowner will not cause or permit the Vessels to be operated in any manner contrary to law and the Shipowner will not engage in any unlawful trade or violate any law or carry any cargo that will expose any Vessel to penalty, confiscation, forfeiture, capture or condemnation, and will not do, or suffer or permit to be done, anything which can or may injuriously affect the registration or enrollment of any of the Vessels under the laws and regulations of the United States and will at all times keep each Vessel duly documented as an United States flag vessel under Chapter 121 of Title 46 of the United States Code, as amended, and the regulations in effect thereunder from time to time, as amended.
     SECTION 1.6. The Shipowner will pay and discharge when due and payable, from time to time, all taxes, assessments, governmental charges, fines and penalties lawfully imposed on any Vessel or any income therefrom unless the Shipowner is contesting the amount, applicability or validity thereof in good faith and by appropriate proceedings.
     SECTION 1.7. Neither the Shipowner, any charterer, the Master of any Vessel nor any other person has or shall have any right, power or authority to create, incur or permit to be placed or imposed or continued upon the Vessels any lien whatsoever other than for crew’s wages and salvage.
     SECTION 1.8. The Shipowner will place, and at all times and places will retain, a properly certified copy of this Mortgage on board each Vessel with her papers and will cause such certified copy and such Vessel’s marine document to be exhibited to any and all persons having business therewith which might give rise to any lien thereon other than liens for crew’s wages and salvage, and to any representative of the Mortgagee; and will place and keep prominently displayed in the chart room and in the Master’s cabin of each Vessel, or in the case of a barge, in a prominent place aboard the barge, or in such location as the barge’s papers are kept, a framed printed notice in plain type reading as follows:
“NOTICE OF MORTGAGE
     This Vessel is covered by a First Preferred Fleet Mortgage to Nordea Bank Finland Plc, New York Branch, as Trustee. Under the terms of said Mortgage, neither the Owner, any charterer, the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew’s wages and salvage.”
     SECTION 1.9. Except for the lien of this Mortgage, the Shipowner will not suffer to be continued any lien, encumbrance or charge on any Vessel for longer than 30 days, and in due course and in any event within 30 days (or 15 days after a request by the Mortgagee to discharge such lien, encumbrance or charge) after the same becomes due and payable, the Shipowner will pay or cause to be discharged or make adequate provision for the satisfaction or discharge of all claims or demands (except to the extent that the same shall concurrently be contested by the Shipowner in good faith by appropriate proceedings and shall not affect the continued release of the relevant Vessel), or will cause the relevant Vessel to be released or discharged from any lien, encumbrance or charge therefor.
     SECTION 1.10. (a) If a libel or complaint be filed against any Vessel or any Vessel be otherwise attached, arrested, levied upon or taken into custody under process or color of legal authority for any cause whatsoever, the Shipowner will promptly notify the Mortgagee by facsimile, confirmed by letter, at its address, as specified in this Mortgage, and within 10 days will cause such Vessel to be released and all liens thereon other than this Mortgage to be discharged (except to the extent that the claim giving rise to such lien shall concurrently be contested by the Shipowner in good faith by appropriate proceedings and shall not affect the release of such Vessel) and will promptly notify the Mortgagee thereof in the manner aforesaid.
     (b) If the Shipowner shall fail or neglect to furnish proper security or otherwise to release such Vessel from libel, arrest, levy, seizure or attachment, the Mortgagee or any person acting on behalf of the Mortgagee may furnish security to release such Vessel and by so doing shall not be deemed to cure the default of the Shipowner.
     SECTION 1.11. (a) The Shipowner will at all times and without cost or expense to the Mortgagee maintain and preserve, or cause to be maintained and preserved, each Vessel (i) in good running order and repair consistent with each Vessel’s operational status, so that each Vessel shall be, insofar as due diligence can make her so, tight, staunch, strong and well and sufficiently tackled, apparelled, furnished, equipped and in every respect seaworthy and (ii) will keep each classed Vessel, or cause her to be kept, in such condition as will entitle her to maintain the existing ABS Maltese Cross A-1 classification rating for each classed Vessel in service. The Shipowner will furnish the Mortgagee on the date hereof and annually thereafter a certificate by such classification society that such classification is maintained. The classed Vessels are currently classed by the American Bureau of Shipping and the current classification of each classed Vessel is ABS Maltese Cross A-1.

     (b) The Mortgagee shall have the right at any time, on reasonable notice, to inspect or survey each Vessel to ascertain its condition and to satisfy itself that each Vessel is being properly repaired and maintained consistent with the Vessel’s operational status, and the Shipowner shall cause to be made all such reasonable repairs, without expense to the Mortgagee, as such inspection or survey may show to be required. The Shipowner shall also permit the Mortgagee to inspect each Vessel’s logs, whenever requested, on reasonable notice, and shall promptly furnish the Mortgagee with full information regarding any casualties or other accidents or damage to each Vessel involving an amount in excess of $2,000,000.
     (c) Each Vessel shall, and the Shipowner covenants that it will, at all times comply with all applicable laws, rules and regulations, and each Vessel shall have on board as and when required thereby certificates showing compliance therewith. The Shipowner shall take, or cause to be taken, all reasonable precautions to (i) prevent illegal drugs or drug paraphernalia from being used or kept on board the Vessels and (ii) otherwise comply with the Zero Tolerance anti-drug policy of the United States Government, and participate in anti-drug programs for vessels sponsored by the United States Government.
     (d) The Shipowner will not make, or permit to be made, any substantial change in the structure or type of any Vessel or change in the rig of any Vessel, if any such change would or could reasonably be expected to have a material adverse effect on the rights or interest of the Mortgagee to any of the terms in any of the instruments of insurance referred to in Section 1.15 or materially diminish the value of the Vessels.
     (e) The Shipowner may, in the ordinary course of maintenance, repair or overhaul of each Vessel, remove any item of property constituting a part of such Vessel, provided such item of property is replaced as promptly as possible by an item of property which, immediately prior to the time of replacement, is free and clear of all security interests, liens, encumbrances and rights of others, is in as good operating condition, leaves such Vessel as seaworthy and has a value and utility at least equal to the item of property being replaced, assuming compliance by the Shipowner with all the terms of this Mortgage. Any such replacement item of property, shall, without necessity of further act, become part of such Vessel and subject to this Mortgage.
     SECTION 1.12. The Shipowner will at all reasonable times afford the Mortgagee or its authorized representatives full and complete access to the Vessels for the purpose of inspecting the Vessels and their cargo and papers and, at the request of the Mortgagee, the Shipowner will deliver for inspection copies of all contracts and documents relating to the Vessels, whether on board or not.
     SECTION 1.13. The Shipowner will not transfer or change the flag or port of documentation of the Vessels without the prior written consent of the Mortgagee.
     SECTION 1.14. The Shipowner will not sell, mortgage or transfer any Vessel without the prior written consent of the Mortgagee, except as provided in Section 9.02(i) of the Credit Agreement. The Shipowner will not (except to a Credit Party) charter on a bareboat basis any Vessel for a period (including any optional extensions or renewals) exceeding three (3) years unless (i) the Shipowner obtains the prior written consent of the Mortgagee and (ii) the

Shipowner assigns such charter to the Mortgagee. No charter shall relieve the Shipowner of any of its obligations hereunder.
     SECTION 1.15. (a) The Shipowner will at all times and at its own cost and expense cause to be carried and maintained in respect of the Vessels insurance payable in United States Dollars in amounts, against risks (including, without limitation, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, drilling, towage, repossession, loss of hire, war risks insurance and liability arising out of pollution and the spillage or leakage of cargo and cargo liability insurance) and in forms which are substantially equivalent to the coverage reflecting the customary and prudent practice of other responsible and experienced companies engaged in the operation of vessels similar to the Vessels and placed through brokers and with insurance companies, underwriters, funds, mutual insurance associations or clubs of recognized standing, in each case reasonably satisfactory to the Mortgagee. No such insurance shall provide for a deductible amount in excess of $10,000,000 per occurrence. Unless otherwise agreed to in writing by the Mortgagee, such insurance shall include the following terms and conditions:
     (i) while being operated, each Vessel shall always be covered against marine perils according to the English or American or Norwegian hull clauses with reasonable deductibles as determined by the Shipowner but in no event in excess of $10,000,000. When and while a Vessel is laid up, in lieu of the aforesaid hull insurance, port risk insurance may be taken out thereon by the Shipowner under forms of policies approved by the Mortgagee for such Vessel;
     (ii) except with respect to a Vessel situated within the Gulf of Mexico or Caribbean basin, each Vessel shall be covered against war risks (including risks, whether or not regarded as war risks, excluded by the “Free of Capture and Seizure” clauses in the standard form of marine policy) in accordance with the London Institute War Clauses and incorporating Protection and Indemnity clause and with crew war risk insurance being effected separately, and all Vessels, including Vessels situated in the Gulf of Mexico or Caribbean basin, shall be covered for “strikes, riots, and civil commotion” risks. The aforesaid risks may, at the option of the Shipowner, be insured by entering the Vessels in such war risk association or club reasonably agreeable to the Mortgagee against all risks covered under the rules of such association or club and with reasonable deductibles therein provided;
     (iii) each Vessel shall be also insured against the risk of pollution and spillage or leakage of oil or other cargo caused by such Vessel, unless such risk is fully covered by the entry of the Vessels in a protection and indemnity association or club as required by Subsection (vi) of this Section;
     (iv) for the purposes of insurance against total loss, each Vessel, her equipment, appurtenances, etc., shall be insured for and valued at an amount at least equal to the higher of (x) the most recent appraised value determined in accordance with Section 8.01(c)(i) of the Credit Agreement, (y) the fair market value thereof from time to time and (z) the insured value for each Vessel, as set forth in Schedule II hereto;
     (v) at any time at the Mortgagee’s discretion Mortgagee may give the Shipowner notice that Mortgagee requires mortgagee’s interest insurance and mortgagee’s additional perils

(pollution) insurance, and upon receipt of such notice the Shipowner shall place such insurance for the benefit of the Mortgagee at the Shipowner’s expense upon such terms as may be described in the Mortgagee’s notice. In the event such insurance is not in place within ten (10) days after such notice from the Mortgagee, such insurance may be placed directly by the Mortgagee at the cost of the Shipowner;
     (vi) for each Vessel, protection and indemnity insurance and insurance against liability for pollution or the spillage or leakage of cargo shall be in an amount from time to time obtainable for vessels of the same type, size, age and flag as such Vessel and carried by, and reflecting the customary and prudent practice of other responsible and experienced companies engaged in the operation of vessels similar to such Vessel, but in any event shall be in an amount of not less than $100,000,000 per occurrence, including excess pollution coverage; and
     (vii) if any of the insurances referred to in Section 1.15 (a) form part of a fleet cover, the Shipowner shall procure that the brokers shall undertake to the Mortgagee that such brokers shall neither set off against any claims in respect of a Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances.
     In the case of all marine and war risk hull and machinery policies and all protection and indemnity insurance (including insurance against liability for pollution or the spillage or leakage of cargo), the Shipowner will cause the Mortgagee to be named an additional insured without liability for premiums or calls payable under such policies. The Mortgagee shall not be liable under such policies for payment of any premium, club call, assessment or advance.
     The Shipowner shall pay to the Mortgagee on demand the cost (as conclusively certified by the Mortgagee) of any mortgagee’s interest insurance (including mortgagee’s interest insurance - additional perils (pollution) coverage) which the Mortgagee may from time to time effect in respect any Vessel upon such terms and in such amounts as the Mortgagee shall deem desirable.
     (b) Intentionally Omitted
     (c) (i) The Shipowner will cause all policies and certificates of entry with respect to insurance required hereby for each Vessel to contain a loss payable clause which shall be on substantially the terms set forth in Schedule III hereto, in the case of all marine and war risk hull and machinery (including excess values) policies, and the terms set forth in Schedule III hereto (or, if such terms are not obtainable, then such terms as shall, in the opinion of the broker referred to in Section 1.15(f)(iii) below be the best otherwise attainable), in the case of all protection and indemnity and liability and oil pollution liability insurance, and which shall: (A) in the case of protection and indemnity insurance, provide for payment to the Shipowner or its order unless the payment is to indemnify the Mortgagee from or reimburse the Mortgagee for any loss, damage or expense incurred by it or unless and until the insurers or associations receive notice from the Mortgagee that the Shipowner is in default hereunder, in which event all payments shall be made to the Mortgagee, provided, that the insurer may in all events make payments directly to third parties to whom liability has been established in discharge of guaranties issued by the insurer or claims against the Shipowner or insurer, and (B) in the case of all other insurance, provide for payment in accordance with the terms of subsection (d) of this Section 1.15.
     (ii) In addition, the Shipowner will, at its cost and expense, (a) assign to the Collateral Agent, by an Assignment of Insurances, all of the Shipowner’s right, title and interest in and to each policy and contract of insurance (including all entries in protection and indemnity or war risk associations) with respect to the insurance required hereby and furnish, or cause its brokers to furnish, written notice of such assignment to all insurers, underwriters, clubs and associations with respect to such insurance, and (b) cause the insurance brokers and club managers to hold to the order of the Mortgagee the originals of all policies, contracts, binders, insurance slips, cover notes and certificates of entry relating to the Vessels and to deliver certified copies thereof on request and to execute and deliver to the Mortgagee a letter of undertaking in connection with the above mentioned insurances and entries.
     (d) The proceeds of any insurances or entries referred to in Subsections (a) through (c) of this Section 1.15 shall be applied as follows:
     (i) Until the occurrence and continuance of an Event of Default:
     (a) any claim under any such insurance (other than in respect of an Event of Loss), whether such claim is under the terms of the relevant loss payable clause payable directly to the Shipowner or not, shall be applied by the Shipowner in making good the loss or damage in respect of which it has been paid or paid to the Shipowner in reimbursement of moneys expended by it for such purpose, except that any loss in excess of $250,000 shall be paid as directed by the Mortgagee so long as an Event of Default shall have occurred and be continuing;
     (b) any claim in respect of protection and indemnity insurance shall be paid directly to the person, firm or company to which the liability covered by such insurance was incurred or to the Shipowner in reimbursement of moneys expended by it in satisfaction of such liability.
     (ii) Upon the occurrence and continuance of an Event of Default, any claim under any such insurance and entry (other than in respect of an Event of Loss) shall be paid to the Mortgagee and shall be applied by the Mortgagee in accordance with terms of the Pledge Agreement, as defined in the Credit Agreement and the form of which is attached as an exhibit to the Credit Agreement.
     (iii) Any claim under any such insurance and entry in respect of an Event of Loss shall be paid to the Mortgagee and shall be applied by the Mortgagee, after payment of the costs of collecting such claim, in accordance with the terms of the Pledge Agreement. The Mortgagee shall have the right, but not the obligation, to negotiate any claim in respect of an Event of Loss.
     (iv) For purposes of this Mortgage, “Event of Loss” means any of the following events respecting the Vessels: (x) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Vessel. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Vessel, at noon Greenwich Mean Time on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same. Notwithstanding the foregoing, if a Vessel shall have been returned to the Shipowner following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(b) of the Credit Agreement, no Event of Loss shall be deemed to have occurred by reason of such event.
     Any loss covered by this paragraph (d) which is paid to the Mortgagee but which might have been paid, in accordance with the provisions of this subsection, directly to the Shipowner or others, shall be paid by the Mortgagee to or as directed by the Shipowner, and all other payments to the Mortgagee of losses covered by this subsection shall be applied by the Mortgagee in accordance with the terms of the Pledge Agreement, as applicable.
     (e) in the event that any claim or lien is asserted against any Vessel for loss, damage or expense which is covered by insurance required hereunder (other than in the event of an actual, constructive or compromised total loss of such Vessel), and it is necessary for the Shipowner to obtain a bond or supply other security to prevent arrest of such Vessel or to release such Vessel from arrest on account of such claim or lien, the Mortgagee, on request of the Shipowner or its agent, shall, so long as no Event of Default shall have occurred and be continuing, assign to any person, firm or corporation executing a surety or guaranty bond or other agreement to save or release such Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance (excluding any protection and indemnity insurance under which the Mortgagee is a named insured) covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.
     (f) (i) Forthwith upon the effecting of any insurances and entries, referred to in Subsections (a) through (c) of this Section 1.15, the Shipowner will give notice thereof in writing to the Mortgagee stating the full particulars (including the dates and amount thereof) and will duly pay all premiums, calls and contributions and any other sums of money from time to time payable in respect of any such insurance or entry or renewal thereof and, when requested by the Mortgagee, will produce the receipts for the same.
     (ii) The Shipowner will cause its insurance brokers to agree to advise the Mortgagee as soon as is reasonably practicable by facsimile addressed to it at its address, as specified in this Mortgage, of any lapse of any such insurance by expiration, termination, failure to renew or otherwise and of any default in payment of any premium in respect of any insurance on any Vessel. The Mortgagee shall not be deemed to have knowledge of any such lapse of insurance in the absence of receipt of notice from such brokers. The Shipowner will also cause such brokers to agree to mark their records and to advise the Mortgagee, by facsimile, addressed as provided above in this subsection, at least seven business days prior to the expiration date of any insurance carried pursuant to this Mortgage, whether such insurance has been renewed or replaced with new insurance which complies with the provisions of this Section 1.15. In addition, the Shipowner will cause each insurance company, underwriter, club or fund (or an authorized agent thereof) with respect to all insurance required hereby to agree in writing for the benefit of the Mortgagee that each policy or contract issued by such insurance company, underwriter, club or fund shall not lapse, expire, terminate or be cancelled for any reason whatsoever without at least seven business days’ prior facsimile or cable notice to the Mortgagee addressed as provided above in this subsection.
     (iii) The Shipowner, at its own expense, shall furnish to the Mortgagee simultaneously with the execution and delivery hereof, and thereafter at intervals of not more than 12 calendar months, a detailed report (which shall set forth, without limitation, with respect to each type of insurance coverage, each policy or certificate of entry, its form, its number, its amount, each direct or indirect or participating insurer or underwriter, the type of risk covered and the expiration date), signed by either a firm of independent insurance brokers or the company or companies which have issued such coverage, with respect to the insurance carried and maintained on the Vessels, together with the opinion of such brokers (or of an independent insurance consultant of recognized standing approved by the Mortgagee) substantially to the effect that (A) such insurances are in such amounts and for such limits, against such risks, in such form and with such insurance companies, underwriters or underwriting associations as are necessary and reasonable for the protection of the Shipowner’s and the Mortgagee’s respective interests, (B) are arranged in the broadest form generally available in the United States, British, or Scandinavian insurance markets, and (C) as to the compliance of such insurance with the provisions of this Section 1.15.
     (g) The Shipowner agrees that it will not do or permit or willingly allow to be done any act by which any insurance or entry required by the terms of this Mortgage may be suspended, impaired or cancelled, and that it will not permit or allow any Vessel to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously insured such Vessel by additional coverage to extend to such voyages, risks or cargoes.
     (h) The Shipowner will not cause or permit any Vessel to operate or undertake a voyage to or to sail in any area which has been declared a war area by the relevant underwriters and insurance companies and has been included in the list of exclusions from time to time in effect attached to the War Risks Insurance Policies in the form of the War Risks Trading Warranties, without first notifying thereof the Mortgagee and the War Risks underwriters of such Vessel and paying any additional insurance premiums required. The Shipowner agrees that it will promptly furnish to the Mortgagee, upon request by the Mortgagee, evidence of payment of such additional premiums.
     (i) The Shipowner will comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Shipowner or the Vessels with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade which each Vessel are from time to time engaged in and the cargo carried by it.
     (j) The Shipowner will deliver to the Mortgagee copies or, if requested by the Mortgagee at any time and from time to time, the originals of all cover notes, binders, policies and certificates of entry in protection and indemnity associations, and all endorsements and riders amendatory thereof, in respect of insurance maintained in connection with the Vessels.
     (k) Any insurance placed through a “captive” insurer or cover reinsured will be in form and substance satisfactory to the Mortgagee and in any event such insurance will:
     (i) be on the same terms as the original insurances and will include the provisions of this Section 1.15;
     (ii) provide that notwithstanding any bankruptcy, insolvency, liquidation, dissolution or similar proceedings of or affecting the reinsured that the reinsurers’ liability will be to make such payments as would have fallen due under the relevant policy of reinsurance if the reinsured had (immediately before such bankruptcy, insolvency, liquidation, dissolution or similar proceedings) discharged its obligations in full under the original insurance policies in respect of which the then relevant policy of reinsurance has been effected; and
     (iii) contain a “cut-through” clause in the following form (or a form otherwise satisfactory to the Mortgagee):
     “It is hereby declared and agreed that if [___], a [___] corporation (“___”), as Insurer (or any successor to [___] as insurer) under the insurance policy (the “Policy”) between [___], as Insurer, and            Nordea Bank Finland Plc, New York Branch, as Trustee and Agent, as Assureds, fails for any reason to pay in full all or any portion of any losses payable in respect of the insured vessels (the “Vessels”) under the Policy, or in any event upon written notice by the said Assureds of an Event of Default under the Mortgage, then all such losses (or such portion thereof) shall be paid directly by the reinsurers identified from time to time under any and all reinsurance agreements (the “Reinsurance Agreements”) providing for reinsurance under the Policy with respect to the Vessels (collectively, the “Reinsurers”) to such Assureds, as the respective interests of the Assureds may appear under the Policy, but only for the proportions subscribed by the Reinsurers and provided that the Reinsurers have not already made payment in full for their proportion in accordance with the terms of the Reinsurance Agreements and the Policy.”
     SECTION 1.16. The Shipowner will reimburse the Mortgagee promptly, with interest at a rate equal to the default rate payable pursuant to Section 1.08 of the Credit Agreement, for any and all expenditures which the Mortgagee may from time to time reasonably make, lay out or expend in providing such protection in respect of insurance, discharge or purchase of liens, taxes, dues, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorneys’ fees and other matters as the Shipowner is obligated herein to provide, but fails to provide. Such obligation of the Shipowner to reimburse the Mortgagee shall be an additional indebtedness due from the Shipowner, secured by this Mortgage, and shall be payable by the Shipowner on demand. The Mortgagee, though privileged so to do, shall be under no obligation to the Shipowner to make any such expenditures, nor shall the making thereof relieve the Shipowner of any default in that respect.
     SECTION 1.17. The Shipowner will fully perform any and all charter parties and drilling contracts which are or may be entered into with respect to the Vessels.
     SECTION 1.18. In the event that at any time and from time to time this Mortgage or the Credit Agreement or any provisions hereof or thereof shall be deemed invalidated in whole or in part by reason of any present or future law or any decision of any authoritative court, or if the documents at any time held by the Mortgagee shall be deemed by the Mortgagee for any reason insufficient to carry out the true intent and spirit of this Mortgage, then the Shipowner, forthwith upon the request of the Mortgagee, will execute, on its own behalf, such other and further assurances and documents as requested by the Mortgagee to more effectually subject the Vessels to the payment of the principal sum of the Obligations, as in this Mortgage provided, and the performance of the terms and provisions of this Mortgage.
     SECTION 1.19. In the event of the requisition (whether of title or use), condemnation, sequestration, seizure or forfeiture of any Vessel by any governmental or purported authority or by anyone else, the Shipowner will give prompt written notice to the Mortgagee of all such events and, upon an Event of Default, any payments in respect thereof shall be paid, and the Shipowner shall cause any such payment to be paid, to the Mortgagee and applied in accordance with the terms of the Pledge Agreement.
     SECTION 1.20. The Shipowner will fully perform any and all covenants and undertakings in the Credit Agreement, this Mortgage and the other Credit Documents, which are applicable to it.
     SECTION 1.21. The Shipowner will, without cost or expense to the Mortgagee, irrevocably and unconditionally instruct and authorize the Classification Society of each Vessel as follows, and use its best efforts to obtain from each such Classification Society a written undertaking to the Mortgagee:
     (a) to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original class records held by the Classification Society relating to such Vessel;
     (b) to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the original class and related records of the Shipowner and such Vessel at the offices of the Classification Society and to take copies of them;
     (c) following receipt of a written request from the Mortgagee:
     (i) to advise of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of such Vessel’s class under the rules or terms and conditions of the Shipowner’s or such Vessel’s membership of the Classification Society; and

     (ii) to confirm that the Shipowner is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; and
     (iii) if the Shipowner is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society;
     (iv) to notify the Mortgagee immediately in writing if the Classification Society receives notification from the Shipowner or any other person that any Vessel’s Classification Society is to be changed.
     Notwithstanding the above instructions and undertaking given for the benefit of the Mortgagee, the Shipowner shall continue to be responsible to the Classification Society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the Classification Society, and nothing herein or therein shall be construed as imposing any obligation or liability of the Mortgagee to the Classification Society in respect thereof.
     The Shipowner shall further notify the Classification Society that all the foregoing instructions and authorizations shall remain in full force and effect until revoked or modified by written notice to the Classification Society received from the Mortgagee, and that the Shipowner shall reimburse the Classification Society for all its costs and expenses incurred in complying with the foregoing instructions.
ARTICLE II

EVENTS OF DEFAULT AND REMEDIES
     SECTION 2.1. In case any one or more of the following events, herein termed “Events of Default”, shall happen:
     (a) the statements in Sections 1.2 and 1.3 of Article I hereto shall prove to have been untrue when made; or
     (b) a default in the due and punctual observance and performance of any of the provisions of Sections 1.4, 1.5, 1.9, 1.10, 1.11, 1.12, 1.13, 1.14, 1.15, 1.16, 1.19, 1.20 or 1.21 of Article I hereof shall have occurred and be continuing; or
     (c) a default in the due and punctual observance of any of the other covenants and conditions herein required to be kept and performed by the Shipowner which default shall remain unremedied for thirty (30) days; or
     (d) an “Event of Default” shall have occurred and be continuing as defined in the Credit Agreement;

then, in each and every such case, the Mortgagee shall have the right to:
     (1) declare immediately due and payable all of the Obligations (in which case all of the same shall be immediately due), and bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the Obligations and collect the same out of any and all property of the Shipowner whether covered by this Mortgage or otherwise;
     (2) exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of applicable law, including but not limited to, the provisions of Chapter 313 of Title 46 of the United States Code and the regulations in effect thereunder from time to time, as amended;
     (3) take and enter into possession of the Vessels, at any time, wherever the same may be, without court decision or other legal process and without being responsible for loss or damage, and the Shipowner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of the Vessels and the Mortgagee may, without being responsible for loss or damage, hold, lay up, lease, charter, operate or otherwise use such Vessels for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of such Vessels or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of the Vessels and charging upon all receipts from the use of the Vessels or from the sale thereof by court proceedings or pursuant to subsection (4) next following, all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given it to take the Vessels, the Mortgagee shall have the right to dock or store the Vessels for a reasonable time at any dock, pier or other premises of the Shipowner without charge, or to dock or store them at any other place at the cost and expense of the Shipowner, and the Mortgagee shall have the right to require the Shipowner to deliver, and the Shipowner shall on demand, at its own cost and expense, deliver to the Mortgagee the Vessels as demanded; and the Shipowner hereby irrevocably instructs the Masters of the Vessels so long as this Mortgage is outstanding to deliver the Vessels to the Mortgagee as demanded; and/or
     (4) take and enter into possession of the Vessels, at any time, wherever the same may be, without legal process, and if it seems desirable to the Mortgagee and without being responsible for loss or damage, sell such Vessels, at any place and at such time as the Mortgagee may specify and in such manner and such place (whether by public or private sale) as the Mortgagee may deem advisable (without necessity of bringing the Vessels to the place designated for such sale), free from any claim by the Shipowner in admiralty, in equity, at law or by statute, after first giving notice of the time and place of any public sale with a general description of the property in the following manner:
     (i) by publishing such notice for 10 consecutive days in a daily newspaper of general circulation published in New York City;
     (ii) if the place of sale should not be New York City, then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and

     (iii) by mailing a similar notice to the Shipowner at its last known address on the day of first publication; and notice of the time and place of any private sale by mailing such notice to the Shipowner at its last known address.
     SECTION 2.2. Any sale of any Vessel or any share therein made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Shipowner therein and thereto and shall bar any claim from the Shipowner, its successors and assigns, and all persons claiming by, through or under them. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. In the case of any such sale, the Mortgagee shall be entitled, for the purpose of making settlement or payment for the property purchased, to use and apply the Obligations in order that there may be credited against the amount remaining due and unpaid thereon the sums payable out of the net proceeds of such sale with respect to the Obligations after allowing for the costs and expense of sale and other charges; and thereupon such purchaser shall be credited, on account of such purchase price, with the net proceeds that shall have been so credited with respect to the Obligations. At any such sale, the Mortgagee may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.
     SECTION 2.3. The Mortgagee is hereby appointed attorney-in-fact of the Shipowner to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and on behalf of the Shipowner, a good conveyance of the title to each Vessel so sold. In the event of any sale of any Vessel, under any power herein contained, the Shipowner will, if and when required by the Mortgagee, execute such form of conveyance of such Vessel and other related documents, as the Mortgagee may direct or approve. The powers and authority granted to the Mortgagee herein have been given for a valuable consideration and are hereby declared to be irrevocable.
     SECTION 2.4. The Mortgagee is hereby appointed attorney-in-fact of the Shipowner in the name of the Shipowner to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freights, hire, earnings, issues, revenues, income and profits of each Vessel and all amounts due from underwriters under any insurance thereon as payments of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums, due or to become due at the time of the occurrence of any Event of Default, or in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Shipowner acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing. The powers and authority granted to the Mortgagee herein have been given for a valuable consideration and are hereby declared to be irrevocable.
     SECTION 2.5. Whenever any right to enter and take possession of any Vessel accrues to the Mortgagee, it may require the Shipowner to deliver, and the Shipowner shall on demand, at its own cost and expense, deliver to the Mortgagee such Vessel as demanded. If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of such Vessel and of the freights, hire, earnings, issues, revenues, income and profits due or to become due and arising from the operation thereof.
     SECTION 2.6. The Shipowner authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Shipowner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against any Vessel because of or on account of an alleged lien against such Vessel from which such Vessel has not been released and to take such proceedings as to them or any of them may seem proper towards the defense of such suit and the purchase or discharge of such lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or purchase or discharge shall be a debt due from the Shipowner, its successors and assigns, to the Mortgagee, and shall be secured by the lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.
     SECTION 2.7. The Shipowner covenants that at any time that any Obligations shall be due and payable (whether by acceleration or otherwise), the Mortgagee may demand the payment thereof; and in case the Shipowner shall fail to pay the same forthwith upon such demand, the Mortgagee shall be entitled to recover judgment for the whole amount so due and unpaid, together with such further amounts as shall be sufficient to cover the reasonable compensation to the Mortgagee’s agents, attorneys and counsel and any necessary advances, expenses and liabilities made or incurred by it hereunder. All moneys collected by the Mortgagee under this Section 2.7 shall be applied by the Mortgagee in accordance with the terms of the Pledge Agreement.
     SECTION 2.8. Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any Event of Default shall impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Obligations after any Event of Default or of any payment on account of any past Event of Default be construed to be a waiver of any right to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby.
     SECTION 2.9. If at any time after an Event of Default and prior to the actual sale of any Vessel by the Mortgagee or prior to any foreclosure proceedings, the Shipowner offers completely to cure all Events of Default and to pay all expenses, advances and damages to the Mortgagee consequent on such Events of Default, with interest at the rate provided in Section 1.16 of Article I hereof, then the Mortgagee may, but shall be under no obligation to, accept such offer, cure and payment and restore the Shipowner to its former position, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon.

     SECTION 2.10. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Shipowner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.
     SECTION 2.11. The proceeds of any sale of any Vessel and the net earnings of any charter operation received by the Mortgagee or other use of any Vessel by the Mortgagee under any of the powers herein specified in this Article II, as well as any and all other moneys received by the Mortgagee pursuant to or under any of the provisions of Article I hereof or this Article II or in any proceedings pursuant to this Article II, shall be held and applied by the Mortgagee from time to time as provided in the Pledge Agreement. In the event that the proceeds and amounts referred to above received by the Mortgagee are insufficient to pay in full the Obligations, the Mortgagee shall be entitled to collect the balance from the Shipowner or from any other person or entity liable therefor.
     SECTION 2.12. Unless and until one or more Events of Default shall occur and be continuing, the Shipowner (a) shall be suffered and permitted to retain actual possession and use of the Vessels and (b) shall have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment, spares or any other appurtenances of the Vessels that are no longer useful, necessary, profitable or advantageous in the operation of the Vessels, first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment, spares or other appurtenances of substantially equal value to the Shipowner, which shall forthwith become subject to the lien of this Mortgage as a first preferred mortgage thereon.
ARTICLE III
SUNDRY PROVISIONS
     SECTION 3.1. The maximum principal amount that may be outstanding under this Mortgage at any time is Two Hundred Million United States Dollars (US$200,000,000), and for purposes of recording this Mortgage, the total amount of this Mortgage is Two Hundred Million United States Dollars (US$200,000,000), plus interest, expenses and fees and performance of mortgage covenants. There is no separate discharge amount for each Vessel.
     SECTION 3.2. All of the covenants, promises, stipulations and agreements of the Shipowner in this Mortgage contained shall bind the Shipowner and its successors and assigns and shall inure to the benefit of the Mortgagee and its successors and assigns. In the event of any assignment of this Mortgage, the term “Mortgagee” as used in this Mortgage shall be deemed to mean any such assignee.

     SECTION 3.3. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.
     SECTION 3.4. (a) In the event that any provision of this Mortgage shall be deemed invalid or unenforceable by reason of any present or future law or any decision of any court of competent jurisdiction, the validity and enforceability of any other provision hereof shall not be affected thereby. Any such invalidity or unenforceability of any provision of this Mortgage in any jurisdiction or nation shall not render such provision invalid or unenforceable under the laws of any other jurisdiction or nation.
     (b) In the event that this Mortgage or any of the documents or instruments which may from time to time be delivered hereunder or any provision hereof shall be deemed invalidated by present or future law of any nation or by decision of any court, this shall not affect the validity and/or enforceability of all or any other parts of this Mortgage, or such documents or instruments and, in any such case, the Shipowner covenants and agrees that, on demand, it will execute and deliver such other and further agreements and/or documents and/or instruments and do such things as the Mortgagee in its sole discretion may deem to be necessary to carry out the true intent of this Mortgage.
     (c) Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage and that, if any provision of this Mortgage or portion thereof shall be construed to waive the preferred status of this Mortgage, then such provision to such extent shall be void and of no effect and shall cease to be a part of this Mortgage, without affecting the remaining provisions, which shall remain in full force and effect.
     SECTION 3.5. The Shipowner irrevocably submits itself to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York County and any appellate court from any thereof, for the purposes of (and solely for the purposes of) any suit, action or other proceeding arising out of, or relating to, this Mortgage or any of the transactions contemplated hereby, hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard in such New York State or Federal court and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper, or that this Mortgage or the subject matter hereof may not be enforced in or by such courts. The Shipowner irrevocably consents to the service of any and all process in any such suit, action or proceeding by the mailing of copies of such process to the Shipowner at 2000 West Sam Houston Pkwy. South, Suite 800, Houston Texas 77042-3615, Attention: T. Scott O’Keefe, President. The Shipowner agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 3.5 shall affect the right of the Mortgagee to serve legal process in any other manner permitted by law or affect the right of the Mortgagee to bring any action or proceeding against the Shipowner or its property in the courts of any other jurisdiction.

     SECTION 3.6. This Mortgage may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     SECTION 3.7. The term “Dollars” or the symbol “$” as used herein shall mean Dollars in any coin or currency of the United States of America which at the time of payment shall be legal tender for public and private debts.
     SECTION 3.8. Upon the termination of this Mortgage pursuant to the proviso to the Habendum Clause hereof, the Mortgagee, forthwith upon the request of the Shipowner, will execute, on its own behalf, such other and further assurances and documents as requested by the Shipowner to effect such termination and to remove the lien of record of this Mortgage, all at the cost and expense of the Shipowner.
     SECTION 3.9. THE SHIPOWNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS MORTGAGE.
     SECTION 3.10. All notices or other communications required or permitted to be made or given hereunder shall be made in writing and personally delivered to an officer or other responsible employee of the addressee, or sent, by registered air mail, return receipt requested, postage prepaid, facsimile transmission, or other direct written electronic means to the applicable address set forth under such party’s name below, or to such other address as each party hereto may from time to time designate to the others in such manner:

If to the Mortgagee:	Nordea Bank Finland Plc, New York Branch
437 Madison Avenue
21st Floor
New York, New York 10022
ATTN: Hans Kjelsrud
Facsimile: (212) 421-4420

If to the Shipowner:	The Offshore Drilling Company
2000 West Sam Houston Pkwy. South, Suite 800
Houston, Texas 77042-3615
ATTN: T. Scott O’Keefe, President
Facsimile: (713) 278-6107
     Any communication personally delivered shall be deemed to have been validly and effectively given or delivered on the date of such delivery. Any communication transmitted by facsimile, or other direct written electronic means, shall be deemed to have been validly and effectively given or delivered on the day when received. Any communication transmitted by registered air mail shall be deemed to have been validly and effectively given or delivered three (3) business days after mailing.
[The rest of this page has been left intentionally blank.]

     IN WITNESS WHEREOF, the Shipowner has executed this Mortgage on the day and year first above written.

THE OFFSHORE DRILLING COMPANY

By

Dale Wilhelm, Vice President

STATE OF TEXAS	)
	)	ss. :
COUNTY OF HARRIS	)
     On this ___day of December, 2005, before me personally appeared Dale Wilhelm, to me known, who being by me duly sworn, did depose and say that his address is 2000 W. Sam Houston Pkwy. S., Suite 800, Houston, Texas 77042; that he is an authorized individual of THE OFFSHORE DRILLING COMPANY, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said corporation and that said instrument is the act and deed of said corporation.

Notary Public

EXHIBIT A
TO
FIRST PREFERRED MORTGAGE
[Copy of the Master Vessel and Trust Agreement]

EXHIBIT B
TO
FIRST PREFERRED MORTGAGE
[Copy of the Credit Agreement]

SCHEDULE I
TO FIRST PREFERRED MORTGAGE
DESCRIPTION OF THE VESSELS
OWNER: THE OFFSHORE DRILLING COMPANY

Vessel Name	Official Number

SCHEDULE II
TO FIRST PREFERRED MORTGAGE
INSURED VALUES

Vessel Name	Insured Value

SCHEDULE III
TO FIRST PREFERRED MORTGAGE
LOSS PAYABLE CLAUSES
Hull and War Risks
     Loss, if any, payable to Nordea Bank Finland Plc, New York Branch, in its capacity as Agent pursuant to, and for the benefit of the Lenders (the “Lenders”) defined under that certain Credit Agreement, dated as of December ___, 2005 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TODCO, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and Nordea Bank Finland plc, New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), relating to that certain First Preferred Fleet Mortgage dated ___, 200___(the “Mortgage”) by The Offshore Drilling Company (the “Owner”) to Nordea Bank Finland Plc, New York Branch, as Trustee (the “Mortgagee”) for distribution by it to the Mortgagee and then to the Owner as their respective interests may appear, or order, except that, unless the underwriters have been otherwise instructed by notice in writing from the Mortgagee in the case of any loss involving any damage to any Vessel or liability of any Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Owner shall have first fully repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Owner as reimbursement therefor, provided, however, that if such damage involves a loss in excess of U.S.$1,000,000 or its equivalent the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.
     In the event of an actual or constructive total loss or a compromised or arranged total loss or requisition of title, all insurance payments therefor shall be paid to the Mortgagee, for distribution by it in accordance with the terms of the Mortgage.

EXHIBIT L
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
DATE: ________ __, ____
          Reference is made to the Credit Agreement described in Item 2 of Annex I annexed hereto (as such Credit Agreement may hereafter be amended, modified or supplemented from time to time, the “Credit Agreement”). Unless defined in Annex I attached hereto, capitalized terms defined in the Credit Agreement are used herein as therein defined.                                          (the “Assignor”) and                                          (the “Assignee”) hereby agree as follows:
          1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I attached hereto (the “Assigned Share”) of all of the outstanding rights and obligations under the Credit Agreement relating to each of the Facilities listed in Item 4 of Annex I attached hereto, including, without limitation (x) in the case of any assignment of all or any portion of the Assignor’s outstanding Loans, all rights and obligations with respect to the Assigned Share of such outstanding Loans and (y) in the case of any assignment of all or any portion of the Assignor’s Commitment, all rights and obligations with respect to the Assigned Share of the Total Commitment.
          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claims; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto.
          3. The Assignee (i) confirms that it is an Eligible Transferee, (ii) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, and

EXHIBIT L

(v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
          4. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor and the Assignee, the receipt of the consent of the Administrative Agent and the Borrower (in each case) to the extent required by the Credit Agreement, receipt by the Administrative Agent of the assignment fee referred to in Section 13.04(b) of the Credit Agreement, and the recordation by the Administrative Agent of the assignment effected hereby in the Register, unless otherwise specified in Item 5 of Annex I attached hereto (the “Settlement Date”).
          5. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.
          6. It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (x) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I attached hereto and (y) all Commitment Commission (if applicable) on the Assigned Share of the Total Commitment, as the case may be, at the rate specified in Item 7 of Annex I attached hereto, which, in each case, accrues on and after the Settlement Date, such interest and, if applicable, Commitment Commission, to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Settlement Date, net of any closing costs, and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves.
          7. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT L

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution also being made on Annex I attached hereto.

[NAME OF ASSIGNOR],
as Assignor

By

Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By

Name:
Title:

Acknowledged and Agreed:

[NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Administrative Agent

By
Name:
Title:][2]

[2]	Insert only if assignment is being made pursuant to Section 13.04(b)(y) of the Credit Agreement.

EXHIBIT L

TODCO

By
Name:
Title:][3]

[3]	Insert only if assignment is being made pursuant to Section 13.04(b)(y) of the Credit Agreement.

ANNEX I
ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT
ANNEX I
1.	The Borrower: TODCO (the “Borrower”).

2.	Name and Date of Credit Agreement:

Credit Agreement, dated as of December 29, 2005, among the Borrower, the lenders from time to time party thereto, and Nordea Bank Finland PLC, New York Branch, as Administrative Agent and as Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”).

3.	Date of Assignment Agreement:

4.	Amounts (as of date of item #3 above):

Outstanding
Principal of
		Loans	Commitments
a.	Aggregate Amount for all Lenders	$	$

b.	Assigned Share	%		%

c.	Amount of Assigned Share	$	$
5.	Settlement Date:

6.	Rate of Interest to the Assignee: As set forth in Section 1.08 of the Credit Agreement

7.	Commitment Commission:
(i) Commitment Commission to the Assignee (as applicable): As set forth in Section 3.01(a) of the Credit Agreement4

[4]	Insert “Not Applicable” in lieu of text if no portion of the Total Commitment is being assigned or if Total Commitment has been terminated.

Annex I

8. Notice:	ASSIGNEE:

Attention:
Reference:

Payment Instructions:	ASSIGNEE:

Attention:
Reference:

Accepted and Agreed:

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By		By

	Name:		Name:
	Title:		Title:

EXHIBIT N
FORM OF SUBORDINATION PROVISIONS
          Section 1.01. Subordination of Liabilities. [Name of Payor] (the “Payor”), for itself, its successors and assigns, covenants and agrees, and each holder of the Note to which this Annex ___is attached (the “Note”) by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner set forth below, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex ___). The provisions of this Annex ___shall constitute a continuing offer to all persons or other entities who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such holders are made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.
          Section 1.02. Payor Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 of this Annex ___) owing in respect of the Senior Indebtedness shall first be paid in full in cash in accordance with the terms thereof, before any payment of any kind or character, whether in cash, property, securities or otherwise, is made on account of the Subordinated Indebtedness.
          (b) The Payor may not, directly or indirectly (and no person or other entity on behalf of the Payor may), make any payment of any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash if any Default (as defined in the Credit Agreement identified in Section 1.07 herein) or Event of Default (as defined in the Credit Agreement identified in Section 1.07 herein) under the Credit Agreement (as defined in Section 1.07 of this Annex ___) has occurred and is continuing or would result therefrom. Each holder of the Note hereby agrees that, so long as any such Default or Event of Default in respect of any issue of Senior Indebtedness has occurred and is continuing, it will not sue for, or otherwise take any action to enforce the Payor’s obligations to pay, amounts owing in respect of the Note. Each holder of the Note understands and agrees that to the extent that clause (a) of this Section 1.02 or this clause (b) prohibits the payment of any Subordinated Indebtedness, such unpaid amount shall not constitute a payment default under the Note and the holder of the Note may not sue for, or otherwise take action to enforce the Payor’s obligation to pay such amount, provided that such unpaid amount shall remain an obligation of the Payor to the holder of the Note pursuant to the terms of the Note. Notwithstanding the foregoing, so long as a Default or Event of Default has not occurred, Payor will be entitled to make (and any person or other entity on behalf of the Payor shall be entitled to make) and a holder of any Note will be entitled to receive scheduled payments of principal and interest under the Subordinated Indebtedness.
          (c) In the event that, notwithstanding the provisions of the preceding subsections (a) and (b) of this Section 1.02, the Payor (or any Person on behalf of the Payor) shall make (or the holder of the Note shall receive) any payment on account of the Subordinated

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Indebtedness at a time when payment is not permitted by said subsection (a) or (b), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or the trustee under the indenture or other agreement pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear (including by giving effect to any intercreditor or subordination arrangements among such holders), for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
          Section 1.03. Subordination to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Payor. Upon any distribution of assets of the Payor upon dissolution, winding up, liquidation or reorganization of the Payor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):
     (a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness in accordance with the terms thereof (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;
     (b) any payment or distributions of assets of the Payor of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex                     , shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any such Senior Indebtedness may have been issued as their respective interests may appear (including by giving effect to any intercreditor or subordination arrangements among such holders), to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and
     (c) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of the Payor of any kind or character, whether in cash, property or securities, shall be received by the holder of the Note on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash in accordance with the terms thereof, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear (including

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by giving effect to any intercreditor or subordination arrangements among such holders) for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash in accordance with the terms thereof, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.
          Section 1.04. Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness in accordance with the terms thereof, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Payor applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Payor or by or on behalf of the holder of the Note by virtue of this Annex                      which otherwise would have been made to the holder of the Note shall, as between the Payor, its creditors other than the holders of Senior Indebtedness, and the holder of the Note, be deemed to be payment by the Payor to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex ___are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.
          Section 1.05. Obligation of the Payor Unconditional. Nothing contained in this Annex ___or in the Note is intended to or shall impair, as between the Payor and the holder of the Note, the obligation of the Payor, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of the Note and creditors of the Payor other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of the Note from exercising all remedies otherwise permitted by applicable law upon an event of default under the Note, subject to the provisions of this Annex ___and the rights, if any, under this Annex ___of the holders of Senior Indebtedness in respect of cash, property, or securities of the Payor received upon the exercise of any such remedy. Upon any distribution of assets of the Payor referred to in this Annex ___, the holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of the Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex ___.
          Section 1.06. Subordination Rights Not Impaired by Acts or Omissions of Payor or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Payor or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Payor with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change

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or extend the time of payment of, or renew, increase or otherwise alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.
          Section 1.07. Senior Indebtedness. The term “Senior Indebtedness” shall mean all Obligations (as defined below) (i) of the Payor under, or in respect of, (x) the Credit Agreement (as amended, modified, supplemented, extended, restated, refinanced, replaced or refunded from time to time, the “Credit Agreement”), dated as of December 29, 2005, by and among TODCO, the lenders from time to time party thereto, Nordea Bank Finland plc, New York Branch, as Administrative Agent, and any renewal, extension, restatement, refinancing or refunding thereof and (y) each other Credit Document (as defined in the Credit Agreement) to which the Payor is a party, (ii) of the Payor under, or in respect of (including by reason of any Subsidiaries Guaranty (as defined in the Credit Agreement) to which the Payor is a party), any Interest Rate Protection Agreements or Other Hedging Agreements (each as defined in the Credit Agreement), and (iii) of the Payor under, or in respect of (including by reason of any guaranty of) the Note (as defined in the Credit Agreement). As used herein, the term “Obligation” shall mean any principal, interest, premium, penalties, fees, expenses, indemnities and other liabilities and obligations (including guaranties of the foregoing liabilities and obligations) payable under the documentation governing any Senior Indebtedness (including post-petition interest at the rate provided in the documentation with respect to such Senior Indebtedness, whether or not such interest is an allowed claim against the debtor in any bankruptcy or similar proceeding).